As filed with the Securities and Exchange Commission on October 15, 1996
                                                Registration No. 333-_________
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                                   FORM SB-2
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               ----------------

                       NATURAL GAS VEHICLE SYSTEMS, INC.
            (Exact Name of Registrant as Specified in its Charter)

        Delaware                      3714                     33-0515639
------------------------  ----------------------------   ---------------------
(State of Incorporation)  (Primary Standard Industrial     (I.R.S. Employer
                           Classification Code Number)   Identification Number)

                              5580 Cherry Avenue
                         Long Beach, California  90805
                                (310) 630-5768
                             (310) 630-0206 (fax)
  (Address and telephone number of Registrant's principal executive offices)

                               ----------------

                                 John R. Bacon
                                   President
                       Natural Gas Vehicle Systems, Inc.
                              5580 Cherry Avenue
                         Long Beach, California  90805
                                (310) 630-5768
                             (310) 630-0206 (fax)
           (Name, address and telephone number of agent for service)

                               ----------------

                 Please send a copy of all communications to:

         Lawrence B. Fisher, Esq.                Gary J. Simon, Esq.
    Orrick, Herrington & Sutcliffe LLP   Parker Chapin Flattau & Klimpl, LLP
             666 Fifth Avenue                1211 Avenue of the Americas
         New York, New York 10103              New York, New York 10036
              (212) 506-5000                        (212) 704-6000
           (212) 506-5151 (fax)                  (212) 704-6288 (fax)

                               ----------------

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                               ----------------

                        CALCULATION OF REGISTRATION FEE

==============================================================================================
                                          Proposed Maximum  Proposed Maximum
Title of Shares            Amount to be    Offering Price      Aggregate         Amount of
to be Registered            Registered      Per Share(1)     Offering Price   Registration Fee
----------------------------------------------------------------------------------------------
Common Stock $.01       1,725,000 shares       $7.50          $12,937,500       $3,920.45
par value per share(2)
==============================================================================================

                               ----------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act.

(2) Includes 225,000 shares of Common Stock that the Underwriters have the option to purchase to cover over-allotments, if any.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                        NATURAL GAS VEHICLE SYSTEMS, INC.

                              Cross-Reference Sheet
           Showing Location in Prospectus of Part I Items of Form SB-2

Item and Caption in Form SB-2               Location in Prospectus
-----------------------------               ----------------------

1.    Front of Registration Statement
      and Outside Front Cover Page of
      Prospectus..........................  Forepart of the Registration
                                            Statement; Outside Front
                                            Cover Page of Prospectus

2.    Inside Front and Outside Back
      Cover Pages of Prospectus...........  Inside Front and Outside Back
                                            Cover Pages of Prospectus

3.    Summary Information and Risk Factors  Prospectus Summary; Risk Factors;
                                            Selected Consolidated Financial Data

4.    Use of Proceeds.....................  Use of Proceeds; Capitalization

5.    Determination of Offering Price.....  Risk Factors; Underwriting

6.    Dilution............................  Dilution

7.    Selling Security Holders............  Not Applicable

8.    Plan of Distribution................  Outside Front Cover Page
                                            of Prospectus; Underwriting

9.    Legal Proceedings...................  Risk Factors; Business

10.   Directors, Executive Officers,
      Promoters and Control Persons.......  Management; Principal Stockholders

11.   Security Ownership of Certain
      Beneficial Owners and Management....  Principal Stockholders

12.   Description of Securities...........  Description of Capital Stock

13.   Interests of Named Experts
      and Counsel.........................  Legal Matters; Experts

14.   Disclosure of Commission Position
      on Indemnification for Securities
      Act Liabilities.....................  Description of Capital Stock

15.   Organization Within Last Five Years   The Company; Management's
                                            Discussion and Analysis of
                                            Financial Condition and Results
                                            of Operations; Business; Certain
                                            Transactions

16.   Description of Business.............  Prospectus Summary; Risk Factors;
                                            Management's Discussion and
                                            Analysis of Financial Condition
                                            and Results of Operations;
                                            Business

17.   Management's Discussion and
      Analysis or Plan of Operation.......  Management's Discussion and Analysis
                                            of Financial Condition and Results
                                            of Operations

18.   Description of Property............  Business

19.   Certain Relationships and Related
      Transactions.......................  Certain Transactions;
                                           Principal Stockholders

20.   Market for Common Equity and
      Related Stockholder Matters.........  Outside Front Cover Page of
                                            Prospectus; Prospectus Summary;
                                            Dividend Policy; Dilution;
                                            Description of Capital Stock; Shares
                                            Eligible for Future Sale

21.   Executive Compensation..............  Management

22.   Consolidated Financial Statements...  Consolidated Financial Statements

23.   Changes in and Disagreements with
      Accountants on Accounting and
      Financial Disclosure................  Not Applicable

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED OCTOBER 15, 1996
PROSPECTUS
                                1,500,000 SHARES

                        NATURAL GAS VEHICLE SYSTEMS, INC.

                                  COMMON STOCK

                                 --------------

      All of the shares of common stock, par value $.01 per share (the "Common Stock"), offered hereby (the "Offering") are being sold by Natural Gas Vehicle Systems, Inc. (the "Company"). Prior to this Offering, there has been no public market for the Common Stock and there can be no assurance that such a market will develop after the consummation of this Offering or, if developed, that it will be sustained. It is currently anticipated that the initial public offering price per share of Common Stock will be between $6.00 and $7.50. For information regarding the factors considered in determining the initial public offering price per share of Common Stock, see "Risk Factors" and "Underwriting." It is anticipated that the Common Stock will be quoted on the Nasdaq Small Cap Market ("Nasdaq") under the symbol "NGVS."

             THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE
                OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================
                                        Underwriting
                                        Discounts and
                     Price to Public    Commissions(1)   Proceeds to Company(2)
-------------------------------------------------------------------------------
Per Share............    $                 $                   $
-------------------------------------------------------------------------------
Total(3).............    $                 $                   $
===============================================================================

(1) Does not include additional compensation payable to Commonwealth Associates, the representative of the several Underwriters (the "Representative"), including a non-accountable expense allowance and a financial advisory fee. In addition, see "Underwriting" for information concerning indemnification and contribution arrangements with the Underwriters and other compensation payable to the Representative.

(2) Before deducting expenses payable by the Company estimated to be approximately $450,000, excluding the Underwriters' non-accountable expense allowance and financial advisory fee. See "Underwriting."

(3) The Company has granted the Underwriters a 45-day option to purchase up to 225,000 additional shares of Common Stock on the same terms and conditions as the Common Stock offered hereby solely to cover over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $______, $______ and $______, respectively. See "Underwriting."

      The shares of Common Stock are being offered by the Underwriters named herein subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the shares of Common Stock offered hereby will be made against payment therefor at the offices of Commonwealth Associates at 733 Third Avenue, New York, New York 10017, on or about _______________, 1996.

                             Commonwealth Associates
              The date of this Prospectus is _______________, 1996.

      IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SMALL CAP MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                 --------------

                              PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated or the context otherwise requires: (i) the "Company" refers to Natural Gas Vehicle Systems, Inc. and its wholly-owned subsidiary, (ii) all information in this Prospectus has been adjusted to reflect a one-for-three reverse stock split effected prior to the date hereof, and (iii) all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option and no exercise of the warrants to purchase 150,000 shares of Common Stock issued to the Representative in connection with this Offering (the "Representative's Warrants"). See "The Company."

                                  The Company

      Natural Gas Vehicle Systems, Inc. is the leading United States manufacturer and distributor of fuel storage systems for use on-board natural gas vehicles. The Company's fuel storage cylinders are highly-engineered pressure vessels for the storage of compressed natural gas. Since 1990, the Company and its predecessors have invested significant resources in product development and manufacturing capability to meet the expected growth in demand in the natural gas vehicle market. The United States Clean Air Act Amendments of 1990 (the "Clean Air Act") and the Energy Policy Act of 1992 (the "Energy Policy Act"), in combination with clean air laws passed in California, Texas and many other states, mandate the use of alternative fueled vehicles in the United States, reflecting the stated national policy of reducing vehicular air pollution and dependence on foreign oil. Generally, these laws specify more stringent emissions standards for vehicles (begun in 1994 and becoming progressively more stringent through the year 2001), and require federal, state and certain other fleet operators to utilize domestic, non-petroleum fuels in their fleet vehicles on an increasing basis over time. In March 1996, the Department of Energy promulgated regulations pursuant to the Energy Policy Act requiring a minimum of 25%, 10% and 30% of newly-manufactured 1997 model year vehicles purchased beginning September 1, 1996 by federal, state and "fuel provider" fleet operators, respectively, to operate on non-petroleum based "alternative fuels" such as compressed natural gas. The Company believes that compressed natural gas is the most viable alternative fuel currently available.

      In September 1996, a bill was introduced in the United States House of Representatives the stated purpose of which in its present form is to encourage the increased use of domestic natural gas as a transportation fuel and thereby realize the broad societal benefits associated with such use, including improved environmental quality, enhanced energy security, and increased domestic economic activity. This bill would encourage the use of natural gas vehicles (including bi-fuel vehicles) through emission reduction credits, tax incentives for fleet vehicle operators and owners of natural gas fueling stations, fuel credits, shorter depreciation recovery periods for natural gas vehicles and refueling property and the establishment of a research, development and demonstration program at the United States Department of Energy. There can be no assurance that this bill will be reintroduced in the next legislative session or enacted into law in its current form, if at all.

      The Company currently manufactures and distributes a variety of aluminum and composite cylinder products and has recently introduced a steel cylinder product line. The Company believes that the commercialization and further development of the steel cylinder product line is essential to the Company's expansion plans since approximately 25% of the United States market and 90% of the international market consists of steel cylinders. The Company also has an investment in a regional technology center which converts vehicles to operate on compressed natural gas. In addition, the Company offers emission testing, diagnostics, troubleshooting and engineering support both to original equipment manufacturers ("OEMs") and to customers converting their vehicles to operate on compressed natural gas.

      The Company currently markets and sells its compressed natural gas cylinders throughout the United States for use by automotive OEMs, such as Ford Motor Company; bus manufacturers, such as Blue Bird Body Company, Transportation Manufacturing Corporation and El Dorado National Bus; aftermarket conversion specialists; and utility, government and private fleets, such as Southern California Gas Co., the United States Postal Service and United Parcel Service of America, Inc. ("UPS"). The Company currently also supplies cylinders for use by the Ford Motor Company's program for its F-Series Pick-Up, E-Series Econoline Van and Contour passenger car natural gas vehicle product lines. In addition to domestic sales, the Company has also commenced marketing its compressed natural gas cylinders in the international market and has received a provisional approval letter from the Government of Venezuela authorizing the sale and use of the Company's cylinders.

      In 1995, there were approximately 42,000 natural gas vehicles in operation in the United States and government and industry sources estimate that, by the year 2010, two million or more natural gas vehicles will be in operation in the United States, although there can be no assurance that such levels will be attained as predicted, if at all. The Company also estimates that there are over one million natural gas vehicles currently in operation worldwide.

      In addition to the government mandates contained in the Clean Air Act and the Energy Policy Act, the Company and certain industry experts believe that the natural gas vehicle industry will expand in the future for a number of reasons:

      o Environmental Benefits - Compressed natural gas is the cleanest burning fossil fuel and can reduce nitrogen oxide emissions by up to 76%, carbon monoxide emissions by up to 95%, carbon dioxide emissions by up to 24% and reactive hydrocarbons by up to 95%, thus meeting stringent governmental vehicle emissions standards.

      o Economics - Compressed natural gas is substantially less expensive on an energy equivalent basis when compared to conventional refined fuels such as gasoline and diesel. In addition, vehicle operating costs are reduced due to less engine wear with resulting lower maintenance costs and longer engine life.

      o Supply - Natural gas is widely available and in abundant supply. United States domestic reserves are reported to be sufficient to meet an estimated 50 years of demand and North American supplies are reported to be sufficient to meet an estimated 150 years of demand at current usage rates. Natural gas is also readily available in all urban and suburban areas in the United States through an existing underground pipeline network.

      o Safety - The Company and certain industry experts believe that natural gas is a safer vehicle fuel than gasoline because (i) the ignition temperature for natural gas is higher than gasoline, (ii) natural gas is lighter than air and thus dissipates quickly, and
            (iii) natural gas can ignite only in a narrow range of fuel-air ratios.

      o Dependence on Foreign Oil and Balance of Payments - Currently, the United States obtains approximately 52% of its domestic petroleum requirements from imported oil. In addition to the national security implications created by this dependency, the importation of petroleum products created a reported deficit in United States balance of payments of approximately $45 billion in 1994 with the correspondingly negative impact on the United States domestic economy. The United States government reports that, unless an alternative source of energy is found, United States dependence on imported petroleum will increase to approximately 70% by 2010.

      The Company believes that fleets, which are the Company's target market, currently account for a significant portion of all airborne pollutants in urban areas and are the primary target of several recent federal and state legislative mandates requiring conversion to operation on alternative fuels over time. In the 22 metropolitan regions in the United States designated as serious, severe or extreme "non-attainment" areas under the Clean Air Act (those geographic areas which do not meet the Clean Air Act's air pollution standards), approximately 8.5 million of these vehicles are operated in fleets of 10 or more vehicles with an operating range of less than 200 miles per day, including school and transit buses, medium duty trucks, garbage trucks, utility fleet vehicles, delivery vehicles and certain light-duty fleets, including taxis and police cars. The majority of these fleet vehicles operate in urban areas, in stop-and-go driving conditions, with predictable average daily mileage and central refueling and servicing locations.

      The Company's strategy is to take advantage of its expertise and leadership position in its industry to increase its share of the expanding market for natural gas vehicle fuel storage cylinders. The Company initially has focused and will continue to focus on the high fuel-use fleet vehicle segment of the natural gas vehicle market, in which vehicles consume large quantities of fuel due to the nature of their operation and usage. For example, the Company is currently developing a full composite product line which is under limited market testing by UPS. In addition, the Company believes there are opportunities for vehicle conversion centers as well as for turnkey projects for fleet operators seeking a single source to fully establish a natural gas vehicle program, providing vehicles, refueling, long-term fuel supply contracts and financing. The Company is evaluating other joint venture opportunities with major regional gas industry companies to establish regional technology centers to meet the expected demand for natural gas vehicle production capabilities and conversion services. The Company also plans to enter certain international markets through the establishment of technology centers with foreign joint venture partners in strategic locations throughout the world.

                                 The Offering

Common Stock Offered Hereby........    1,500,000 shares

Common Stock to be Outstanding
  prior to the Offering............    2,290,195 shares (1)

Common Stock to be Outstanding
  after the Offering...............    3,790,195 shares (1)

Use of Proceeds....................    Approximately $3,500,000 for a new
                                       manufacturing facility; approximately
                                       $695,000 to repay certain outstanding
                                       indebtedness; approximately $500,000
                                       for the purchase of manufacturing
                                       machinery for steel cylinder
                                       production; and the balance,
                                       approximately $3,664,000, for
                                       working capital and other general
                                       corporate purposes.  See "Use of
                                       Proceeds" and "Certain Transactions."

Proposed Nasdaq Symbol.............    "NGVS"

Risk Factors.......................    The Common Stock offered hereby
                                       involves a high degree of risk.
                                       Prospective investors should carefully
                                       consider the factors discussed under
                                       the heading "Risk Factors."

----------
(1) Excludes (i) 158,717 shares of Common Stock and 32,000 shares of Preferred Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $5.67 (including 2,963 shares of Common Stock issuable upon exercise of the warrant issued in connection with the Private Placement (as hereinafter defined) assuming an initial public offering price of $6.75 per share), (ii) 100,000 shares of Common Stock issuable upon the exercise of outstanding options granted pursuant to the Amended and Restated Natural Gas Vehicle Systems, Inc. Stock Option Plan (the "1992 Plan") at an exercise price equal to the initial public offering price per share in this Offering, (iii) 54,833 shares of Common Stock issuable upon exercise of options available for future grant pursuant to the Company's 1996 Combined Incentive and Nonqualified Stock Option Plan (the "1996 Plan") at an exercise price equal to the initial public offering price per share in this Offering and (iv) 145,167 shares of Common Stock issuable upon the exercise of outstanding options granted pursuant to the 1996 Plan at an exercise price equal to the initial public offering price per share in this Offering. See "Management--Stock Option Plans" and "Shares Eligible For Future Sale."

                               Summary Financial Data
                        (In thousands, except per share data)

                                           Year Ended         Six Months Ended
                                          December 31,            June 30,
                                       ------------------    ------------------
Statement of Operations Data:           1994       1995       1995       1996
                                       -------    -------    -------    -------
                                                                (Unaudited)
Net sales ..........................   $ 5,189    $ 5,683    $ 3,550    $ 4,374

Operating costs and expenses:
  Cost of sales ....................     5,868      6,171      3,305      3,951
  Research and development .........       714        622        284        202
  Selling ..........................       935        926        394        366
  General and administrative .......     2,086      1,243        665        591
  Restructuring charge .............       482        299       --         --
                                       -------    -------    -------    -------

Loss from operations (1) ...........    (4,896)    (3,578)    (1,098)      (736)

Equity in losses of investments ....    (1,034)      (267)       (89)       (15)
Interest and other expenses, net ...      (337)      (446)      (306)      (133)
                                       -------    -------    -------    -------
                                        (1,371)      (713)      (395)      (148)

Net loss ...........................   $(6,267)   $(4,291)   $(1,493)   $  (884)
                                       =======    =======    =======    =======

Net loss per share .................   $ (3.83)   $ (2.07)   $ (0.72)   $ (0.32)
Weighted average number of shares
  outstanding (2) ..................     1,638      2,071      2,071      2,728


                                        December 31,          June 30, 1996
                                     -----------------    -------------------
                                                                    Pro Forma,
                                       1994      1995    Actual  As Adjusted (3)
                                       ----      ----    ------  ---------------
                                                              (unaudited)
Balance Sheet Data:
Working capital (deficit)..........  $(1,313)   $(379)  $(1,226)    $ 7,233
Total current assets...............     2,318    2,003     3,932     12,891
Total assets.......................     6,547    5,376     7,310     16,269
Short term borrowing...............       245      245       245        245
Total current liabilities..........     3,631    2,382     5,158      5,658
Long-term debt net, of current
  portion..........................        90       --        --         --
Related party loans, non-current...     5,016       --        --         --
Stockholders' equity (deficit).....   (2,190)    2,994     2,152     10,611

----------
(1) Loss from operations for 1994 and 1995 includes a restructuring charge of $482,000 in 1994 and $299,000 in 1995. During 1994, the Company
      implemented a plan to consolidate facilities and reorganize its operations. As a result, the Company recorded a one-time restructuring charge related to severance and relocation costs and the disposal of certain equipment. In December 1995, the Company's Board of Directors approved management's plan to dispose of the Company's interest in two joint venture regional technology centers. Accordingly, the Company has recorded a provision to wind down the joint venture operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 3 of Notes to Consolidated Financial Statements.

(2) See Note 1 of Notes to Consolidated Financial Statements for a description of the calculation of the weighted average number of shares outstanding.

(3) Adjusted to reflect (i) the sale of 13,889 shares of Common Stock and a two-year $100,000 unsecured promissory note (including a two-year warrant to purchase that number of shares of Common Stock equal to $20,000 divided by the higher of (A) the initial public offering price per share of Common Stock in this Offering, at an exercise price equal to the initial public offering price per share in this Offering or (B) $5.00, at an exercise price of $5.00) to a private investor in September 1996 for an aggregate consideration of $200,000 (the "Private Placement") and the initial application of the net proceeds therefrom, (ii) the receipt of $400,000 in July 1996 pursuant to a Loan and Security Agreement between the Company and a private investor and the issuance to such investor of warrants to purchase 100,000 shares of Common Stock at an exercise price of $3.00 per share (the "July Dopp Transaction") and (iii) the sale of 1,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $6.75 per share (after deducting estimated offering expenses and underwriting discounts and commissions), and the initial application of the estimated net proceeds therefrom. See "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Certain Transactions."

                                 RISK FACTORS

An investment in the securities offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the securities offered hereby. Prospective investors should be in a position to risk the loss of their entire investment. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

      History of Operating Losses; Accumulated Deficit; Going Concern Uncertainty Language in Independent Auditors' Report. The Company has a history of operating losses and is subject to certain business risks associated with a company in a developing industry, including constraints on the Company's resources, uncertainties regarding product development, market acceptance and future revenues. As of December 31, 1995 and June 30, 1996, the Company had an accumulated deficit of $20,391,000 and $21,275,000, respectively. Although the Company has derived revenues from operations for several years, the Company has incurred losses since inception. The Company's ability to operate its business successfully will depend, in part, on a variety of factors, many of which are outside the Company's control, including changes in governmental programs and requirements, changes in Department of Transportation ("DOT"), National Highway Transportation Safety Administration and similar regulatory requirements, plant and equipment repair and maintenance requirements, market acceptance, technological changes, competition and changes in raw material supplies and suppliers. There can be no assurance regarding whether or when the Company will successfully implement its business plan or that the Company will achieve profitability by generating sufficient revenues to offset anticipated costs.

      The Company's independent certified public accountants have included an explanatory paragraph in their report on the Company's Consolidated Financial Statements stating that the Consolidated Financial Statements have been prepared based on the assumption that the Company will continue as a going concern and that the Company has suffered recurring losses from operations and expects to continue to incur losses for the foreseeable future such matters raise substantial doubt about the Company's ability to continue as a going concern. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Consolidated Financial Statements.

      Government Regulation. The development of the market for vehicles fueled by compressed natural gas, the demand for the Company's products and the development of competition all are affected by local, state and federal regulations in the United States. The development of any future international business likewise will be affected by regulations imposed by foreign governmental authorities. Among the regulations with the greatest potential effect on the Company's business are environmental regulations which pertain to air quality standards as well as technical standards which certify products for use in motor vehicles. Other regulations which may indirectly affect the Company's business are rules or ordinances regarding pressure vessels and fire safety which may affect the development of refueling stations for vehicles fueled by compressed natural gas. There can be no assurance that current government regulations which promote the use of alternative transportation fuels will remain in effect or that future governmental actions which might adversely affect the Company's business, financial condition and results of operations will not be enacted.

      The Company is particularly dependent upon the emission standards and use of alternative fuels mandated by the Clean Air Act and the Energy Policy Act, as well as upon requirements mandated by state and foreign governments. In 1995, the California Air Resources Board modified and lowered its "zero emission vehicle" requirements and, in 1996, the Department of Energy delayed the phase-in dates for state and "fuel provider" fleets under the Energy Policy Act. In addition, the Texas legislature recently enacted legislation defining reformulated gasoline and "clean diesel" fuel as "clean alternative fuels." Any future delays in implementation of, or legislative amendments or other modifications to, or policy changes affecting, any of the Clean Air Act, the Energy Policy Act or similar statutes or regulations would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the failure of governmental agencies to enforce legislation or administrative regulations mandating more stringent emission standards or the conversion to alternative fuel technology would have a material adverse effect on the Company's business, financial condition and results of operations.

      In September 1996, a bill was introduced in the United States House of Representatives which in its present form would encourage the increased use of domestic natural gas as a transportation fuel primarily through the use of various emissions credits and tax incentives. If this bill is enacted into law in its present form, however, it would amend certain provisions of the Energy Policy Act requiring alternative fuel providers to purchase a specified percentage of alternative fuel vehicles by eliminating such requirement after model year 1999. This bill would also substantially repeal the fleet requirement program provisions of the Energy Policy Act which currently require certain private fleet owners and operators to acquire specified percentages of alternative fuel vehicles beginning in model year 1999. The elimination of these requirements could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that this bill will be reintroduced in the next legislative session or enacted into law in its current form, if at all. See "Business--Government Regulation."

      Dependence on Alternative Transportation Fuels Market; Market Acceptance of Natural Gas Vehicles. There can be no assurance that growth in the market for alternative transportation fuels will materialize or, if such growth does occur, that it will result in increased sales of the Company's products. The Company faces competition from other types of alternative fuels such as electricity, liquefied petroleum gas (propane), methanol, ethanol, hydrogen, reformulated gasoline and liquefied natural gas. At present, the absence of a well-developed infrastructure for the supply of alternative fuels is limiting growth in the alternative fuels market. Such an infrastructure is necessary for widespread use of alternative fuels and there can be no assurance that such an infrastructure will develop. There can be no assurance that gas utility companies and others will build fueling stations or maintain fueling capacity in the future to support the development of a viable alternative transportation fuels market. In addition, growth in the alternative transportation fuels market has been affected by the fact that consumer passenger vehicles are not yet subject to the same stringent federal or state environmental emission standards which mandate the purchase of alternative fuel vehicles by fleet operators. Even if growth in the alternative transportation fuels market does develop, there can be no assurance that natural gas will become the alternative fuel of choice. Furthermore, the Company's industry has been characterized by high up-front capital costs for natural gas vehicle conversion and the limited range of vehicles operating on compressed natural gas as compared to petroleum-fueled vehicles and liquefied natural gas-fueled vehicles. These factors may discourage potential customers from selecting compressed natural gas as a fuel over other alternative fuels in the market. If other alternative fuels become more widely accepted than compressed natural gas, the Company's business, financial condition and results of operations would be materially adversely affected. See "Business."

      Concentration of Revenues. The Company derives a significant portion of its revenue from a relatively limited number of customers. During 1995, revenues from the Company's ten most significant customers accounted for approximately 72% of its revenues, and its largest customer accounted for approximately 17% of revenues. During the six months ended June 30, 1996, the Company had two customers, GFI Control Systems, Inc. (a supplier to Ford Motor Company) and Blue Bird Body Company, which comprised approximately 45% and 20% of net cylinder sales, respectively, and the Company's ten most significant customers accounted for approximately 81% of its revenues. There can be no assurance that these customers will continue to purchase the Company's products and services or do so at the same revenue levels or margins. The loss of any significant customer could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Customers and Marketing."

      Significant Capital Requirements; Dependence on Offering Proceeds; Future Need for Additional Financing. The Company's capital requirements in connection with its product development and marketing activities will be significant, including the need for additional bank or other financing to build or acquire an additional manufacturing facility. The Company has been dependent upon the proceeds of sales of its securities to private investors and debt financing to fund its initial commercial activities. The Company is dependent on the proceeds of this Offering to continue commercial activities and anticipates, based on its currently proposed plans and assumptions relating to its operations, that the net proceeds of this Offering will be adequate to satisfy its capital and operational requirements for at least 12 months from the consummation of this Offering. The Company's future liquidity and capital resource requirements will depend on numerous factors, including the extent to which favorable government regulation is implemented or enforced, market acceptance of the Company's products, the costs and timing of expansion of sales, marketing and manufacturing activities and competition. There can be no assurance that additional capital will be available on terms acceptable to the Company, if at all. Furthermore, any additional equity financing may be dilutive to stockholders and debt financing, if available, likely will include restrictive covenants. The failure of the Company to raise capital on acceptable terms when needed could have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

      Dependence on New Product Development; Introduction of Steel Cylinder. The Company's success will depend in part on its ability to continue to design and manufacture new competitive products as well as to enhance its existing products. There can be no assurance that new product lines, such as the Company's 3600 pounds per square inch ("psi") steel cylinder product line, will receive necessary government approvals, achieve market acceptance or perform in accordance with industry standards. The Company's product development efforts will require additional investments in order to maintain and enhance the Company's market position. There can be no assurance that unforeseen problems will not occur with respect to the Company's technology or products. Development schedules for new products are subject to uncertainty and there can be no assurance that the Company will meet such schedules. The Company has experienced delays in new product development in the past and there can be no assurance that delays will not be experienced in the future. Delays in new product development can result from a number of factors, including changes in specifications during the development stage, initial failures of products or unexpected behavior of products under certain conditions, failure of out-sourced components to meet specifications or lack of availability of such components, unplanned interruptions with existing products that can result in reassignment of product development resources and other factors. Delays in the development and availability of new products could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--The Company's Fuel Storage Systems Business" and "-Government Regulation."

      Fluctuations in Price and Quality of Natural Gas. There is substantial uncertainty in the markets for natural gas and in the future prices at which natural gas may be sold. A change in the price of natural gas may affect some or all of the operations of the Company. The availability of a ready market for natural gas and the prices obtained for such natural gas depend upon numerous factors beyond the control of the Company, including the supply of natural gas and national and international economic and political developments. In addition, the quality of compressed natural gas provided to customers may affect the performance of natural gas vehicles operated by such customers and the perception of natural gas vehicles in the alternative transportation fuels industry. If substandard compressed natural gas is used to fuel a natural gas vehicle, such natural gas vehicle may perform below industry standards and create an adverse perception of the natural gas vehicle industry as a whole. There can be no assurance that the Company's business, financial condition and results of operations will not be adversely affected by factors related to changing conditions in the natural gas markets over which the Company may have no control.

      Dependence On License Agreement. The Company's composite-reinforced aluminum fuel storage cylinders are manufactured and sold under a royalty-bearing, exclusive world-wide license (the "Fawley License") from NCF Industries, Inc., a California corporation, and Norman C. Fawley, the principal shareholder of NCF Industries, Inc., pursuant to the provisions of an Amended Cylinder License Agreement dated as of May 25, 1993. The Fawley License expires on the later of (i) February 9, 2005 and (ii) the termination of any commercial sales, manufacturing, distribution, licensing or sublicensing of licensed products commenced prior to February 9, 2005, unless earlier terminated due to a default by the Company for failure to make royalty payments, or otherwise. In the event the Company defaults in the payment of royalties required under the Fawley License, or otherwise fails to perform the terms thereof, NCF Industries, Inc. and Norman C. Fawley have the right to terminate the license and to retain sole use and enjoyment of the licensed patents and know-how pertaining to the Company's composite-reinforced aluminum fuel storage cylinder. In such event, the Company may be prohibited from manufacturing or selling such fuel storage cylinders.

      Should the Company default under its license agreement, the Company may lose its right to market and sell products based upon the licensed technology. In such event, the Company's business, financial condition and results of operations would be materially adversely affected. There can be no assurance that the Company will be able to renew this license agreement upon its expiration or meet its obligations under this agreement on a timely basis, if at all. See "Business--License Agreements" and "--Intellectual Property Rights."

      Effects of Maturing Debt; Pledged Assets. As of June 30, 1996, the Company had outstanding approximately $2,260,000 of indebtedness, all of which is due and payable by December 1996, including a $600,000 line of credit arranged by an affiliate of the Company for the benefit of one of the Company's principal suppliers which expired on October 1, 1996 and a $600,000 loan which is due and payable by November 30, 1996. On July 1, 1996, the Company borrowed an additional $400,000 for working capital purposes, which amount plus interest is due and payable on November 30, 1996. The Company has from time to time been in default with respect to certain of its indebtedness, and has had to negotiate waivers with respect thereto. See "Certain Transactions" and Notes 8, 9 and 10 of Notes to Consolidated Financial Statements. Although the Company plans to use approximately $695,000 of the net proceeds of this Offering to reduce its outstanding indebtedness, there can be no assurance that the Company will have or maintain adequate capital at any given time or from time to time in the future or not be in default under any of its loan agreements and there is no assurance that additional capital or waivers in respect of defaulted loans, if needed by the Company, will be available to it. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Certain Transactions."

      In addition, the Company has pledged all of its assets as collateral for indebtedness. If the Company defaults on such indebtedness, there can be no assurance that creditors holding a security interest in the Company's assets will not proceed against such collateral. Any such proceedings or other actions by the Company's creditors in the event of the Company's default on indebtedness would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds."

      Legal Proceedings. In February 1996, the Company was served as a defendant with a summons and complaint in an action filed by James and Susan Pettengill which is currently pending in the United States District Court for the Eastern District of Michigan arising out of a "loss-of-content" incident in August 1993 involving a natural gas cylinder manufactured by the Company's predecessor. The Company has investigated the incident and believes that any damages suffered by Mr. Pettengill were not due to any manufacturing flaw or other acts or omissions by it but were instead caused by the negligence of Mr. Pettengill's employer in failing to properly maintain the natural gas cylinder, to test the cylinder pursuant to applicable law, to properly install the cylinder and to properly instruct Mr. Pettengill in reasonably safe practices regarding the cylinder, among other things. The Company believes that any liability it may incur in connection with this lawsuit will be adequately covered by the Company's insurance policy. Although the Company intends to contest these claims vigorously, there can be no assurances as to the eventual outcome of such claims or their effect on the Company's financial condition and results of operations. An adverse determination in the litigation arising from these claims or the settlement of such claims in an amount in excess of the Company's insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-Litigation."

      Fluctuations in Quarterly Results. The Company's operating results have fluctuated significantly in the past and will likely continue to fluctuate significantly in the future as a result of a variety of factors, many of which are beyond the Company's control. Sales have been dependent on the budget cycles and funding arrangements of both federal and state agencies, on the uncertainty associated with the timing of the delivery of vehicles to be retrofitted and upon the use to which the vehicle is put (e.g. school buses are typically retrofitted in the summer months), as well as other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Potential Fluctuations in Quarterly Results."

      Risk of International Operations. The Company has recently commenced marketing its products and technologies in international markets, including both industrialized and developing countries. The Company's international operations are subject to various risks common to international activities, including political instability, economic instability and recessions, exposure to currency fluctuations, the inherent difficulty of administering business abroad and the need to comply with a wide variety of foreign import and United States export laws, tariffs and other regulatory requirements. The Company's competitiveness in overseas markets generally may be negatively impacted when there is a significant increase in the value of the dollar against European currencies or the currencies of other countries where the Company does business. The Company also expects to continue to face heightened competition from manufacturers and distributors in foreign markets. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as the laws of the United States. See "Business--The Company's Target Market--International Market Development," "--Government Regulation" and "--Competition."

      Technological Changes and Uncertainty. The market for products in the natural gas vehicle industry is characterized by rapid changes and evolving industry standards often resulting in product obsolescence or short product lifecycles. Accordingly, the ability of the Company to compete will depend on its ability to introduce its products to the marketplace in a timely manner, and to enhance and improve its products. There can be no assurance that the Company's competitors or future competitors will not develop technologies or products that render the Company's products or technologies obsolete or less marketable or that the Company will be able to successfully enhance its products or technologies or adapt them satisfactorily. See "Business--Competition."

      Limited Availability of Raw Materials and Components. Some of the Company's raw materials currently are supplied by a small number of specially qualified producers, including some foreign suppliers. The most sensitive raw material category is that of extruded aluminum tube stock, which presently is produced by only three United States companies. Only two of these companies, Aluminum Company of America ("Alcoa") and Spectrulite Consortium, Inc. ("Spectrulite"), currently possess the unique press capacity required to produce the particularly large diameter aluminum tubes upon which the Company is substantially dependent. Certain natural gas vehicle engine systems and their components (including on-board emissions diagnostic equipment) are in limited supply, and the Company's vehicle conversion programs are dependent upon the availability of those items. In addition, the price and availability of certain raw materials are subject to market fluctuations. There can be no assurance that the Company's material requirements can be met in the future as demand grows, unless additional supply capacity is developed in the United States. The Company's performance also is materially dependent upon the ability of its suppliers to keep pace with current and future OEM technologies. While the Company believes that multiple sources of supply are available for all of its raw materials, should the Company be unable to obtain adequate quantities of its raw materials, delays or reductions in product shipments could occur which would have a material adverse effect on the Company's business, financial condition and results of operations. The supply and price of raw materials used to produce the Company's products can be affected by factors beyond the control of the Company, such as shortages, political instability and market volatility. If any of the foregoing were to occur, the Company's business, financial condition and results of operations would be materially adversely affected. While the Company has the ability to pass certain material price adjustments through to its customers, there can be no assurance that the Company can continue to pass through these material price increases or pass them through on a timely basis. In addition, the Company's results of operations are dependent upon its ability to accurately forecast its requirements of raw materials. Any failure by the Company to accurately forecast its demand for raw materials could result in the Company either being unable to meet higher than anticipated demand for its products or producing excess inventory, either of which may materially adversely affect the Company's business, financial condition and results of operations. See "Business."

      Competition. Several companies offer products and services that compete directly with the Company's compressed natural gas cylinders and installation services. While the Company is not aware of any competitor that does so, any of the Company's existing competitors could decide to offer the same range of vehicle systems and services offered by the Company. If the market for compressed natural gas fueled fleet vehicles develops as anticipated by the Company, it is likely that new competitors will enter the market. Many of the Company's competitors have significantly greater financial, technical and marketing resources and greater name recognition than the Company. Such competition may impose additional pricing pressures on the Company. There can be no assurance that the Company will compete successfully with its existing competitors or with any new competitors.

      In order to meet the emissions standards that have been established by United States federal and state mandates over the past several years, several alternative fuels in addition to compressed natural gas are being used or have been proposed for use in alternative fuel vehicles. These include electricity, liquefied petroleum gas (propane), methanol, ethanol, hydrogen, reformulated gasoline and liquefied natural gas. Each of these other fuels have comparative advantages and disadvantages over compressed natural gas and each is expected to find at least some niche in the market for alternative fuels. See "Business--Competing Alternative Fuels" and "--Competition."

      Dependence on Transportation Industry; Impact of Gasoline Prices. The Company's principal operations are cyclical in that they are directly related to domestic and foreign vehicle production, which is in turn dependent on general economic conditions and other factors. These conditions include the level of economic growth, employment levels, financing availability, interest rates and consumer confidence. The Company manufactures and supplies products primarily to the transportation original equipment market, which includes the passenger car and truck and forklift markets. A significant reduction in vehicle demand may have a material adverse effect on the level of the Company's sales to OEMs and the Company's business, financial condition and results of operations. There can be no assurance that vehicle production levels will not decline in the future. In addition, there is substantial and continuing pressure from the major OEMs to reduce sourcing costs, including costs associated with suppliers such as the Company. Furthermore, the Company's business, financial condition and results of operations may be directly affected by the price of crude oil in the commodities markets. If the price of crude oil decreases so as to significantly reduce the price of gasoline, one of the primary incentives for the use of alternative fuels would be eliminated and the Company's business, financial condition and results of operations would be materially adversely affected. See "Business--The Benefits of Compressed Natural Gas."

      Dependence on Management. The Company's growth and profitability are dependent upon, among other things, the abilities and experience of the Company's management team. Except for Messrs. Howard T. Phelan and John R. Bacon, the Company's Chairman of the Board and Chief Executive Officer and the Company's President and Chief Operating Officer, respectively, none of the Company's management team has employment agreements with the Company and there can be no assurance that the Company will be able to retain their services. The Company is considering obtaining key person life insurance on the lives of each of Messrs. Phelan and Bacon. If the services of either of these officers were no longer available to the Company, the Company's business, financial condition and results of operations could be materially adversely affected. See "Management."

      Uncertainty Regarding Proprietary Rights. The Company relies upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect its proprietary rights and the proprietary rights of third parties from whom the Company licenses intellectual property. The Company enters into confidentiality agreements with each of its employees and limits distribution of proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights. See "Business--Intellectual Property Rights."

      Product Liability and Safety Risks. The Company's operations are subject to all of the risks normally incident to the servicing and operation of natural gas assets, including encountering unexpected pressures, explosions and fires, which could result in personal injuries, loss of life, environmental damage, and other damage to the properties of the Company or others. Errors in product design, manufacture, installation or maintenance could result in serious personal injury, loss of life, environmental or property damage and could severely impact the Company's ability to remain a viable competitor in the natural gas vehicle industry. The Company's activities involve numerous financial, business, regulatory, environmental, operating and legal risks. Damages occurring as a result of these risks may give rise to product liability claims against the Company. Although the Company currently maintains product liability insurance coverage in the amount of $6 million, such insurance is becoming increasingly expensive and there can be no assurance that the Company will be able to maintain such insurance on acceptable terms or that such insurance will provide adequate coverage against product liability claims. In addition, while the Company believes that its safety programs and procedures are adequate, no assurance can be given that accidents of design, manufacture, installation or maintenance will not occur or that damages from any of these accidents, if they do occur, will be covered adequately by insurance. A successful product liability claim against the Company in excess of its insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the adverse publicity of any claim against the Company or another industry participant could adversely affect the Company's business prospects. See "Business--Litigation."

      Arbitrary Offering Price. The initial public offering price has been arbitrarily determined by negotiation between the Company and the Representative. In determining the offering price the Representative and the Company considered, among other things, market prices of similar securities of comparable publicly traded companies, the financial condition and operating information of companies engaged in activities similar to those of the Company, the financial condition and prospects of the Company and the general condition of the securities market. Consequently, the initial public offering price of the Common Stock does not necessarily bear any relationship to the Company's asset value, net worth or other established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the Common Stock. See "Underwriting."

      No Prior Public Trading Market; Potential Volatility of Stock Price. Prior to this Offering, there has been no public market for the Company's Common Stock and there can be no assurance that an active trading market will develop or be sustained after this Offering. The initial public offering price negotiated between the Company and the Representative may not be indicative of prices that will prevail in the trading market. The market prices for securities of companies in the Company's industry have at times in the past been volatile. The announcement of technological innovations or new commercial products by the Company or its competitors, governmental regulations, regulatory approvals or developments relating to patents or proprietary rights, publicity regarding actual or potential products under development by the Company or others, as well as period-to-period fluctuations in financial results and general economic, political and market conditions, may have a significant impact on the market price of the Common Stock. See "Underwriting."

      Shares Eligible For Future Sale. Upon completion of this Offering, the Company will have a total of 3,790,195 shares of Common Stock outstanding (4,015,195 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the 1,500,000 shares (1,725,000 shares if the Underwriters' over-allotment option is exercised in full) sold in this Offering and 366,862 currently outstanding shares will be freely tradeable without restriction or registration under the Securities Act by persons other than "affiliates" of the Company, as defined under the Securities Act. The remaining 1,923,333 shares of Common Stock outstanding upon completion of this Offering will be "restricted shares" as that term is defined by Rule 144 as promulgated under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144. All officers, directors and stockholders of the Company and all holders of any options, warrants or other securities convertible into, or exercisable or exchangeable for, shares of Common Stock have agreed that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose of any shares of Common Stock or other capital stock of the Company, or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock or other capital stock of the Company without the prior written consent of the Representative, on behalf of the Underwriters, for a period of 18 months from the date of this Prospectus, provided, however, that (i) any such person may make private sales or bona fide gifts of securities of the Company during such period if the proposed transferee agrees to be bound by the above restrictions and (ii) such restrictions shall not apply with respect to the laws of descent and distribution. As of the date of this Prospectus, options to purchase a total of 100,000 and 145,167 shares of Common Stock pursuant to the 1992 Plan and the 1996 Plan, respectively, were outstanding and an additional 54,833 shares of Common Stock were available for future option grants under the 1996 Plan. Any future sales of shares of Common Stock may have an adverse effect on the market price of the Common Stock. See "Management--Stock Option Plans," "Principal Stockholders," "Shares Eligible for Future Sale," "Underwriting" and Note 12 of Notes to Consolidated Financial Statements.

      Broad Discretion of Management and the Board of Directors in Use of Proceeds. Although the Company intends to apply the net proceeds of this Offering in the manner described under "Use of Proceeds," the Company's management and the Board of Directors have broad discretion within such proposed uses as to the precise allocation of the net proceeds, the timing of expenditures and all other aspects of the use thereof. Approximately 43.8% (51.5% if the Underwriters' over-allotment option is exercised in full) of the net proceeds of this Offering will be allocated and used for working capital and other general corporate purposes. The Company may reallocate the net proceeds of this Offering among the various categories set forth under "Use of Proceeds" as it, in its sole discretion, deems necessary or advisable based upon prevailing business conditions and circumstances. See "Use of Proceeds."

      Control by Existing Stockholders; Benefits of Offering to Insiders. Following this Offering, the Company's directors, officers and principal (greater than 5%) stockholders, and certain of their affiliates, will beneficially own approximately 59% of the outstanding shares of Common Stock. As a result of such ownership, these stockholders will be able to control the election of all directors and other actions submitted to a vote of the Company's stockholders. Upon completion of this Offering, approximately $350,000 of the net proceeds of this Offering will be used to repay indebtedness to certain affiliates of certain members of the Board of Directors of the Company. As a result, certain members of the Board of Directors will benefit from the use of the proceeds of this Offering. See "Use of Proceeds," "Dilution," "Principal Stockholders" and "Certain Transactions."

      Immediate and Substantial Dilution. Purchasers of the shares of Common Stock offered hereby (at an assumed initial public offering price of $6.75 per share) will incur an immediate dilution in net tangible book value per share of Common Stock of $3.95 (58.5%) per share ($3.78 per share (56.0%) if the Underwriters' over-allotment option is exercised in full). Additional dilution to future net tangible book value per share may occur upon the exercise of the Representative's Warrants and options and warrants that are outstanding or to be issued under the Company's stock option plans or otherwise. See "Capitalization," "Dilution" and "Certain Transactions."

                                  THE COMPANY

      The Company is a successor to an aluminum cylinder manufacturing business started in 1982 and operated by Alcoa Securities Corporation, a wholly-owned subsidiary of Alcoa, from 1984 until 1987. Between 1987 and 1992, the Company's predecessors underwent a series of restructurings. The Company was incorporated in Delaware in 1992 and currently operates through its wholly-owned subsidiary:
Natural Gas Vehicle Development Company, Inc., a California corporation ("NGVDC"). Natural Gas Vehicle Development Company Southeast, Inc., a Georgia corporation, is a wholly-owned subsidiary of NGVDC.

      The Company's executive offices are located at 5580 Cherry Avenue, Long Beach, California 90805. The Company's telephone number is (310) 630-5768 and its fax number is (310) 630-1382.

                                USE OF PROCEEDS

      The net proceeds to the Company from the sale of the 1,500,000 shares of Common Stock offered hereby are estimated to be approximately $8,359,000 ($9,680,000 if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $6.75 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

                                                            Amount    Percentage
                                                            ------    ----------
New Manufacturing Facility ............................   $3,500,000     41.9%
Repayment of Indebtedness .............................   $  695,000      8.3%
Purchase of Manufacturing Machinery for Steel Cylinder    $  500,000      6.0%
Working Capital and General Corporate Purposes ........   $3,664,000     43.8%
                                                          ----------    -----
      Total ...........................................   $8,359,000    100.0%

      The Company plans to use approximately $3,500,000 of the net proceeds, in conjunction with additional bank or other financing, to build or acquire a new manufacturing facility which will be designed to permit expansion of the Company's current manufacturing operations, as well as to produce larger diameter cylinders (aluminum and steel) than the Company currently is able to produce. The timing of this application of the net proceeds of this Offering will be dependent upon several factors, including the identification of a suitable site and the availability of additional financing. There can be no assurance that such additional financing will be available on acceptable terms, if at all. The Company currently anticipates that this application of the net proceeds will not occur prior to 12 months after the completion of this Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business--Manufacturing" and "--Properties."

      Approximately $695,000 of the net proceeds of this Offering will be used to repay certain indebtedness, including approximately $245,000 to retire the remaining principal amount due under a Loan and Security Agreement, dated June 2, 1992, by and between the Company and Silicon Valley Bank, as amended (the "SVB Loan"), maturing on December 31, 1996 and bearing interest at the prime rate of Silicon Valley Bank; approximately $350,000 to repay indebtedness to Clock Spring, Inc. and Caithness Corporation; and approximately $100,000 to repay a $100,000 unsecured promissory note bearing interest at the rate of 12% per annum issued to a private investor in the Private Placement. See "Certain Transactions."

      Approximately $500,000 of the net proceeds of this Offering will be used to purchase manufacturing machinery for a 3,600psi steel cylinder product line which the Company introduced at the Natural Gas Vehicle Coalition Conference in September 1996. See "Business--The Company's Fuel Storage Systems Business."

      The remaining approximately $3,664,000 of the net proceeds of this Offering, as well as any net proceeds received from the exercise of the Underwriters' over-allotment option, will be used for working capital and general corporate purposes, including the repayment of additional indebtedness. See "Capitalization," "Management's

Discussion and Analysis of Financial Condition and Results of
Operations--Liquidity and Capital Resources" and "Certain Transactions."

      These amounts are estimates, and the amount and timing of the expenditures of the net proceeds for these purposes will depend on numerous factors, including the status of the Company's commercialization and marketing efforts, government regulation, competition, manufacturing activities and market acceptance of the Company's products. The Company may also use a portion of the net proceeds to acquire natural gas vehicle-related businesses, products or technologies, although the Company has no agreements and is not involved in any negotiations with respect to any such transactions. See "Risk Factors--Broad Discretion of Management and the Board of Directors in Use of Proceeds." Pending such uses, the Company plans to invest the net proceeds from this Offering in short-term, investment-grade, interest bearing securities.

      The Company currently anticipates that the net proceeds of this Offering will be adequate to satisfy its capital and operational requirements for at least 12 months from the consummation of this Offering. The Company's capital requirements in connection with its product development and marketing activities will be significant, including the need for additional bank or other financing to build or acquire an additional manufacturing facility. The Company anticipates that additional funding will be required after the use of the net proceeds of the Offering. No assurance can be given that such additional financing will be available when needed on terms acceptable to the Company, if at all. See "Risk Factors--Significant Capital Requirements; Dependence on Offering Proceeds; Future Need for Additional Financing."

                                DIVIDEND POLICY

      The Company has never paid cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant. The SVB Loan currently prohibits the declaration or payment of cash dividends on the Company's capital stock without the prior written consent of Silicon Valley Bank.

                                CAPITALIZATION

     The following table sets forth the consolidated short-term debt and capitalization of the Company as of June 30, 1996, and on a pro forma, as adjusted basis, to reflect (i) the Private Placement, (ii) the July Dopp Transaction and (iii) the sale of the Common Stock offered hereby and the initial application of the estimated net proceeds therefrom, assuming a public offering price of $6.75 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. See "Use of Proceeds." The information set forth below should be read in conjunction with the Consolidated Financial Statements and related Notes thereto included elsewhere in this Prospectus.

                                                             June 30, 1996
                                                        -----------------------
                                                         Actual      Pro Forma,
                                                        --------    As Adjusted
                                                                    -----------
                                                            (in thousands)
                                                             (unaudited)

Short-term debt: .................................      $  2,260     $  2,760
                                                        --------     --------
Stockholders' equity:
   Preferred stock--$.01 par value;
      2,000,000 shares authorized; no ............      $      0     $      0
      shares issued and outstanding
   Common stock--$.01 par value;
      20,000,000 shares authorized;
      2,276,306 shares issued and
      outstanding; 3,790,195 shares
      issued and outstanding pro forma,
      as adjusted(1) .............................      $     23     $     38
   Additional paid-in capital ....................      $ 23,404     $ 31,848
   Accumulated deficit ...........................      $(21,275)    $(21,275)
                                                        --------     --------
      Total stockholders' equity .................      $  2,152     $ 10,611
                                                        --------     --------
   Total capitalization ..........................      $  4,412     $ 13,371
                                                        ========     ========

----------
(1) Excludes (i) 158,717 shares of Common Stock and 32,000 shares of Preferred Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $5.67 (including 2,963 shares of Common Stock issuable upon exercise of the warrant issued in connection with the Private Placement assuming an initial public offering price of $6.75 per share),
      (ii) 100,000 shares of Common Stock issuable upon the exercise of outstanding options granted pursuant to the 1992 Plan at an exercise price equal to the initial public offering price per share in this Offering,
      (iii) 54,833 shares of Common Stock issuable upon exercise of options available for future grant pursuant to the 1996 Plan at an exercise price equal to the initial public offering price per share in this Offering and
      (iv) 145,167 shares of Common Stock issuable upon the exercise of outstanding options granted pursuant to the 1996 Plan at an exercise price equal to the initial public offering price per share in this Offering. See "Management--Stock Option Plans" and "Shares Eligible For Future Sale."

                                   DILUTION

      The pro forma net tangible book value of the Company's Common Stock as of June 30, 1996 was $2,252,000, or approximately $0.98 per share. Pro forma net tangible book value per share represents the total amount of tangible assets less total liabilities divided by the number of shares of Common Stock issued and outstanding. Without taking into account any changes in pro forma net tangible book value arising from operations after June 30, 1996, other than to give effect to (i) the Private Placement, (ii) the July Dopp Transaction and
(iii) the sale of the 1,500,000 shares of Common Stock offered hereby at an assumed initial public offering of $6.75 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, the pro forma net tangible book value of the Company at June 30, 1996 would have been $10,611,000, or approximately $2.80 per share. This represents an immediate increase in net tangible book value of $1.82 per share to existing stockholders and an immediate dilution in net tangible book value of $3.95 per share to new investors. The following table illustrates this per share dilution:

      Assumed initial public offering price per share ...................$ 6.75

            Pro forma net tangible book value per share
              as of June 30, 1996.................................$ 0.98

            Increase per share attributable to this Offering......$ 1.82

            Pro forma net tangible book value per share
              after this Offering........................................$ 2.80
                                                                         ------

            Dilution per share to new investors..........................$ 3.95
                                                                         ======

      The following table summarizes, on a pro forma basis to reflect the same adjustments described above, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by (i) existing stockholders of Common Stock at June 30, 1996 (after giving effect to the Private Placement in September 1996) and (ii) new stockholders in the Offering, assuming the sale of the 1,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $6.75 per share. The calculations are based upon total consideration given by new investors and existing stockholders before any deduction of underwriting discounts and offering expenses.

                            Shares Purchased    Total Consideration    Average
                           ------------------   -------------------   Price Per
                            Number    Percent      Amount    Percent    Share
                           ---------  -------   -----------  -------  ---------
Existing Stockholders(1)   2,290,195   60.4%    $23,526,900   69.9%    $10.27

New Investors ...........  1,500,000   39.6%    $10,125,000   30.1%    $ 6.75
                           ---------   -----    -----------   -----    ------

      Total .............  3,790,195     100%   $33,651,900     100%   $ 8.88
                           =========   =====    ===========   =====

----------
(1) Excludes (i) 158,717 shares of Common Stock and 32,000 shares of Preferred Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $5.67 (including 2,963 shares of Common Stock issuable upon exercise of the warrant issued in connection with the Private Placement assuming an initial public offering price of $6.75 per share), (ii) 100,000 shares of Common Stock issuable upon the exercise of outstanding options granted pursuant to the 1992 Plan at an exercise price equal to the initial public offering price per share in this Offering, (iii) 54,833 shares of Common Stock issuable upon exercise of options available for future grant pursuant to the 1996 Plan at an exercise price equal to the initial public offering price per share in this Offering and (iv) 145,167 shares of Common Stock issuable upon the exercise of outstanding options granted pursuant to the 1996 Plan at an exercise price equal to the initial public offering price per share in this Offering. See "Management--Stock Option Plans" and "Shares Eligible For Future Sale."

                     SELECTED CONSOLIDATED FINANCIAL DATA
         (In thousands, except per share data, ratios and percentages)

     The following selected consolidated financial data at December 31, 1995 and for the years ended December 31, 1994 and 1995 have been derived from the Company's audited Consolidated Financial Statements included herein. The selected consolidated financial data at December 31, 1994 have been derived from audited consolidated financial statements not included herein. The selected consolidated financial data at June 30, 1996 and for the six months ended June 30, 1995 and 1996 were derived from unaudited consolidated financial data of the Company that, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary to fairly present such data. The information should be read in conjunction with the Consolidated Financial Statements and related Notes thereto appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Operating results for the six month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1996.

                                                              Six Months Ended
                                    Year Ended December 31,       June 30,
                                    -----------------------  ------------------
                                       1994       1995        1995       1996
                                      -------    -------     -------    -------
Statement of Operations Data:                                   (unaudited)

Net sales ..........................  $ 5,189    $ 5,683     $ 3,550    $ 4,374

Operating costs and expenses:
  Cost of sales ....................    5,868      6,171       3,305      3,951
  Research and development .........      714        622         284        202
  Selling ..........................      935        926         394        366
  General and administrative .......    2,086      1,243         665        591
  Restructuring charge .............      482        299        --         --
                                      -------    -------     -------    -------

Loss from operations (1) ...........   (4,896)    (3,578)     (1,098)      (736)

Equity in losses of investments ....   (1,034)      (267)        (89)       (15)
Interest and other expenses, net ...     (337)      (446)       (306)      (133)
                                      -------    -------     -------    -------
                                       (1,371)      (713)       (395)      (148)

Net loss ...........................  $(6,267)   $(4,291)    $(1,493)   $  (884)
                                      =======    =======     =======    =======


                                      December 31,           June 30, 1996
                                  ------------------    -----------------------
                                                                   Pro Forma,
                                   1994       1995      Actual   As Adjusted(2)
                                  -------    -------    -------  --------------
                                                             (unaudited)
Balance Sheet Data:
Working capital (deficit) .....  $(1,313)   $  (379)   $(1,226)     $ 7,233
Total assets ..................    6,547      5,376      7,310       16,269
Long-term debt, net of
  current portion .............       90       --         --           --
Related party loans,
  non-current..................    5,016       --         --           --
Stockholders' equity (deficit)    (2,190)     2,994      2,152       10,611


----------
(1) Loss from operations for 1994 and 1995 includes a restructuring charge of $482,000 in 1994 and $299,000 in 1995. During 1994, the Company
      implemented a plan to consolidate facilities and reorganize its operations. As a result, the Company recorded a one-time restructuring charge related to severance and relocation costs and the disposal of certain equipment. In December 1995, the Company's Board of Directors approved management's plan to dispose of the Company's interest in two joint venture regional technology centers. Accordingly, the Company has recorded a provision to wind down the joint venture operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 3 of Notes to Consolidated Financial Statements.

(2) Adjusted to reflect (i) the sale of 13,889 shares of Common Stock and a two-year $100,000 unsecured promissory note (including a two-year warrant to purchase that number of shares of Common Stock equal to $20,000 divided by the higher of (A) the initial public offering price per share of Common Stock in this Offering, at an exercise price equal to the initial public offering price per share in this Offering or (B) $5.00, at an exercise price of $5.00) to a private investor in September 1996 for an aggregate consideration of $200,000 (the "Private Placement") and the initial application of the net proceeds therefrom, (ii) the receipt of $400,000 in July 1996 pursuant to a Loan and Security Agreement between the Company and a private investor and the issuance to such investor of warrants to purchase 100,000 shares of Common Stock at an exercise price of $3.00 per share (the "July Dopp Transaction") and (iii) the sale of 1,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $6.75 per share (after deducting estimated offering expenses and underwriting discounts and commissions), and the initial application of the estimated net proceeds therefrom. See "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Certain Transactions."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis should be read in conjunction with the historical Consolidated Financial Statements and the Notes thereto and the other financial information appearing elsewhere in this Prospectus. This Management's Discussion and Analysis of Financial Condition and Results of Operations and other parts of this Prospectus contain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, those discussed under "Risk Factors" and elsewhere in this Prospectus.

Overview

      The Company is the leading United States manufacturer and distributor of fuel storage systems for use on-board natural gas vehicles. The Company currently manufactures and distributes a variety of aluminum and composite cylinder types and has recently introduced a steel cylinder product line.

      Beginning in 1992, the Company established and operated its first regional technology center offering emission testing, diagnostics, troubleshooting and engineering support both to OEMs and to customers converting their vehicles to operate on compressed natural gas. By the end of 1994, the Company had three fully operational regional technology centers located in Los Angeles, California, Austin, Texas and Atlanta, Georgia. All three regional technology centers were joint venture arrangements wherein the Company partnered with a local utility.

      Revenues to date have been comprised principally of sales of compressed natural gas cylinders to automotive OEMs, technology centers, aftermarket conversion specialists, utilities and private fleets. The Company is currently developing a full composite product line which is under limited market testing by UPS.

      The Company's cost of sales have been relatively high due to the fixed costs and low utilization rates of the Company's current manufacturing facilities. Expenditures on research and development reflects the continued emphasis on product development.

Restructuring

      In 1994, the Company implemented a plan to reorganize its operations. As a result, the Company recorded a restructuring charge of $482,000 related to severance and relocation costs and the disposal of certain equipment.

      In the second quarter of 1995, the Company's Board of Directors approved management's plan to withdraw from its joint venture investment in regional technology centers located in Austin, Texas and Atlanta, Georgia. In Austin, the relaxation of state regulations to include reformulated gasoline as an alternative fuel severely reduced the size of the natural gas vehicle market. In May 1996, the Company withdrew from its Atlanta regional technology center partnership due to increasing losses and declining revenues from operations. The Company's former joint venture partners in the Atlanta regional technology center subsequently closed such center on September 15, 1996. The Company incurred certain divestiture expenses associated with terminating its ownership interest in the two joint ventures totalling $299,000. In addition, the Company incurred $227,000 in general and administrative expenses related to its withdrawal from the two joint ventures.

Results of Operations

      The following table sets forth, for the periods indicated, consolidated statement of operations data as a percentage of net revenues:

                                              Year ended          Six Months
                                             December 31,        Ended June 30,
                                           ----------------    ----------------
                                            1994      1995      1995      1996
                                           ------    ------    ------    ------
Statement of Operations Data:                                     (unaudited)

Net sales ..............................   100.0%    100.0%    100.0%    100.0%

Operating costs and expenses:
   Cost of sales .......................   113.1%    108.6%     93.1%     90.3%
   Research and development ............    13.8%     10.9%      8.0%      4.6%
   Selling .............................    18.0%     16.3%     11.1%      8.4%
   General and administrative ..........    40.2%     21.9%     18.7%     13.5%
   Restructuring charge ................     9.3%      5.3%      0.0%      0.0%
                                           ------    ------    ------    ------

Loss from operations ...................   (94.4%)   (63.0%)   (30.9%)   (16.8%)

Equity in losses
  of investments .......................   (19.9%)    (4.7%)    (2.5%)    (0.3%)
Interest and other expenses, net .......    (6.5%)    (7.8%)    (8.6%)    (3.0%)
                                           ------    ------    ------    ------
                                           (26.4%)   (12.5%)   (11.1%)    (3.4%)

   Net loss ............................  (120.8%)   (75.5%)   (42.1%)   (20.2%)
                                           ======    ======    ======    ======

      Comparison of Six Months Ended June 30, 1996 (the "1996 Period") to Six Months Ended June 30, 1995 (the "1995 Period").

      Net sales for the 1996 Period increased $824,000, or 23.2%, from the 1995 Period. This increase was primarily due to large OEM sales to GFI Control Systems, Inc. (for use by Ford Motor Company) and to Blue Bird Body Company.

      Cost of sales includes material costs, direct costs and allocated factory overhead associated with the manufacturing of the cylinders. Cost of sales increased by $646,000, or 19.5%, from the 1995 Period to the 1996 Period. Cost of sales did not increase at the same rate as net sales because the Company was able to realize economies of scale from increased unit sales volumes spread over certain fixed manufacturing costs.

      Research and development costs for the 1996 Period decreased $82,000, or 28.9%, from the 1995 Period. The decrease was comprised of an increase in costs associated with the development of the composite cylinder offset by a $100,000 research grant contributed by Southern California Gas Co., the Company's partner in the Los Angeles regional technology center, towards the development of a fast flow pressure release device that would speed the depressurization of a cylinder. In addition, the Company began the development of a composite hoop wrapped steel cylinder in 1996 for the purpose of expanding its product line in the heavier but more price-sensitive segment of the market.

      Selling costs for the 1996 Period decreased $28,000, or 7.1%, from the 1995 Period. The reduction in selling costs is due to a reduction in personnel costs as the Company focused on developing its relationship with the OEMs.

      General and administrative costs for the 1996 Period decreased $74,000, or 11.1%, from the 1995 Period. The decrease in general and administrative costs is due to a reduction in personnel costs.

      Equity in loss of investments in joint venture technology centers for the 1996 Period decreased by $74,000, or 83.1%, from the 1995 Period. The reduction in losses was due to the divestiture in the Atlanta, Georgia and Austin, Texas regional technology centers.

      Net interest and other expense for the 1996 Period decreased $173,000, or 56.5%, from the 1995 Period. The reduction is principally due to the conversion of related-party debt into Common Stock in the fourth quarter of 1995. Interest expense related to the regional technology centers for the 1995 Period was $22,000.

      Comparison of Year Ended December 31, 1995 to Year Ended December 31, 1994

      Net sales for 1995 increased $494,000, or 9.5%, from 1994. This increase was primarily due to an improving natural gas vehicle market, market acceptance of new 15 inch diameter aluminum cylinders and the introduction in 1995 of a full composite cylinder.

      Cost of sales includes material costs, direct costs and factory overhead associated with the manufacturing of the cylinders. Cost of sales for 1995 increased by $303,000, or 5.2%, as compared to 1994. Cost of sales did not increase at the same rate as net sales because the Company was able to realize economies of scale from increased unit sales volumes spread over certain fixed manufacturing costs.

      Research and development costs for 1995 decreased $92,000, or 12.9%, as compared to 1994. The level of development costs was relatively comparable from 1995 to 1994 and reflects the Company's ongoing development efforts in new types of cylinders and the completion of the first stage prototype of a full composite cylinder.

      In 1994, the Company incurred the majority of its costs in developing its full composite cylinder while in 1995 the Company concentrated on developing a greater engineering capability to service specific customer needs and to improve operational efficiency of its manufacturing facility.

      Selling costs for 1995 decreased $9,000, or 1%, as compared to 1994. Selling costs consist of personnel-related costs and sales expenses. Such costs were comparable from 1995 to 1994 due to offsetting costs from the Company's opening of a sales office in Detroit to increase its focus on the OEM business and the Company's closing of its sales offices in Pennsylvania and Kansas in 1995.

      General and administrative costs for 1995 decreased $843,000, or 40.4%, as compared to 1994. The decrease in general and administrative costs is primarily due to the reduction in administrative personnel and efficiencies gained from the reorganization of the Company's operations in the fourth quarter of 1994, including the addition of a new management team.

      Restructuring. In the second quarter of 1995 the Company's Board of Directors approved management's plan to withdraw from its joint venture investment in regional technology centers located in Austin and Atlanta. As a result, the Company wrote down its related investments of $294,000 in these two regional technology centers.

      Equity in loss of investments in joint venture regional technology centers for 1995 decreased by $767,000, or 74.2%, from 1994. The technology centers reduced their costs at all facilities and the technology center located in Austin, Texas began to wind-down its operations in 1995.

      Net interest and other expense for 1995 increased $109,000, or 32.3%, as compared to 1994. The increase reflects the increased borrowings required by the Company to fund on-going operations. See "--Liquidity and Capital Resources."

Potential Fluctuations in Quarterly Results

      The Company's operating results have fluctuated significantly in the past and will likely continue to fluctuate significantly in the future as a result of a variety of factors, many of which are beyond the Company's control. Sales have been dependent on the budget cycles and funding arrangements of both federal and state agencies, on the uncertainty associated with the timing of the delivery of vehicles to be retrofitted and upon the use to which the vehicle is put (e.g. school buses are typically retrofitted in the summer months), as well as other factors.

Liquidity and Capital Resources

      Since its inception, the Company has financed its operations through the issuance of equity securities and notes to related parties and short-term borrowings. The Company has not been able to generate sufficient cash from operations and, as a consequence, additional financing has been required to fund ongoing operations. Cash used in operations for the six months ended June 30, 1996 was $1,535,000 as compared to cash used in operations of $1,969,000 for the six months ended June 30, 1995. As of June 30, 1996, the Company had a working capital deficit of $1,226,000 and accounts receivable of $2,072,000.

      The Company has experienced significant working capital deficiencies when additional financing has been delayed and, as a consequence, its major vendors have tightened their credit terms to include prepayment or cash on delivery. These cash shortages have had a significant impact on the operational efficiency of the Company.

      In 1994, the Company's sales and net income were adversely affected by the industry's reaction to a "loss-of-content" event involving a compressed natural gas cylinder which had been installed in a pick-up truck manufactured by General Motors Corporation ("G.M.") and G.M.'s related decision to temporarily delay production of natural gas vehicles. The ramifications in the natural gas vehicle industry from this accident contributed to a severe cash shortage experienced by the Company in the second half of 1995, which adversely affected the Company's efforts to improve on its 1995 results. Subsequently, as a result of capital infusions in December 1995 and June 1996, the Company has been able to improve its operating results.

      In order to fund ongoing operations, the Company has borrowed from related parties and raised cash from the sale of its Common Stock. Cash provided by financing activities for the six months ended June 30, 1996 was $1,656,000 which was comprised of short-term loans from related parties and an outside investor.

     In July 1996, the Company received $400,000 from an investor in exchange for: (i) a promissory note for $400,000 bearing interest at 12% per annum, due on November 30, 1996; (ii) warrants exercisable into 100,000 shares of common stock at $3 per share; and (iii) a consulting fee payable in the amount of $3,000 per month as long as the Company has an unpaid balance related to the $400,000 promissory note and a related $600,000 note from the same investor. This note is secured by certain machinery.

      In September 1996, the Company sold 13,889 shares of Common Stock and a two-year $100,000 unsecured promissory note bearing interest at the rate of 12% per annum, including a two-year warrant to purchase that number of shares of Common Stock equal to $20,000 divided by the higher of (A) the initial public offering price per share of Common Stock in this Offering, at an exercise price equal to the initial public offering price per share in this Offering or (B) $5.00, at an exercise price of $5.00, for an aggregate consideration of $200,000 in the Private Placement. Approximately $100,000 of the net proceeds of the Private Placement was used for the purchase of steel cylinder production equipment and the remaining approximately $100,000 was used for raw material purchases and other working capital and general corporate purposes.

      Cash used by investing activities primarily has consisted of capital expenditures for equipment used in the manufacturing facility. For the year ended December 31, 1995 and six months ended June 30, 1996, capital expenditures totaled $454,000 and $182,000, respectively. The Company expects to use a portion of the net proceeds from this Offering to purchase manufacturing machinery for the steel cylinder and to construct a new manufacturing facility. The timing of this latter application of the net proceeds of this Offering will be dependent upon several factors, including the identification of a suitable site and the availability of additional financing. There can be no assurance that such additional financing will be available on acceptable terms, if at all. The Company currently anticipates that this application of the net proceeds will not occur prior to 12 months after the completion of this Offering.

      In addition, the remaining portion of the net proceeds from this Offering will be used to repay short-term debt due by December 31, 1996 and to fund working capital requirements. See "Use of Proceeds."

      The Company expects that its cash used in operating activities and investing activities will increase in the remainder of 1996 and 1997. The Company believes that the net proceeds from this Offering, together with other available cash, including net cash flow from operations, will be sufficient to meet the Company's operations and capital requirements for at least the next 12 months. The Company's capital requirements depend on numerous factors, but principally on the market's acceptance of the Company's products and on the development of the natural gas vehicle market in the future.

      The timing of such capital requirements cannot accurately be predicted. If capital requirements vary materially from those currently planned, the Company may require additional financing. The Company has no commitments for any additional financing, and there can be no assurance that any such commitments can be obtained on favorable terms, if at all. Any additional equity financing may be dilutive to the Company's stockholders and debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters. If the Company is unable to obtain additional financing as needed, the Company may be required to reduce the scope of its operations or its anticipated expansion, which could have a material adverse effect on the Company's business, financial condition and results of operations.

Net Operating Losses

      At December 31, 1995, the Company had net operating loss carryforwards of approximately $17,000,000 expiring through 2010. The ultimate realization of the net operating loss carryforwards will be subject to certain limitations due to any changes in the Company's ownership and will be dependent upon the Company attaining future taxable earnings.

      If certain substantial changes in the Company's ownership should occur, there would be an annual limitation on the amount of the tax loss carryforward that can be utilized, which could result in a part of such losses expiring before they are used.

Other

      In October 1995, the Financial Accounting Standards Board issued SFAS No. 123 "Accounting for Stock-Based Compensation." This standard encourages, but does not require, recognition of compensation expense based on the fair value of equity instruments granted to employees. The Company does not plan to adopt the recognition provisions of this standard. The disclosures required by this standard will be included in a note to the Company's 1996 consolidated financial statements.

                                   BUSINESS

General

      Natural Gas Vehicle Systems, Inc. is the leading United States manufacturer and distributor of fuel storage systems for use on-board natural gas vehicles. The Company's fuel storage cylinders are highly-engineered pressure vessels for the storage of compressed natural gas. Since 1990, the Company and its predecessors have invested significant resources in product development and manufacturing capability to meet the expected growth in demand in the natural gas vehicle market. The United States Clean Air Act Amendments of 1990 (the "Clean Air Act") and the Energy Policy Act of 1992 (the "Energy Policy Act"), in combination with clean air laws passed in California, Texas and many other states, mandate the use of alternative fueled vehicles in the United States, reflecting the stated national policy of reducing vehicular air pollution and dependence on foreign oil. The Company believes that compressed natural gas is the most viable alternative fuel currently available.

      In September 1996, a bill was introduced in the United States House of Representatives the stated purpose of which in its present form is to encourage the increased use of domestic natural gas as a transportation fuel and thereby realize the broad societal benefits associated with such use, including improved environmental quality, enhanced energy security, and increased domestic economic activity. This bill would encourage the use of natural gas vehicles (including bi-fuel vehicles) through emission reduction credits, tax incentives for fleet vehicle operators and owners of natural gas fueling stations, fuel credits, shorter depreciation recovery periods for natural gas vehicles and refueling property and the establishment of a research, development and demonstration program at the United States Department of Energy. There can be no assurance that this bill will be reintroduced in the next legislative session or enacted into law in its current form, if at all.

      The Company currently manufactures and distributes a variety of aluminum and composite cylinder products and has recently introduced a steel cylinder product line. The Company believes that the commercialization and further development of the steel cylinder product line is essential to the Company's expansion plans since approximately 25% of the United States market and 90% of the international market consists of steel cylinders. The Company also has an investment in a regional technology center which converts vehicles to operate on compressed natural gas. In addition, the Company offers emission testing, diagnostics, troubleshooting and engineering support both to original equipment manufacturers ("OEMs") and to customers converting their vehicles to operate on compressed natural gas.

      The Company currently markets and sells its compressed natural gas cylinders throughout the United States for use by automotive OEMs, such as Ford Motor Company; bus manufacturers, such as Blue Bird Body Company, Transportation Manufacturing Corporation and El Dorado National Bus; aftermarket conversion specialists; and utility, government and private fleets, such as Southern California Gas Co., the United States Postal Service and United Parcel Service of America, Inc. ("UPS"). The Company currently also supplies cylinders for use by the Ford Motor Company's program for its F-Series Pick-Up, E-Series Econoline Van and Contour passenger car natural gas vehicle product lines. In addition to domestic sales, the Company has also commenced marketing its compressed natural gas cylinders in the international market and has received a provisional approval letter from the Government of Venezuela authorizing the sale and use of the Company's cylinders.

      The Company believes that fleets, which are the Company's target market, currently account for a significant portion of all airborne pollutants in urban areas and are the primary target of several recent federal and state legislative mandates requiring conversion to operation on alternative fuels over time. In the 22 metropolitan regions in the United States designated as serious, severe or extreme "non-attainment" areas under the Clean Air Act (those geographic areas which do not meet the Clean Air Act's air pollution standards), approximately 8.5 million of these vehicles are operated in fleets of 10 or more vehicles with an operating range of less than 200 miles per day, including school and transit buses, medium duty trucks, garbage trucks, utility fleet vehicles, delivery vehicles and certain light-duty fleets, including taxis and police cars. The majority of these fleet vehicles operate in urban areas, in stop-and-go driving conditions, with predictable average daily mileage and central refueling and servicing locations.

      The Company's strategy is to take advantage of its expertise and leadership position in its industry to increase its share of the expanding market for natural gas vehicle fuel storage cylinders. The Company initially has focused and will continue to focus on the high fuel-use fleet vehicle segment of the natural gas vehicle market, in which vehicles consume large quantities of fuel due to the nature of their operation and usage. For example, the Company is currently developing a full composite product line which is under limited market testing by UPS. In addition, the Company believes there are opportunities for vehicle conversion centers as well as for turnkey projects for fleet operators seeking a single source to fully establish a natural gas vehicle program, providing vehicles, refueling, long-term fuel supply contracts and financing. The Company is evaluating other joint venture opportunities with major regional gas industry companies to establish regional technology centers to meet the expected demand for natural gas vehicle production capabilities and conversion services. The Company also plans to enter certain international markets through the establishment of technology centers with foreign joint venture partners in strategic locations throughout the world.

Industry Overview

      Natural Gas Vehicle Industry. The natural gas vehicle industry in the United States consists of approximately 280 providers of natural gas vehicle products and services serving more than 50,000 natural gas vehicles in the United States. Natural gas vehicle industry participants offer a variety of products and services, including high-pressure compressed natural gas fuel vessel storage systems and conversion services and technology. In 1995, there were approximately 42,000 natural gas vehicles in operation in the United States and government and industry sources estimate that, by the year 2010, two million or more natural gas vehicles will be in operation in the United States, although there can be no assurance that such levels will be attained as predicted, if at all. The Company also estimates that there are over one million natural gas vehicles currently in operation worldwide.

      Government Mandate. The Clean Air Act and the Energy Policy Act, in combination with clean air laws passed in California, Texas and many other states, mandate the use of alternative fueled vehicles in the United States, reflecting the stated national policy of reducing vehicular air pollution and dependence on foreign oil. Generally, these laws specify more stringent emissions standards for vehicles (begun in 1994 and becoming progressively more stringent through the year 2001), and require federal, state and certain other fleet operators to utilize domestic, non-petroleum fuels in their fleet vehicles on an increasing basis over time. In March 1996, the Department of Energy promulgated regulations pursuant to the Energy Policy Act requiring a minimum of 25%, 10% and 30% of newly-manufactured 1997 model year vehicles purchased by federal, state and "fuel provider" fleet operators, respectively, to operate on non-petroleum based "alternative fuels" such as compressed natural gas.

      In September 1996, a bill was introduced in the United States House of Representatives the stated purpose of which in its present form is to encourage the increased use of domestic natural gas as a transportation fuel. Although this bill would encourage the use of natural gas vehicles (including bi-fuel vehicles) through emission reduction credits, tax incentives, fuel credits and other means, it would also amend certain provisions of the Energy Policy Act by eliminating the mandated purchase of a specified percentage of alternative fuel vehicles by alternative fuel providers and private fleet owners and operators beginning in model year 1999. See "--Government Regulation."

      The Company and several industry experts believe that the Clean Air Act and the Energy Policy Act will promote the transition to the use of compressed natural gas. The Energy Policy Act was introduced in response to the threat from foreign oil dependence presented by the Gulf War in 1991. United States domestic reserves are reported to be sufficient to meet an estimated 50 years of demand and North American supplies are reported to be sufficient to meet an estimated 150 years of demand at current usage rates. Industry sources report that the United States imported approximately 52% of its total oil consumption in the six months ended June 30, 1996.

The Benefits of Compressed Natural Gas

      In the United States, compressed natural gas first was used as a motor vehicle fuel at the turn of the century. However, refined petroleum products (gasoline and diesel) became the dominant motor fuel due to the ease of their storage compared to compressed natural gas, as well as the lack of pipeline infrastructure at that time to transport natural gas from the well head to consumers.

      A task force formed by President Clinton to consider federal fleet conversions concluded in August 1993 that the increased use of motor vehicles powered by alternative fuels other than gasoline or diesel, including compressed natural gas, could significantly reduce United States dependence on foreign oil, increase energy security by diversifying the transportation fuel supply, aid in revitalizing the domestic energy industry, stimulate the domestic economy, create American jobs and improve environmental quality, particularly in urban areas.

      In addition to the government mandates contained in the Clean Air Act and the Energy Policy Act, the Company and certain industry experts believe that compressed natural gas should be viewed as the most viable of all of the various motor vehicle "alternative fuels" and is emerging as an important fuel for motor vehicle fleets for the following reasons:

      o Environmental Benefits - In the United States, the Energy Policy Act and the Clean Air Act, as well as various state clean air laws, mandate the use of alternative fuels by fleet vehicles. Compressed natural gas is the cleanest burning fossil fuel and can reduce nitrogen oxide emissions by up to 76%, carbon monoxide emissions by up to 95%, carbon dioxide emissions by up to 24% and reactive hydrocarbons by up to 95%, thus meeting stringent governmental vehicle emissions standards. In addition, natural gas is not a liquid at ambient temperatures and pressures and thus will not contaminate groundwater.

      o Economics - Compressed natural gas is substantially less expensive on an energy equivalent basis when compared to conventional refined fuels such as gasoline and diesel. In most areas of the United States, compressed natural gas presently is sold to retail customers at a per gallon equivalent cost of $0.65 - $0.85 as opposed to the current price of $1.20 - $1.55 for unleaded gasoline. In addition, vehicle operating costs are reduced due to less engine wear with resulting lower maintenance costs and longer engine life. In addition to these direct operating savings, a number of tax and other programs are being considered and adopted at the federal, state and municipal level as well as by regional gas utility companies as an additional incentive to stimulate and accelerate the conversion by fleets to vehicles fueled by compressed natural gas.

      o Supply - Natural gas is widely available and in abundant supply. United States domestic reserves are reported to be sufficient to meet an estimated 50 years of demand and North American supplies are reported to be sufficient to meet an estimated 150 years of demand at current usage rates. The Energy Policy Act mandates the development of domestically-produced alternative fuels (including natural gas but excluding reformulated gasoline) in order to limit reliance on imported energy products and to increase use of domestic energy resources. The natural gas pipeline infrastructure in the United States is extensive with service to and throughout every major metropolitan area. Additional pipeline capacity currently is under construction to further improve transmission capabilities between Canada and the United States and between specific United States markets.

      o Safety - The Company and certain industry experts believe that natural gas is a safer vehicle fuel than gasoline because (i) the ignition temperature for natural gas is higher than gasoline, (ii) natural gas is lighter than air and thus dissipates quickly, and
            (iii) natural gas can ignite only in a narrow range of fuel-air ratios.

      o Dependence on Foreign Oil and Balance of Payments - Currently, the United States obtains approximately 52% of its domestic petroleum requirements from imported oil. In addition to the national security implications created by this dependency, the importation of petroleum products created a reported deficit in United States balance of payments of approximately $45 billion in 1994 with the correspondingly negative impact on the United States domestic economy. The United States government reports that, unless an alternative source of energy is found, United States dependence on imported petroleum will increase to approximately 70% by 2010.

Competing Alternative Fuels

      In order to meet the emissions standards that have been mandated by United States federal and state legislation over the past several years, several alternative fuels in addition to compressed natural gas have been proposed for use in alternative fuel vehicles. Each of these other fuels has advantages and disadvantages in comparison to compressed natural gas.

      o Electricity - Electricity has been aggressively promoted as a purported "zero-emissions" alternative fuel, particularly in California. Consumers are familiar with electricity and may be less resistant to powering their vehicles the way they power home appliances. A recent United States Environmental Protection Agency ("EPA") report notes, however, that electricity is not a true "zero-emissions" fuel. Since it must be made from primary sources of energy, the fuels used to generate the electricity produce emissions. Current battery technology also requires a number of heavy, expensive batteries in an electric vehicle, which batteries constitute hazardous environmental waste after their useful life has expired. Current battery technology generally permits only limited driving range per vehicle, very light load capacity and no heating/air-conditioning load. Based on these limitations, the Company believes that, for the near future, electricity may have application only in small consumer vehicles, and not in fleet vehicles. The Company believes that hybrid electric vehicles, which produce electricity on board from an alternative fuel such as natural gas, will not be commercially available for a number of years.

      o Liquefied Petroleum Gas (Propane) - Liquefied petroleum gas is a by-product of petroleum refining and natural gas production. It currently is used throughout the United States for heating purposes and as a petrochemical feedstock. Vehicles powered by propane emit less ground-level, ozone-forming hydrocarbons than do vehicles fueled with conventional gasoline. Engines in these vehicles generally are considered easier to start than gasoline engines in cold weather because propane is vaporized before injection into the engine. In addition, propane storage tanks are significantly less expensive than the Company's fuel storage cylinders. Disadvantages of propane include seasonal variation in price, limited driving range, limited availability of refueling stations and restrictions on traveling through tunnels or over bridges due to safety concerns. Also, there is very limited supply above current levels of production. The Company believes, however, that propane may be more widely used in certain areas, such as in Texas, where supply is readily available.

      o Methanol - Manufactured from natural gas, coal or biomass, methanol (also called wood alcohol) can be used to power vehicles when pure or blended with gasoline. Most methanol in the United States is produced from natural gas resources. Emissions from methanol, which has a higher octane rating than gasoline, would be reduced by approximately 30% when compared to gasoline use. Methanol has an advantage in "dual-fuel" or "flexible fuel" vehicles in that only one fuel tank system is required. Both gasoline and methanol can be pumped into the tank. Capital costs of a methanol fueling system also are lower than for compressed natural gas since current gasoline stations can be used with the addition of methanol storage tanks. The Company believes that several disadvantages prevent methanol from being considered a viable alternative to gasoline. Methanol's energy density is about half that of gasoline, making it expensive as well as reducing the range a vehicle can travel on an equivalent tank of fuel. Methanol also is very corrosive and toxic. Currently, vehicles using methanol at temperatures below 45(degree)F are difficult to start due to methanol's chemical nature. Also, vehicles using methanol emit formaldehyde in their exhaust. Formaldehyde is a highly reactive compound which presents significant emissions problems. Due to recent demands, methanol currently is in relatively short supply.

      o Ethanol - Ethanol is made by the fermentation of corn or other agricultural products. Its use in the United States primarily is centered in the Midwest, where excess corn and grain may be converted into fuel. Ethanol currently is used as an oxygenate for approximately 9% of all gasoline sold in the United States. Due to its use as an oxygenate, its supply currently is on allocation in the United States. Ethanol generally reduces harmful emissions and is relatively low in toxicity, water soluble and biodegradable, making the consequences of large fuel spills less harmful to the environment. In addition, ethanol prevents fuel system deposits because of its chemically active nature. Due to its corrosive properties and water solubility, however, ethanol would require special metals in engines and fuel systems and could not be carried by pipeline. It also has the same "cold-start" difficulties as methanol. Further, the unsubsidized cost of production is very high. Finally, the life cycle emissions of ethanol production actually increase total emissions.

      o Hydrogen - Hydrogen's chief advantage is that it produces no carbon dioxide or other greenhouse gases when burned. Hydrogen, however, which must be manufactured, poses serious storage and volatility problems since it ignites very easily.

      o Reformulated Gasoline - A number of "clean" gasolines have recently been introduced into the marketplace and research is continuing to develop even cleaner fuels. Reformulated gasoline, capable of significantly reducing hydrocarbon emissions, is now required in some high-ozone areas. Reformulated gasoline is superior to other alternative fuels in that it has a ready infrastructure and requires little education among consumers or modification of engines or fueling systems to gain acceptance. Reformulated gasoline's primary disadvantage is that, in order to permit production, refineries must be refitted, at significant cost, resulting in higher retail gasoline prices. Further, since reformulated gasoline is derived from petroleum, its use does not address the problem of dependence on foreign energy sources. For these reasons, the Energy Policy Act specifically prohibits the use of reformulated gasoline as a mandated alternative fuel.

      o Other Alternative Fuels - Other alternative fuels include liquefied natural gas, coal-derived liquid fuels, solar and wind power and fuels (other than alcohols) derived from biological materials, such as bio-diesel. Management believes that liquefied natural gas, which is cooled to a cryogenic liquid to allow greater energy storage, prospectively is a significant alternative fuel for buses and long-distance heavy-duty trucks. Several hundred of these vehicles are in operation in the United States today. Various technical problems remain, however, which have delayed widespread use. Management believes these remaining alternative fuels are all in various experimental stages.

The Company's Target Market

      The Company currently markets its natural gas vehicle products and services to federal, state, municipal and private fleet vehicle operators, OEMs and to prospective customers in strategic international markets.

      Fleet Vehicles. Fleets, which the Company believes account for a significant portion of all airborne pollutants in urban areas, are the primary target of several recent federal and state legislative mandates requiring conversion to operation on alternative fuels over time. In the 22 metropolitan regions in the United States designated as serious, severe or extreme "non-attainment" areas under the Clean Air Act (those geographic areas which do not meet the Clean Air Act's air pollution standards), approximately 8.5 million of these vehicles are operated in fleets of 10 or more vehicles with an operating range of less than 200 miles per day, including school and transit buses, medium duty trucks, garbage trucks, utility fleet vehicles, delivery vehicles and certain light-duty fleets, including taxis and police cars. The majority of these fleet vehicles operate in urban areas, in stop-and-go driving conditions, with predictable average daily mileage and central refueling and servicing locations. In light of these factors, the Company believes that these fleet vehicles represent the primary target market for the Company's products and services in the foreseeable future.

      Fleet vehicles increasingly are being converted to operate on compressed natural gas for a number of reasons. First, they are the primary target of several recent federal and state legislative and regulatory mandates requiring such conversion over time. Second, the reported average 40% fuel and maintenance savings generated by the use of compressed natural gas over gasoline significantly improves operating costs for fleet operators. Third, according to industry sources, the average range for a fleet vehicle is between 75 and 150 miles/day, which falls within the operating range of a vehicle equipped with natural gas cylinder fuel storage capacity that does not crowd the vehicle storage areas. Fourth, some fleet operators economically can invest in a refueling facility to service their vehicles. Fifth, since natural gas is the cleanest burning of all fossil fuels, use of compressed natural gas results in many environmental benefits, including significantly reduced emissions. Government and industry sources estimate that the number of compressed natural gas fleet vehicles in the United States will increase from approximately 42,000 in 1995 to two million or more by the year 2010, although there can be no assurance that such levels will be attained as predicted, if at all.

      The Company, and the natural gas vehicle industry as a whole, has been focusing its efforts on penetrating those fleet vehicle market segments where vehicles consistently consume large quantities of fuel due to their operational characteristics and/or usage patterns. High fuel-use fleets include school and transit buses, medium duty trucks, utility fleets and high fuel-use light duty fleets, including taxis and police cars. Most of these high fuel-use vehicles carry multiple fuel cylinders to allow increased range.

      Although the consumer market for compressed natural gas passenger vehicles ultimately may be larger than the fleet vehicle market, it is likely to develop more slowly for a number of reasons. At the present time there are relatively few publicly accessible refueling stations, which limits the current attractiveness of compressed natural gas as a fuel for individual consumers. Passenger vehicles are also usually smaller than the typical fleet vehicle and are driven shorter distances, thus using less fuel and creating less pollution. Accordingly, consumer passenger vehicles are not yet subject to the same stringent federal or state environmental emissions standards which mandate the purchase of alternative fuel vehicles by fleet operators.

      OEMs. To date, OEM natural gas vehicles have been produced in low volumes by four categories of vehicle manufacturers:

      o Automakers such as Ford Motor Company, Chrysler Corporation and General Motors Corporation.

      o Bus builders such as Blue Bird Body Company, Bus Industries of America, El Dorado National Bus, Flexible Bus Company, Nova Bus, New Flyer Corporation, Neoplan, and Navistar International Corporation.

      o Chassis and body builders such as Northrop Grumman Corporation, Oshkosh Truck Corporation and Utilimaster Corp., a division of Harley-Davidson, Inc.

      o     Specialty vehicle builders such as Crane Carrier Company.

      Several major automakers have begun to introduce natural gas vehicle light-duty trucks and passenger cars. Ford Motor Company ("Ford") began implementation of its natural gas vehicle qualified vehicle modifier ("QVM") program in 1994 by offering its F-Series pickup trucks in a bi-fuel natural gas vehicle model, followed by the E-Series vans (1995 model year) and the Contour, a bi-fuel passenger car, in mid-1996. The Ford QVM program produced three model lines of vehicles developed for compressed natural gas in the 1996 model year. Ford also produces a factory-built dedicated-fuel Crown Victoria four-door sedan. In July 1996, Chrysler Corporation, however, announced a temporary cessation of production of their natural gas vehicle line until such time as they can resolve certain cylinder design problems and achieve greater sales volume. General Motors Corporation has recently announced the introduction of their Sierra pickup truck to be produced as a natural gas vehicle in January 1997. In addition, Honda Motor Co., Ltd., BMW AG, AB Volvo and other foreign OEMs have announced natural gas vehicle products and have United States demonstration projects underway. As the major OEMs introduce the products listed above, there are still products in the development phase which are expected to be introduced in 1996 and continue through 1998, particularly from truck and bus manufacturers.

      International Market Development. The international market for natural gas vehicles is directly impacted by the cost of imported oil and the wide availability of lower-cost natural gas in many countries. Many countries with plentiful natural gas resources cannot afford to import quantities of oil-refined products (e.g., gasoline) or to use significant quantities of domestically produced oil for motor vehicles. Further, the air pollution problems of many cities throughout the world now require these cities to implement vehicle emissions controls. Consequently, large markets for compressed natural gas vehicles are developing in certain high technology markets such as Argentina, Australia, Canada, Italy, New Zealand and Venezuela. In Venezuela, for example, the Company has received a provisional approval letter from the Government of Venezuela authorizing the sale and use of the Company's cylinders. In virtually all of these countries, tax policy typically is used to create economic incentives to switch to clean fuels. The Company also estimates that there are over one million natural gas vehicles currently in operation worldwide. In addition, numerous programs are underway in various other countries. For example, activities in Korea and Indonesia suggest that these countries represent near-term international market opportunities.

The Company's Fuel Storage Systems Business

      The Company currently manufactures 43 standard sizes and types of cylinders, all of which are highly-engineered and tested pressure vessels. These cylinders consist of 36 aluminum cylinder types, of which 18 are 3,000psi cylinders and 18 are 3,600psi cylinders, and seven composite cylinder types, all of which are 3,000psi. In addition to its standard size product offerings, the Company has the ability to produce variable length cylinders from 30 to 100 inches which the Company believes gives it a competitive advantage.

      The Company currently produces sidewall-wrapped composite-reinforced aluminum cylinders in a variety of sizes to fit a variety of vehicles. In addition, the Company has developed and is now marketing full-wrap, non-metallic lined cylinders. The Company also is working with OEM manufacturers to design vehicle-specific cylinders that can be incorporated into the vehicle frame, optimizing space utilization and enhancing the structural integrity of the vehicle. All of the Company's products are manufactured in compliance with DOT regulations.

      The Company has recently introduced a 3,600psi steel cylinder product line that is designed to compete with current steel cylinder manufacturers. The Company introduced the steel cylinder at the Natural Gas Vehicle Coalition Conference in September 1996 and is currently soliciting orders for its steel cylinder product line. Since steel cylinders have lesser wall thickness than aluminum or composite cylinder types, they are characterized by increased cylinder storage capacity. The Company believes that the commercialization and further development of the steel cylinder product line is essential to the Company's expansion plans since approximately 25% of the United States market and 90% of the international market consists of steel cylinders. The Company also believes that introduction of a steel cylinder to the international market is important to the Company's business since such markets currently are growing more rapidly than the United States market. The three types of cylinders offered by the Company are considered complementary as the natural gas vehicle market has various requirements and applications for cylinder usage. The Company plans to use a portion of the net proceeds of this Offering to build a new manufacturing facility designed to produce larger diameter cylinders (aluminum and steel) than the Company currently is able to produce. See "Use of Proceeds."

The Company's Natural Gas Vehicle Production, Conversion and Service Business

      In developing its business strategy, the Company determined that the conversion of large numbers of vehicle fleets to operate on compressed natural gas fuel requires strong, highly-qualified natural gas vehicle manufacturing and technical expertise that is located regionally around the United States. Consequently, in order to rapidly increase its ability to meet the expected demand for natural gas vehicle production capabilities, the Company is pursuing joint ventures with major regional companies, especially gas utilities, to develop regional technology centers. The Company also is seeking similar collaborative relationships with other potential joint venture partners in certain foreign markets. The Company would seek to provide technical expertise and capital, as well as compressed natural gas cylinders and other technical equipment, to the joint ventures while the gas company partners would provide capital, refueling capability and local marketing services. The Company generally seeks to assist the joint ventures in training, certification procedures, and operations of the certified emissions testing laboratory. The Company's wholly-owned subsidiary, NGVDC (or an affiliated entity), acts as the Company's representative in such joint venture relationships.

      NGV Ecotrans. The Company currently has a 35% interest in NGV Ecotrans Group, L.L.C. ("NGV Ecotrans"), the largest full-service natural gas vehicle conversion and technology center in the world, which is located in Los Angeles, California. Southern California Gas Co. and Cardinal Automotive Incorporated have a 50% and a 15% interest in NGV Ecotrans, respectively. NGV Ecotrans provides vehicle production and conversion services and technical services to fleet customers and government regulators and serves as a data collection point for industry and government analysis of natural gas vehicle performance. This regional technology center also provides fleet operators with manuals and training to properly complete conversions and provides the Company with an opportunity to work with OEMs to ensure that its installed natural gas vehicle systems meet warranty requirements.

      NGV Ecotrans operates in a 60,000 square foot facility with hydraulic lifts, related tooling and diagnostic equipment, and complete emissions test laboratories which are capable of testing vehicles to the most stringent federal and state criteria. This regional technology center is designed to be able to convert 2,500 to 5,000 vehicles annually, with the potential to expand. The Company previously operated two additional technology centers with joint venture partners in Atlanta, Georgia and Austin, Texas. In May 1996, the Company withdrew from its regional technology center partnership in Atlanta, Georgia due to increasing losses and declining revenues from operations. The Company's former joint venture partners in the Atlanta regional technology center subsequently closed such center on September 15, 1996. The Company also closed its Austin, Texas regional technology center due to recent Texas legislation defining reformulated gasoline and "clean diesel" as "clean alternative fuels." This legislation provided strong disincentives to the use of compressed natural gas as an alternative fuel and temporarily resulted in a serious reduction in the number of natural gas vehicle conversions conducted by the Austin regional technology center. In general, the Company believes that it is well positioned to take advantage of the increasing demand for natural gas vehicle conversion services and aggressively plans to promote its products and expertise in this area. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

      Future Technology Centers. The Company is in active discussions with a number of gas utility companies and municipalities in the United States and internationally regarding the opening of the next series of regional technology centers, including regions covering New York, Chicago and Washington D.C. The Company also has provided Public Service Company of New Mexico ("PSC/NM") with technical advice and other support in order to enable PSC/NM to establish a conversion center in Albuquerque, New Mexico. PSC/NM has agreed to use the Company's natural gas cylinders in such conversion center whenever practical. The Company intends to develop some or all of these locations over the next few years, although there can be no assurance that the Company will be able to establish any additional regional technology centers or that such technology centers, if established, will prove profitable to the Company.

      Engine Systems Support. NGV Technologies Company ("NGV Technologies") was formed in 1991 as a division of the Company's immediate predecessor, primarily as a technical support group for its cylinder and conversion businesses. NGV Technologies offers emissions testing, trouble shooting and support to customers (such as GFI Control Systems, Inc. (a supplier to Ford Motor Company), NGV Ecotrans, Southern California Gas Co. and Institute of Gas Technology) converting vehicles to operate on compressed natural gas. In January 1992, the California Air Resources Board certified NGV Technologies to become a licensed emission laboratory for the state of California. The laboratory is staffed with technicians knowledgeable about vehicular engineering requirements used by OEMs. Through strategic alliances with leading manufacturers of conversion equipment hardware, NGV Technologies is engaged in the verification, calibration and testing of California Air Resources Board and EPA certified vehicle conversion system components. In addition, the emission lab of NGV Technologies assists the kit suppliers in studying gas composition levels and their effects on vehicle performance and emissions.

      NGV Technologies, together with kit manufacturers, natural gas providers, and conversion companies, conduct feasibility and effectiveness studies on a variety of vehicles and engine families targeted for natural gas conversion. These studies are conducted on both domestic and foreign vehicles and are designed to determine the best installation configurations for component packaging and emission improvements. Durability and mileage studies are then conducted at pre-assigned mileage accumulations to determine conversion integrity and monitor possible degradation of the systems affecting emissions and vehicle performance. This process can support market planning in determining the proper vehicle to be introduced and to which markets it may be targeted.

Manufacturing

      The Company's composite reinforced aluminum cylinders are manufactured at the Company's facilities in Long Beach, California. The Company's manufacturing facilities currently operate with one shift, five days a week. Management estimates that the current cylinder production capacity is dependent upon the product mix used in the United States and can achieve approximately 35,000 cylinders annually, assuming three production shifts per day.

      Manufacturing the Company's sidewall-wrapped, composite aluminum cylinder is a highly-engineered process which consists of flow forming primarily extruded metal tube and then spinning closed ends on it under very high pressures. After forming, the cylinders are: (1) heat treated, (2) drilled and tapped, (3) wound with a reinforced, glass composite material, (4) heat cured, (5) autofrettaged (binding of metal and glass) and (6) given an environmental coating. After further testing, the cylinders are assembled and undergo final quality control checks before shipment. Every step of the manufacturing and quality control process conforms with DOT standards and is subject to DOT inspection.

      The Company's manufacturing facilities are in two adjacent buildings consisting in the aggregate of approximately 45,000 square feet which house all present administrative, sales, manufacturing and under-roof storage activities. In addition, the Company plans to use a portion of the net proceeds of this Offering and to seek additional bank or other financing to build or acquire a new manufacturing facility. The new manufacturing facility will be designed to permit expansion of the Company's current manufacturing operations, as well as to produce larger diameter cylinders (aluminum and steel) than the Company currently is able to produce. See "Use of Proceeds" and "Business-Properties."

Customers and Marketing

      The Company distributes its products through its regional technology center, independent conversion shops, utility companies and directly to fleet operators. It also sells specifically-engineered products directly to OEMs. The Company employs three full time sales representatives. In 1995, the Company established its principal sales office in Detroit headed by an experienced OEM sales and engineering professional, focusing on OEM sales, and designated field representatives for the Eastern and Western regions of the country. The Company's sales representatives work with local utilities, converters, municipal transit authorities and state and local governments to promote the use of the Company's products in addition to pursuing direct sales to fleet operators and OEMs. The Company continues to develop relationships with key utilities around the country and has significantly enlarged its advertising, promotional and marketing budgets targeted at trade magazines and trade shows.

      The following list represents a cross section of the Company's current customers:

                               Selected Customers

           OEM                     Fleet Operators                         Utilities                    Converters
           ---                     ---------------                         ---------                    ----------
GFI Control Systems, Inc. (a  AMOCO Production Company               Lone Star Gas Co.            Alternate Energy Corp.
supplier to Ford)
Champion Motor Coach, Inc.    Southwestern Bell Telephone Company    Consolidated Edison          Carbeuration Labs
                                                                     Company of New York,
                                                                     Inc.
Ford Motor Company            Federal Express Corporation            Pacific Gas and Electric     Motorfuelers, Inc.
                                                                     Company
                              Texas General Services Administration  Connecticut Natural Gas      Propane Equipment Co.
                                                                     Corporation
El Dorado National Bus        UPS                                    Southern California Gas Co.  Hawthorne Power Systems
Tug Manufacturing             Texas Dept. of Transportation          Brooklyn Union               Kleenair Systems, Inc.
Crane Carrier Company         United States Postal Service           Southern Union Gas Co.       American Natural Gas Power Company
John Deere Company            City of Long Beach, CA                 Michigan Gas Company         Alternative Fuels Technology
                                                                                                  Corporation
Chance Industries, Inc.                                              The Peoples Natural Gas      New England Conversion Center
                                                                     Co.
Blue Bird Body Company                                               Consolidated Natural Gas     North American Fleet Services
                                                                     Company
TMC Company Ltd.                                                     The Columbia Gas System,     Transtar Technologies, Inc.
                                                                     Inc.
Northrop Grumman Corporation                                         Elizabethtown Gas Co.
Bus Industries of America                                            Boston Gas Company

                                                                     Baltimore Gas and Electric
                                                                     Company
                                                                     Atlanta Gas Light Company
                                                                     Public Service Company of
                                                                     New Mexico
                                                                     Equitable Resources, Inc.

Research and Development

      In the years ended December 31, 1994 and 1995, the Company incurred approximately $713,875 and $621,600 of research and development expenses. In 1994, the Company participated in a federally funded project assigned to Southwest Research Institute in San Antonio, Texas to develop a concept school bus designed to illustrate operating and safety improvements. The prototype school bus designed by this project incorporated four of the Company's natural gas fuel cylinders.

      In 1995, the Company commenced development of its composite-reinforced 3,600psi steel cylinder utilizing contributing funding from the Gas Research Institute ("GRI") of Chicago. This technology has been fully developed through prototype, engineering and production phases and recently underwent final design and third party proof testing required for all new cylinder introductions. The Company introduced the steel cylinder at the Natural Gas Vehicle Coalition Conference in September 1996 and is currently soliciting orders for the steel cylinder product line.

      In 1996, the Company began the development of a high-flow pressure relief device utilizing funding from Southern California Gas Co. to increase the exhaust flow of natural gas from all current cylinder designs. This new device would effectively decrease the cost of overall cylinder systems and increase safety. Many cylinders currently require two pressure relief devices to accommodate exhaust flow and require piping during installation. The Company's new device would reduce this requirement.

       In addition, the Company has focused on special cylinder designs for specific OEM applications, as well as the design and construction of multi-cylinder modules for bus frame installations and special cylinder protective apparatus unique to the Company's many cylinder designs. The Company has also been involved in development work with new materials for cylinder liners, composite winding and protective coatings which will lower cylinder costs, increase cylinder life and provide additional value-added aspects which the Company believes are not currently available from competitors.

Raw Materials

      Some of the Company's raw materials currently are supplied by a small number of specially qualified producers, including some foreign suppliers. The most sensitive raw material category is that of extruded aluminum tube stock, which presently is produced by only three United States companies. Only two of these companies, Alcoa and Spectrulite, currently possess the unique press capacity required to produce particularly large diameter aluminum tubes. Certain natural gas vehicle engine systems and their components (including on-board emissions diagnostic equipment) are in limited supply, and the Company's vehicle conversion programs are dependent upon the availability of those items. In addition, the price and availability of certain raw materials are subject to market fluctuations. There can be no assurance that the Company's material requirements can be met in the future as demand grows, unless additional supply capacity is developed in the United States. The Company's performance also is materially dependent upon the ability of its suppliers to keep pace with current and future OEM technologies. While the Company believes that multiple sources of supply are available for all of its raw materials, should the Company be unable to obtain adequate quantities of its raw materials, delays or reductions in product shipments could occur which would have a material adverse effect on the Company's business, financial condition and results of operations. The supply and price of raw materials used to produce the Company's products can be affected by factors beyond the control of the Company, such as shortages, political instability and market volatility. If any of the foregoing were to occur, the Company's business, financial condition and results of operations would be materially adversely affected. While the Company has the ability to pass certain material price adjustments through to its customers, there can be no assurance that the Company can continue to pass through these material price increases or pass them through on a timely basis. In addition, the Company's results of operations are dependent upon its ability to accurately forecast its requirements of raw materials. Any failure by the Company to accurately forecast its demand for raw materials could result in the Company either being unable to meet higher than anticipated demand for its products or producing excess inventory, either of which may materially adversely affect the Company's business, financial condition and results of operations.

License Agreements

      The Company's composite-reinforced aluminum fuel storage cylinders are manufactured and sold under a royalty-bearing, exclusive world-wide license (the "Fawley License") from NCF Industries, Inc., a California corporation, and Norman C. Fawley, the principal shareholder of NCF Industries, Inc., pursuant to the provisions of an Amended Cylinder License Agreement dated as of May 25, 1993. The Fawley License expires on the later of (i) February 9, 2005, and (ii) the termination of any commercial sales, manufacturing, distribution, licensing or sublicensing of licensed products commenced prior to February 9, 2005, unless earlier terminated. The Company is obligated to pay a monthly license fee equal to 3% of the price of each licensed product or process shipped by the Company or its affiliates as well as 3% of the amount of any research and development contract received by the Company or any affiliate which relates to any product, process or technology covered by the Fawley License. In the event the Company defaults in the payment of royalties required under the Fawley License, or otherwise fails to perform the terms thereof, NCF Industries, Inc. and Norman C. Fawley have the right to terminate the Fawley License and to retain sole use and enjoyment of the licensed patents and know-how pertaining to the Company's composite-reinforced aluminum fuel storage cylinder. The Company has previously been in default of various conditions under the Fawley License and received waivers from the licensors with respect to such defaults. There can be no assurance that the Company will not default on the conditions of the Fawley License in the future or that, if the Company does default, that adequate waivers could be obtained. Should the Company default under the Fawley License and such default was not waived by the licensors, the Company would be prohibited from manufacturing or selling the fuel storage cylinders and other products and technology covered by the Fawley License, with a resulting material adverse effect on the Company's business, financial condition and results of operations.

     The Company is also a party to a Technology Transfer Agreement dated February 23, 1993 with Alcoa Composites, Inc. ("Alcoa Composites"), a subsidiary of Alcoa, and Audie L. Price pursuant to which the Company has acquired all rights and interests under an existing technology license held by Alcoa Composites to manufacture and sell certain processes and equipment designs for winding high service pressure cylinders (the "Alcoa License"). The Alcoa License is an exclusive, world-wide license which extends (i) as to Mr. Price's license to the Company and the Company's obligations in connection therewith until the receipt by the Company of a cumulative net selling price of licensed technology products equal to $100 million and (ii) as to Alcoa Composites' transfer to the Company and the Company's obligations in connection therewith until February 23, 2003. The Company may also unilaterally terminate the Alcoa License upon 90 days' prior notice to Alcoa Composites. Under the Alcoa License, the Company was obligated to pay to Mr. Price an annual minimum royalty of $60,000 for the first three years as well as royalty payments equal to 1.5% of the net selling price of licensed technology products sold for the first $100 million in net sales. In addition, the Company is also obligated to pay to Alcoa Composites royalties equal to 1.5% of the net selling price of licensed technology products sold by the Company or any licensee of the Company until February 23, 2003, as well as 25% of any royalty or transfer fees that the Company demands from any licensee until February 23, 2003.

Competition

      The Company's business is dependent upon the development of a market for compressed natural gas as a vehicle fuel over other competing alternative fuels such as electricity, liquefied petroleum gas (propane), methanol, ethanol, hydrogen, reformulated gasoline and liquefied natural gas. Although the Company believes compressed natural gas currently provides advantages over all of such fuels, there can be no assurance that a market for compressed natural gas as an alternative transportation fuel will develop (including the requisite refueling infrastructure therefor).

      Currently, several companies offer products and services that compete directly with the Company's compressed natural gas cylinders and installation services. While the Company is not aware that any competitor offers the same range of products and services that it is developing, any of the existing competitors could decide to offer the same range of vehicle systems and services offered by the Company. If the market for fleet vehicles fueled by compressed natural gas develops as anticipated by the Company, it is likely that new competitors will enter the market. Many of these competitors have significantly greater financial, technical and marketing resources and greater name recognition than the Company. Such competition may impose additional pricing pressures on the Company. There can be no assurance that the Company will compete successfully with its existing competitors or with any new competitors.

      The natural gas vehicle industry is highly competitive. Competition in the natural gas vehicle fuel storage systems segment of that industry is based primarily on the ability of the cylinder manufacturer to meet the design requirements of individual end users and, to a lesser extent, where the weight of the cylinder is not important, on price. The Company's fuel storage cylinder products compete directly with products sold by six principal competitors:
Pressed Steel Tank Co., Inc., Comdyne, SCI Systems, Inc., Lincoln Composites, EDO Corporation and Lucas Industries Inc. The Company does not believe that any of these competitors produces an aluminum cylinder with a side wall hoop-wrapped in the full range of sizes offered by the Company or has a product mix as broad as that offered by the Company, which includes aluminum, composite and steel cylinders.

      The Company believes that most of the natural gas vehicle production for the foreseeable future in the United States will be achieved through the conversion of existing gasoline vehicles. There are several other companies which convert natural gas vehicles, including the following: Alternative Fuels Technologies Corporation (Jamaica, NY); American Natural Gas Power Company (Houston, TX); Kleenair Systems, Inc. (Martinsburg, WV); Motorfuelers, Inc. (Clearwater, FL); Natural Fuels Corporation (Denver, CO); North American Fleet Services (Phoenix, AZ); and Transtar Technologies, Inc. (Dallas, TX).

Intellectual Property Rights

      The Company relies upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect its proprietary rights and the proprietary rights of third parties from whom the Company licenses intellectual property. The Company enters into confidentiality agreements with its employees and limits distribution of proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights. See "Risk Factors--Uncertainty Regarding Proprietary Rights" and "Management-Employment Agreements."

Government Regulation

      Clean Air Act. The Clean Air Act established emissions standards for automobile model years beginning in 1994. The Clean Air Act "Tier 1 Standards," which became effective in 1994 and cover all newly manufactured passenger cars and light duty truck vehicles, require a reduction of approximately 40% in hydrocarbon emissions and 60% in nitrogen oxide emissions from currently applicable standards. Nationwide, 22 metropolitan regions have been specifically designated as "serious, severe or extreme non-attainment" areas. A non-attainment area under the Clean Air Act is a geographic region that has been designated by the EPA as failing to meet certain air quality standards. Commencing in 1996, the Tier 1 Standards apply to 100% of applicable vehicle production. The Clean Air Act also stipulates proposed "Tier 2 Standards" beginning in the year 2004, which the EPA will introduce if deemed necessary, technologically feasible and cost effective. The Tier 2 Standards, as currently proposed, would be 50% more stringent than the Tier 1 Standards for hydrocarbons, nitrogen oxides and carbon monoxide emissions.

      In addition to the Tier 1 Standards, and in an effort to address increased vehicle emissions in varying weather conditions, the EPA recently has proposed carbon monoxide emission standards for motor vehicles operated at unusually low temperatures and in "ozone-depleting" summertime conditions. Moreover, the EPA is currently studying the emissions which pose significant risks to human health or about which significant uncertainties remain, including diesel particulates, benzene, formaldehyde and butadiene, which are byproducts which result from the use of traditional petroleum-based fuels.

      It is estimated that 60% of all airborne emissions in urban areas are produced by fleet vehicles. Because fleet vehicles are large contributors to airborne pollution and are concentrated in urban areas which have the most serious air pollution problems, the Clean Air Act establishes a mandatory timetable for the adoption of alternative fuel vehicles by fleet operators. This schedule specifies the percentage of new fleet vehicles acquired by federal, state, and privately operated vehicle fleets which must use alternative fuels. Under the Clean Air Act, by 1998, 30% of all newly-purchased passenger cars and light duty fleet vehicles must use alternative fuels. The percentage increases to 50% in 1999 and 70% by 2000.

      Energy Policy Act. The Energy Policy Act was passed and signed into law in 1992. In large part the Energy Policy Act was designed to reduce United States dependence on foreign oil imports by encouraging the use of domestically produced fuels. As such, the Energy Policy Act contains both mandates and incentives for the use of alternative fuels in vehicles, reflecting the stated dual national security objectives of maintaining adequate reserves of domestic oil and stemming the increase in United States reliance on imported oil. The Energy Policy Act specifically prohibits the use of reformulated gasoline as a mandated alternative fuel.

      The Energy Policy Act currently requires federal and state fleets and alternative fuel providers to purchase alternative fuel vehicles. The following table displays the sequential, mandated implementation of newly-manufactured fleet vehicle purchases which must utilize non-petroleum based "alternative fuels."


Fiscal Year (Model                                                         "Fuel Provider"
Year in case of        Federal Fleet Provisions  State Fleet Provisions    Fleet Provisions
"Fuel Providers")      (Est. Pop. 350,000)       (Est. Pop. 2,300,000)     (Est. Pop. 1,200,000)

1996*...............   25% of new vehicles       10% of new vehicles       30% of new vehicles

1997................   33% of new vehicles       15% of new vehicles       50% of new vehicles

1998................   50% of new vehicles       25% of new vehicles       70% of new vehicles

1999................   75% of new vehicles       50% of new vehicles       90% of new vehicles

2000................   75% of new vehicles       50% of new vehicles       90% of new vehicles

2001+...............   75% of new vehicles       75% of new vehicles       90% of new vehicles

* In 1996, the Department of Energy delayed the phase-in dates for state and "fuel provider" fleets by one year and there can be no assurance that additional delays in phase-in dates will not occur in the future or that such phase-in dates will be enforced. See "Risk Factors--Government Regulation."

      In March 1996, the Department of Energy promulgated regulations pursuant to the Energy Policy Act requiring a minimum of 25%, 10% and 30% of newly-manufactured 1997 model year vehicles purchased beginning September 1, 1996 by federal, state and "fuel provider" fleet operators, respectively, to operate on non-petroleum based "alternative fuels" such as compressed natural gas.

      Proposed Natural Gas Vehicle Incentives Act of 1996. In September 1996, a bill was introduced in the United States House of Representatives the stated purpose of which in its present form is to encourage the increased use of domestic natural gas as a transportation fuel and thereby realize the broad societal benefits associated with such use, including improved environmental quality, enhanced energy security, and increased domestic economic activity. This bill would encourage the use of natural gas vehicles (including bi-fuel vehicles) through emission reduction credits, tax incentives for fleet vehicle operators and owners of natural gas fueling stations, fuel credits, shorter depreciation recovery periods for natural gas vehicles and refueling property and the establishment of a research, development and demonstration program at the United States Department of Energy.

      If this bill is enacted into law in its present form, however, it would amend the above provisions of the Energy Policy Act requiring alternative fuel providers to purchase a specified percentage of alternative fuel vehicles by eliminating such requirement after model year 1999. This bill would also substantially repeal the fleet requirement program provisions of the Energy Policy Act which currently require certain private fleet owners and operators to acquire specified percentages of alternative fuel vehicles beginning in model year 1999. There can be no assurance that this bill will be reintroduced in the next legislative session or enacted into law in its current form, if at all.

      Federal Regulation of Natural Gas. The Federal Energy Regulatory Commission ("FERC") regulates the transportation and resale of natural gas in interstate commerce pursuant to the Natural Gas Act of 1938. On April 8, 1992, FERC issued Order 636 which extensively revised the regulation of interstate pipelines by requiring the operators of such pipelines to unbundle their transportation services from sales services (and allow customers to choose and pay for only the services they desire). The purpose of FERC Order 636 was to divest the interstate pipelines of their virtual monopoly over the interstate gas sales function. Management of the Company believes that the implementation of FERC Order 636 has increased and will continue to increase the demand for the Company's products by creating increased emphasis on the importance of timely and accurate measurement and monitoring in the gas transportation and sales industries.

      Environmental Regulation. While various federal, state and local laws and regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect the Company's operations as a result of their effect on natural gas development, exploration, production, transportation and dispensing operations, the Company's operations are not currently subject to substantial environmental laws and regulations. The Company believes it is in material compliance with those environmental laws and regulations to which it is subject. It is not anticipated that the Company will be required in the near future to expend amounts that are material in relation to its total capital expenditures program by reason of environmental laws and regulations. However, inasmuch as such laws and regulations are frequently changed, the Company is unable to predict the ultimate effect on the Company and cost of compliance to the Company.

      California and Other State Environmental Regulations. California has established its own environmental regulations which in many cases are more stringent than federal regulations and which are aimed at encouraging the introduction of electric and other low emission alternative fuel vehicles. California's recently enacted regulations, which include several tiers of emissions standards, require automobile manufacturers to meet emissions standards applicable to the entire range of vehicles sold by each manufacturer in California. The average emissions levels will be determined by calculating the weighted average of the emissions of the vehicles for each manufacturer.

      The Company believes that automobile manufacturers will need to sell a certain number of vehicles in California which meet these higher standards. California's nitrogen oxide and hydrocarbon limits are substantially more stringent than the limits mandated by the Clean Air Act. In addition, these requirements are scheduled to gradually become even more stringent over the next decade.

      In addition, numerous other states, such as Texas, also have developed their own regulations mandating the use of alternative fuel vehicles by fleets, which regulations supplement provisions of the Clean Air Act and the Energy Policy Act. In certain cases these regulations specify more aggressive conversion timetables while significantly increasing the expected size of the population of compressed natural gas vehicles in the future. As of November 1995, 32 states, including California, Florida, Maryland, Massachusetts, New Jersey, New York, Pennsylvania, Texas and Virginia, provide legislative incentives for the use of alternative fuel vehicles. These incentives range from tax credits and cash rebates for conversions to mandatory targets for use of alternative fuels by specified future dates. In addition, several other states are currently considering proposed legislation promoting the use of alternative fuel vehicles. There can be no assurance that any such legislation will be enacted or that any currently existing legislation will result in increased use of natural gas vehicles or be enforced by their respective state governments.

      International Emissions Standards. Apart from the United States, numerous countries have taken steps to adopt measures to address automotive pollution. The European Economic Community proposed the European Emissions Standards in 1994, which have already been adopted by several European countries, including France, Germany, Italy, the Netherlands, Spain and the United Kingdom.

      The European Emissions Standards were effectively as stringent as the standards imposed by then current United States automotive emissions regulations. The United Kingdom has proposed new target levels for carbon dioxide emissions for all auto manufacturers. Similarly, Germany has proposed a new tax to encourage the reduction of carbon dioxide emissions 25% to 30% from existing levels by 2005. Hungary is also considering a tax incentive program to encourage the importation of vehicles already equipped with catalytic converters.

      In Sweden, environmental authorities are proposing auto emissions standards similar to those adopted in California for passenger and light vehicles. Such standards are currently proposed to be phased in over a three-year, two-stage process. Canada is also considering similar restrictions to those proposed in Sweden. In addition, the Japanese government has announced plans to enact stringent standards aimed at reducing nitrogen oxide emissions by up to 16% by the year 2010.

      The Company believes that these and other foreign governmental initiatives designed to reduce vehicular air pollution will promote the worldwide transition to the use of compressed natural gas and increase consumer awareness of the natural gas vehicle industry. However, there can be no assurance that any such legislation will be enacted by foreign governments or that, if enacted, such legislation will have a positive effect on the natural gas vehicle industry.

Employees

      As of September 30, 1996, the Company had 43 full-time employees, all of whom are located at the Company's headquarters and production facilities in Long Beach, California except for two sales executives, one of whom is located in the Company's Detroit-area sales office and the other who rents office space in North Carolina. Of the Company's 43 employees, 7 are administrative personnel, 6 are technical personnel, 5 are sales personnel and 25 are production personnel. The Company provides its employees with group health and life insurance benefits and a qualified 401(k) plan. The Company does not match employee contributions to the 401(k) plan. The Company does not have any collective bargaining, pension, or non-solicitation agreements with any of its employees other than the 1992 Plan and the 1996 Plan. See "Management--Stock Option Plans." The Company considers its relations with its employees to be satisfactory.

Properties

      The Company's executive offices and manufacturing facilities are located in two adjacent buildings in Long Beach, California and consist of approximately 45,000 square feet of space. These facilities currently house all administrative, sales, manufacturing and under-roof storage activities. The Company pays an aggregate rent of $16,455 per month for such facilities under two leases which each expire on January 31, 1997. The Company also currently leases office space in Bloomfield Hills, Michigan from an unaffiliated third party at a rent of $800 per month under a lease expiring on June 30, 1997. The Company uses this office space as its Detroit-area sales office. Management believes that the Company's existing facilities are suitable and adequate for their present and proposed uses and that suitable and adequate facilities will be available on reasonable terms for any additional offices which the Company may open. The Company plans to use a portion of the net proceeds of this Offering to build or acquire an additional manufacturing facility to permit expansion of its current operations. See "Use of Proceeds."

Litigation

      In February 1996, the Company was served as a defendant with a summons and complaint in an action filed by James and Susan Pettengill which is currently pending in the United States District Court for the Eastern District of Michigan arising out of a "loss-of-content" incident in August 1993 involving a natural gas cylinder manufactured by the Company's predecessor. The Company has investigated the incident and believes that any damages suffered by Mr. Pettengill were not due to any manufacturing flaw or other acts or omissions by it but were instead caused by the negligence of Mr. Pettengill's employer in failing to properly maintain the natural gas cylinder, to test the cylinder pursuant to applicable law, to properly install the cylinder and to properly instruct Mr. Pettengill in reasonably safe practices regarding the cylinder, among other things. The Company believes that any liability it may incur in connection with this lawsuit will be adequately covered by the Company's insurance policy. Although the Company intends to contest these claims vigorously, there can be no assurances as to the eventual outcome of such claims or their effect on the Company's financial condition and results of operations. An adverse determination in the litigation arising from these claims or the settlement of such claims in an amount in excess of the Company's insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. The Company is not currently involved in any other material legal proceedings.

                                  MANAGEMENT

Directors and Executive Officers

      The following table sets forth the directors and executive officers of the Company, their ages and the positions held by them with the Company.

           Name               Age        Positions Held
           ----               ---        --------------
      Howard T. Phelan        59    Chairman of the Board
                                    and Chief Executive Officer
      John R. Bacon           57    President, Chief Operating
                                    Officer and Director
      David Dennington        38    Vice President Engineering/Quality Control
      Christopher R. Jacobs   36    Vice President Sales/Marketing
      Martin B. Richards      51    Vice President and Chief Financial Officer
      Justin Schmidt          43    Chief Engineer
      Paul A. Biddelman       50    Director
      James D. Bishop, Jr.    38    Director
      R. Terry Botruff        52    Director
      W. Murray Buttner       64    Director
      Ernest L. Daman         73    Director
      Dan C. Eaton            48    Director
      Helmut Korte            58    Director
      Alan D. Pesky           62    Director

      The business experience of each of the Company's directors and executive officers during at least the past five years is set forth below.

Board of Directors and Key Management Personnel

      Howard T. Phelan has been Chief Executive Officer and Chairman of the Board of the Company since 1992. Mr. Phelan is a Charter Member of the Board of Directors of the Natural Gas Vehicle Coalition (the industry association in Washington, D.C.) and is also a member of the Coalition's Executive Committee. He is Chairman of the national NGV Producers Association. He has also been Chairman of the Southern States NGV Industry Group, formed in response to the alternative fuel vehicle initiative of the 16 Southern Governors. Mr. Phelan has a 35-year professional career in financial and technical management. Previously, he held positions as a senior management consultant at Arthur D. Little Inc., as chief business officer of Yale University, and as President and Chief Executive Officer of Welsbach Corporation, which became a New York Stock Exchange - listed company. Mr. Phelan holds B.S. and M.A.H. degrees from Yale University, and authored a book on satellite orbit computations for NASA.

      John R. Bacon has served as President and Chief Operating Officer of the Company since 1994 and has been a director of the Company since 1995. Mr. Bacon has brought more than 30 years of automotive experience to the Company. A graduate from St. Louis University's Business School, he also served in the Air Force before moving to Detroit and entering the automotive business. In 1989 he co-founded TDM World Conversions ("TDM"), an automotive engineering and conversion company serving the major Detroit automakers, of which Mr. Bacon served as President until 1994. He has been a member of the Society of Automotive Engineers & Society of Plastic Engineers for over 25 years and has held numerous positions in industry organizations.

      David Dennington has been the Company's Vice President in charge of Engineering and Quality Control since October 1994. Mr. Dennington has been in the automotive business for over 18 years and was formerly the Director of Quality Systems for TDM until October 1994. Mr. Dennington has also worked with Ford Motor Company to develop their QVM program for conversion companies. A graduate of Eastern Michigan University's business school, he has also earned the title of Certified Quality Engineer from the American Society of Quality Control and has participated in extensive automotive seminars dealing with manufacturing controls and systems.

      Christopher R. Jacobs has been the Company's Vice President of Sales and Marketing since June 1995. From 1982 until 1986, Mr. Jacobs worked for General Motors Corporation where he held several engineering positions and also worked as a sales representative. From 1989 until 1995, Mr. Jacobs worked for TDM where he held positions responsible for product engineering, program management and sales and marketing. Mr. Jacobs holds a B.S. degree in industrial design from Western Michigan University as well as an M.S. degree in Business Administration from Central Michigan University. He has also served as the co-chairman of the Technical Committee of the Natural Gas Producers Association since 1994.

      Martin B. Richards has been the Company's Vice President and Chief Financial Officer since 1992. Mr. Richards has thirteen years of manufacturing company experience and seven years of distribution company experience. Prior to joining the Company's predecessor in July 1991, Mr. Richards served as Chief Financial Officer for Forecast Lighting, Inc., a light fixture manufacturer/distributor in Los Angeles, California. Mr. Richards received his M.B.A. degree from the University of Chicago, an M.S.C. in operations research from the London School of Economics and a B.S.C. degree in mechanical engineering from Imperial College, London University.

      Justin Schmidt has been the Company's Chief Engineer since 1995. Mr. Schmidt joined the Company's predecessor in 1985 after spending 15 years with Galiso, Inc., a manufacturing company, where he was involved in the design and application of specialized hydrostatic test systems. Mr. Schmidt also was Vice President of Production for a division of General Fire Extinguisher, Tech Hydronics, a contract designer and builder of automated testing systems for fire extinguishers and gas cylinders, from 1985 until 1988.

      Paul A. Biddelman has been a director of the Company since 1993. Mr. Biddelman has been a partner of the Hanseatic Group ("Hanseatic"), a private investment firm based in New York, N.Y. and Hamburg, Germany since 1992 and has been associated with the principals of Hanseatic since 1975. Mr. Biddelman joined Hanseatic in early 1992 from Clements Taee Biddelman Inc., a merchant banking boutique which he co-founded in 1991. Prior to that he held positions at Drexel Burnham Lambert, Incorporated, Lehman Brothers, Kuhn, Loeb & Co. and Oppenheimer & Co. He is also a director of Oppenheimer Group Inc., Insituform Technologies, Inc., Celadon Group, Inc., Electronic Retailing Systems International Inc., Petroleum Heat and Power Co., Inc., Star Gas Corporation (the general partner of Star Gas Partners, L.P.) and Premier Parks Inc. He is a graduate of the Harvard Business School, Columbia Law School, and has a B.S. degree from Lehigh University.

      James D. Bishop, Jr. has been a director of the Company since 1996. Mr. Bishop has been President of Caithness Corporation ("Caithness") since 1993 and has held various other positions with Caithness and its affiliates since 1989. Prior to joining Caithness, Mr. Bishop held several positions in sales, engineering and systems design with Rolm Corporation, an IBM company which manufactures telecommunications equipment, from 1983 until 1987. Mr. Bishop received a B.S. degree in Computer Science and Mathematics from Trinity College and an M.B.A. in Finance and Business Policy from the Kellogg Graduate School of Management at Northwestern University. Mr. Bishop, Jr.'s father, James D. Bishop, Sr., resigned as a director of the Company in October 1996 and Mr. Bishop, Jr. was elected by the remaining directors to fill this vacancy until the next annual meeting of stockholders.

      R. Terry Botruff has been a director of the Company since 1994. Mr. Botruff has been manager of the Alternative Transportation Fuels Business Unit of Amoco Oil Company ("Amoco") since its formation in November 1992. Prior to that, Mr. Botruff served as Director of Marketing Concepts for Amoco. Mr. Botruff joined Amoco in 1967 as a Marketing Territory Manager and has held numerous positions of increasing responsibility, including Staff Director of the Light Oils Planning Group in Chicago. Mr. Botruff received a bachelor's degree in business administration from Western Illinois University.

      W. Murray Buttner has been a director of the Company since 1993. Mr. Buttner has been Senior Vice- President of Caithness since 1993. Prior to joining Caithness, Mr. Buttner was a private investor and director of a number of public and private manufacturing and service companies. He had previously been Manager of the Corporate Finance Department of Laird Incorporated. He is a graduate of Yale University and earned an M.B.A. degree from Stanford Business School.

      Ernest L. Daman has been a director of the Company since 1992. Mr. Daman has been Chairman Emeritus of Foster Wheeler Development Corp. since 1989. In 1995 the White House appointed Mr. Daman as the first state-federal technology executive within the Office of Science and Technology. In such capacity, he served as the information clearing house for state governments, industry and universities and has advised policy makers on environmental protection, transportation, communication, international science and other technology matters. Mr. Daman is also Chairman of the American Association of Engineering Societies and a former President of the American Society of Mechanical Engineers ("ASME"). Mr. Daman has served in numerous important industry and professional positions including: Fellow, ASME-Institute of Energy (England); Pi Tau Sigma; Fellow, AAAS. He was elected to the National Academy of Engineering in 1988.

      Dan C. Eaton has been a director of the Company since 1996. Mr. Eaton is currently Vice President- Strategic and Financial Planning of Equitable Resources, Inc. in Pittsburgh, PA. Prior to this, Mr. Eaton was Director-Financial Analysis of H.J. Heinz Company ("H.J. Heinz"), a food services company, from 1994 until April 1995. His previous positions included Vice President-Finance of Weight Watchers Gourmet Foods Company, Vice President-Finance of H.J. Heinz Co. of Canada Ltd. and Vice President-Finance of the Hubinger Co., all subsidiaries of H.J. Heinz. Mr. Eaton received his B.S. degree in Accounting from the University of Idaho and an M.B.A degree from Boise State University. He is a Certified Public Accountant and has served on the Conference Board of Canada's committee on North American Trade.

      Helmut Korte has been a director of the Company since 1992. Mr. Korte has been President of MFM Electrologic, Inc., a manufacturer of specialized metal forming machines, since November 1994. From April 1993 until October 1994, Mr. Korte served as a consultant to MFM Electrologic, Inc. He was the founder and President of Autospin, Inc., a specialty machine tool manufacturer from 1975 until April 1993. Mr. Korte developed the first compressed natural gas cylinder spinning machine while co-founding the Company's predecessor entity in 1980. He currently is an owner and president of several private machine building and specialty metal-working companies in the United States and Germany.

      Alan D. Pesky has been a director of the Company since 1995. Mr. Pesky is a principal of A. D. Pesky Co., a privately held investment management company. Prior to this, from 1987 to 1992, he was Chairman of Peak Media, a publishing company located in Hailey, Idaho. In 1967 Mr. Pesky was a founding partner of Scali, McCabe, Sloves, Incorporated and during his twenty-year tenure at this agency he held various titles including Chief Financial Officer, President-International, Vice Chairman and Chief Operating Officer. He served as an officer in the United States Army between receiving a B.A. degree from Lafayette College and an M.B.A. degree from Dartmouth College.

      The Company has two agreements, each of which terminates upon consummation of this Offering, with ERI Investments, Inc. (formerly EQT Capital Corporation) and Amoco, respectively, to the effect that a mutually agreed upon representative of such entities would be appointed as a member of the Company's Board of Directors. Messrs. Eaton and Botruff are the designees of ERI Investments, Inc. and Amoco, respectively.

      Each director is elected to the Board of Directors for a term of one year. The term of office of each director ends when his successor has been elected at the annual meeting of stockholders and qualified or upon his removal or resignation. The term in office of each executive officer ends when his successor has been elected by the Board at any time in its discretion and qualified or upon his removal or resignation. The Company adopted its by-laws to provide for indemnification rights of officers, directors, and others and eliminating the personal liability of directors for monetary damages to the extent permitted by Delaware law.

      The Company reimburses its independent directors for all reasonable expenses incurred in connection with travelling to and from meetings of the Board of Directors and committees thereof. Directors who are officers of the Company are not entitled to any additional compensation as such.

Committees of the Board

      The Board has an Executive Committee which consists of four directors. The Executive Committee can exercise all of the powers of the Board between meetings of the Board. The present members of the Executive Committee are Messrs. Biddelman, Buttner, Eaton and Bacon, with Mr. Buttner serving as Chairman.

      In addition, the Board has an Audit Committee which consists of three directors, at least two of whom cannot be officers or employees of the Company. The Audit Committee is responsible for the engagement of the Company's independent auditors and will review with them the scope and timing of their audit services and any other services they are asked to perform, their report on the Company's financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. The present members of the Audit Committee are Messrs. Bacon, Biddelman and Pesky, with Mr. Biddelman serving as Chairman.

      The Board also has an Executive Compensation Committee which consists of three directors. The Executive Compensation Committee is responsible for approving appointments, promotions and fixing salaries of executives of the Company between meetings of the full Board. All actions of the Executive Compensation Committee must be ratified by the Board within six months in order to remain effective. The present members of the Executive Compensation Committee are Messrs. Buttner, Daman and Phelan, with Mr. Daman serving as Chairman.

Executive Compensation

      The following table sets forth information concerning the annual and long-term compensation for services in all capacities paid to the Chief Executive Officer and to each of the Company's four most highly compensated executive officers other than the Chief Executive Officer who were, at December 31, 1995, executive officers of the Company and whose total salary, bonus and other compensation exceeded $100,000 during any such year (the "Named Executive Officers").

                           Summary Compensation Table(1)


                                                                                  Long-Term
                                                   Annual Compensation          Compensation
                                                   -------------------          ------------
                                                                                   Awards
                                                                                   ------
                                                                                 Securities
                              Fiscal                             Other Annual      Underlying           All Other
Name and Principal Position    Year    Salary ($)   Bonus ($)  Compensation ($)    Options (#)(2)   Compensation ($)
---------------------------    ----    ----------   ---------  ----------------    --------------   ----------------
Howard T. Phelan               1995     $120,000     $62,500      $109,471(3)               0             $0
  Chairman of the Board        1994       84,086           0             0                  0              0
  and Chief Executive Officer  1993      138,663           0             0             30,000              0

John R. Bacon                  1995     $200,000     $     0      $      0            100,000             $0
  President, Chief Operating   1994       34,615(4)        0        30,000(5)         200,000              0
  Officer and Director

Martin B. Richards             1995     $100,000     $     0      $ 19,615(6)          35,000             $0
  Vice President and           1994       85,327           0             0                  0              0
  Chief Financial Officer      1993       94,135           0             0             20,000              0

-------
(1) None of the information in this table has been adjusted to give effect to the one-for-three reverse stock split effected prior to the date hereof.

(2) Prior to the date of this Prospectus, the Company intends to cancel all outstanding stock options and reissue an equivalent number of options
      (on a post-reverse stock split basis) with an exercise price equal to the initial public offering price per share in this Offering.

(3)   Consists of $109,471 of deferred compensation for the years 1993 and 1994.

(4)   Mr. Bacon's employment with the Company commenced on October 31, 1994.

(5) Consists of 20,000 shares of Common Stock with a fair market value of $1.00 per share granted to Mr. Bacon in 1994 and $10,000 paid to Mr. Bacon for payment of taxes on such shares.

(6)   Consists of $19,615 of deferred compensation for the years 1993 and 1994.

      The following table sets forth certain information for the Named Executive Officers with respect to grants of stock options to purchase Common Stock of the Company made during the fiscal year ended December 31, 1995.

              Option Grants During Year Ended December 31, 1995(1)

                                                                                         Potential Realized Value
                                      Number of    % of Total                             at Assumed Annual Rate
                                     Securities      Options                                  of Stock Price
                                     Underlying    Granted to    Exercise                 Appreciation for Option
                                       Options      Employees    Price Per                        Term($)(4)
                                       Granted      in Fiscal      Share    Expiration   ------------------------
                 Name                (#)(2)(3)        Year        ($/Sh)       Date           5%          10%
-----------------------------------  ----------   ----------   ----------  ----------    -----------   ----------
John R. Bacon......................   100,000         41.7%        $3.00   12/14/05          $4.89        $7.83
Martin B. Richards.................    10,000          4.2%        $3.00    6/26/05          $4.89        $7.83
                                       25,000         10.4%        $3.00   12/14/05          $4.89        $7.83

----------
(1) None of the information in this table has been adjusted to give effect to the one-for-three reverse stock split effected prior to the date hereof.

(2) Consists of stock options granted pursuant to the 1992 Plan and the 1996 Plan. The maximum term of each option granted is ten years from the date of grant. The exercise price is equal to the market value of the stock on the grant date.

(3) Prior to the date of this Prospectus, the Company intends to cancel all outstanding stock options and reissue an equivalent number of options
      (on a post-reverse stock split basis) with an exercise price equal to the initial public offering price per share in this Offering.

(4) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), shown are the gains or "option spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annually compounded stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annually compounded rates of stock price appreciation are mandated by the rules of the Commission and do not represent the Company's estimates or projection of future Common Stock prices.

Employment Agreements

      Upon completion of this Offering, the Company will enter into three-year employment agreements with each of Howard T. Phelan, the Company's Chief Executive Officer, and John R. Bacon, the Company's President, pursuant to which Messrs. Phelan and Bacon shall receive an annual salary of $120,000 and $200,000, respectively.

      Each of the employment agreements with Messrs. Phelan and Bacon will require the full-time services of such employees. The agreements will also contain covenants (i) restricting the employee from engaging in any activities competitive with the business of the Company during the term of such employment agreements, (ii) prohibiting the employee from disclosure of confidential information regarding the Company, and (iii) confirming that all intellectual property developed by the employee and relating to the business of the Company constitutes the sole property of the Company.

      The Company has a policy of requiring its employees, consultants and advisors to execute confidentiality agreements upon commencement of employment or consulting relationships with the Company. These agreements provide that all confidential information of the Company developed or made known to the individual during the course of their relationship with the Company must be kept confidential, except in specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets or other proprietary information in the event of unauthorized use or disclosure of confidential information. See "Business--Intellectual Property Rights."

Stock Option Plans

      1992 Stock Option Plan. In May 1992, the Company adopted the Amended and Restated Natural Gas Vehicle Systems, Inc. Stock Option Plan, which plan amended and restated the Company's 1992 NGV Systems Executive Stock Option Plan (as amended and restated, the "1992 Plan"). The purpose of the 1992 Plan was to encourage and enable selected officers and other key employees of the Company to acquire and retain a proprietary interest in the Company through ownership of its stock. Options granted under the 1992 Plan are not "incentive" stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     The 1992 Plan, which provided for the issuance of up to a maximum of 300,000 shares of Common Stock (100,000 shares on a post-reverse stock split basis), was previously administered by a committee consisting of two directors appointed by the Board of Directors (the "Stock Option Committee"), but is currently administered by the Board of Directors. The number of shares of Common Stock as to which stock options were granted to officers or key employees was determined by the Stock Option Committee based upon such factors as it deemed to be relevant, such as previous and anticipated contributions to, and duration of employment with, the Company.

      The exercise price per share of a stock option was established by the Stock Option Committee in its discretion, but may not be less than the fair market value of a share of Common Stock on the date of grant. Stock options may not be exercised unless and until the optionee shall have been or remained in the employ of the Company for one year and are exercisable (subject to such restrictions and vesting provisions as the Stock Option Committee determined on the date of grant in its discretion) in part from time to time or in whole at any time after full vesting for a period not to exceed ten years. Such period was established by the Stock Option Committee in its discretion on the date of grant. Stock options terminate immediately upon the date of termination of employment of an officer or employee who has been employed by the Company for less than one year and three months after the date of termination of employment (other than for death or disability, in which event such stock options terminate one year thereafter) of an officer or employee who has been employed by the Company for more than one year. Stock options are not transferable otherwise than by will or the laws of descent and distribution. The 1992 Plan (but not stock options then outstanding under the 1992 Plan) terminates in May 2002 or on such earlier date as the Board may determine in its discretion. There are currently options to purchase an aggregate of 100,000 shares of Common Stock outstanding under the 1992 Plan.

      1996 Stock Option Plan. In October 1996, the Company adopted the 1996 Plan. The purpose of the 1996 Plan is to enable the Company to attract and retain qualified personnel and to provide additional incentives to the Company's officers, directors and employees to advance the interests of the Company by giving them an opportunity to participate in the ownership of the Company. The 1996 Plan provides for the grant of stock options that are either "incentive" or "non-qualified" for federal income tax purposes. "Incentive" stock options are expected to satisfy the requirements of Section 422A of the Code and, accordingly, no "incentive" stock options may be granted to officers or directors of the Company who are not also employees of the Company.

      The 1996 Plan, which provides for the issuance of up to a maximum of 200,000 shares of Common Stock (subject to adjustment pursuant to customary anti-dilution provisions), is currently administered by the Board of Directors of the Company, although the Board in its discretion may delegate any or all of such authority to a committee of the Board. The number of shares of Common Stock as to which stock options will be granted to any officer, director or employee will be determined by the Board based upon such factors as it may deem to be relevant, such as previous and anticipated contributions to, and duration of employment with, the Company, provided, however, that no officer, director or employee of the Company shall receive a grant or grants of options with respect to more than 50,000 shares of Common Stock in any Plan year.

      The exercise price per share of a stock option is established by the Board in its discretion, but may not be less than the fair market value (or not less than 110% of such value if the individual to whom an "incentive stock option is granted owns, as of the date of grant, shares of the Company's capital stock possessing 10% or more of the total voting power of all outstanding shares of the Company's capital stock) of a share of Common Stock as of the date of grant. The aggregate fair market value (determined as of the date of grant of shares of Common Stock) with respect to which "incentive" stock options are exercisable for the first time by an individual to whom an "incentive" stock option is granted during any calendar year (under "incentive" stock option plans of the Company) may not exceed $100,000. Payment for shares of Common Stock purchased upon the exercise of stock options may be made in cash or by check, or, subject to applicable laws, by delivery of shares of Common Stock having a fair market value equal to the exercise price of the stock options then being exercised.

      Stock options may be exercisable (subject to such restrictions and vesting provisions as the Board may determine on the date of grant in its discretion) in part from time to time or in whole at any time after full vesting for a period not to exceed ten years, in the case of both "non-qualified" stock options and "incentive" stock options, from the date determined by the Board, which in no event shall be prior to six months after the date of grant. Such period is established by the Board in its discretion on the date of grant. Stock options terminate three months after the date of termination of employment or, in the case of a director who is not also an employee, association with the Company for a reason other than death or disability (in which event such stock options terminate one year thereafter), retirement (in which event such stock options terminate upon expiration of the stated term of the options, unless the retired option holder dies within such stated term, in which case such stock options will terminate upon the earlier to occur of one year from the date of death and the expiration of the stated term of such options) or termination for cause (in which event such stock options immediately terminate). Stock options are not transferable except upon death (in which case they may be exercised by the decedent's executor or other legal representative). The 1996 Plan (but not stock options then outstanding under the 1996 Plan) terminates in October 2006 or on such earlier date as the Board may determine in its discretion. There are currently options to purchase an aggregate of 145,167 shares of Common Stock outstanding under the 1996 Plan.

401(k) Plan

      The Company has established an Employees' 401(k) Plan (the "401(k) Plan") for eligible employees of the Company who may contribute up to 15% of their pre-tax annual salaries to the 401(k) Plan, subject to the maximum annual deferral established by law. All contributions made by an employee are fully vested and are not subject to forfeiture. The Company is not required to make any contributions to the 401(k) Plan on behalf of its employees.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth information with respect to beneficial ownership of the Common Stock, the only class of capital stock of the Company of which shares will be outstanding after this Offering, on a comparative basis, as of September 30, 1996 and as adjusted to reflect the sale of Common Stock offered hereby (in each case) by (i) all persons who beneficially own, to the knowledge of the Company, 5% or more of the Common Stock, (ii) each director of the Company individually, (iii) each Named Executive Officer, and (iv) all directors and executive officers of the Company as a group.

                                          Number of Shares
 Name and Address of Beneficial Owner       Beneficially        Percentage of
   or Number of Persons in Group (1)          Owned (2)           Ownership
   ---------------------------------     -----------------  --------------------
                                                             Before      After
                                                            Offering    Offering
                                                            --------    --------
Caithness/NCF, L.P.....................       763,795         33.4%       20.2%
      1114 Avenue of the Americas
      35th Floor
      New York, NY  10036-7790
Hanseatic Corporation (3)..............       373,545         16.0%        9.7%
      450 Park Avenue
      Suite 2302
      New York, NY  10152
ERI Investments, Inc...................       277,778         12.1%        7.3%
      c/o Equitable Resources, Inc.
      420 Boulevard of the Allies
      Pittsburgh, PA  15219
Amoco Oil Company......................       255,608         11.2%        6.7%
      200 East Randolph Drive
      Chicago, IL  60601
Caithness Composites, Inc..............       166,369          7.3%        4.4%
      1114 Avenue of the Americas
      35th Floor
      New York, NY  10036-7790
NCF Industries, Inc....................       152,738          6.7%        4.0%
      2320 Cherry Industrial Circle
      Long Beach, CA  90805-4417
Caithness Resources, Inc...............       114,941          5.0%        3.0%
      1114 Avenue of the Americas
      35th Floor
      New York, NY  10036-7790
Howard T. Phelan (4)...................        66,798          2.9%        1.8%
John R. Bacon (5)......................        47,334          2.0%        1.2%
Paul A. Biddelman (3)..................       373,545         16.0%        9.7%
James D. Bishop, Jr. (6)...............     1,045,105         45.6%       27.6%
R. Terry Botruff (7)...................       255,608         11.2%        6.7%
W. Murray Buttner (6)..................     1,045,105         45.6%       27.6%
Ernest L. Daman........................         3,334           *           *
Dan C. Eaton (8).......................       277,778         12.1%        7.3%
Helmut Korte (9).......................        69,679          3.0%        1.8%
Alan D. Pesky (10).....................        11,806           *           *
Martin B. Richards(11).................        13,667           *           *

All directors and executive officers as
      a group (14 persons)(3)(4)(5)(6)
      (7)(8)(9)(10)(11)                     2,174,320         89.9%       55.5%

----------
*  Represents beneficial ownership of less than 1%.

(1) The address of each person listed, unless otherwise indicated, is c/o Natural Gas Vehicle Systems, Inc., 5580 Cherry Avenue, Long Beach, California 90805.
(2) As used in this table "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days after such date. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership percentage of such person but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person. Unless otherwise noted, each person listed has the sole power to vote, or direct the voting of, and power to dispose, or direct the disposition of, all of such shares.
(3) Includes 324,525 shares of Common Stock and 49,020 shares subject to warrants beneficially owned by Hanseatic Corporation ("Hanseatic"), which are exercisable within 60 days of September 30, 1996. These warrants are held by Hanseatic Americas LDC, a Bahamian limited duration company in which the sole managing member is Hansobel Partners LLC, a Delaware limited liability company in which the sole managing member is Hanseatic. Paul A. Biddelman, a director of the Company, is an officer of Hanseatic and has shared voting and investment power in the shares of Common Stock and warrants held by Hanseatic.
(4) Includes 7,334 shares held by Mr. Phelan through his ownership interest in Caithness/NCF, L.P. and 10,000 shares subject to stock options exercisable within 60 days of September 30, 1996.
(5) Includes 40,000 shares subject to stock options exercisable within 60 days of September 30, 1996.
(6) Includes 763,795 shares held by Caithness/NCF, L.P., 166,369 shares held by Caithness Composites, Inc. and 114,941 shares held by Caithness Resources, Inc. Messrs. Bishop, Jr. and Buttner, each of whom are directors of the Company, are the President and Senior Vice President, respectively, of Caithness Corporation, an affiliate of each of Caithness/NCF, L.P., Caithness Composites, Inc. and Caithness Resources, Inc. Each of Messrs. Bishop, Jr. and Buttner disclaim beneficial ownership of all of these shares.
(7) Includes 255,608 shares held by Amoco Oil Company. Mr. Botruff, a director of the Company, is an officer of Amoco and is Amoco's designee to the Company's Board of Directors pursuant to an agreement between the Company and Amoco. See "Management." Mr. Botruff disclaims beneficial ownership of the shares of Common Stock held by Amoco.
(8) Includes 277,778 shares held by ERI Investments, Inc. ("ERI"). Mr. Eaton, a director of the Company, is an officer of Equitable Resources, Inc., an affiliate of ERI, and is ERI's designee to the Company's Board of Directors pursuant to an agreement between the Company and ERI. See "Management." Mr. Eaton disclaims beneficial ownership of the shares of Common Stock held by ERI.
(9) Includes 69,679 shares held by Korte Investments, Inc. Mr. Korte, a director of the Company, is an officer of Korte Investments, Inc. Mr. Korte disclaims beneficial ownership of the shares of Common Stock held by Korte Investments, Inc. except to the extent of his pecuniary interest therein, if any.
(10) Includes 8,056 shares held jointly by Mr. Pesky with his wife. Also includes an aggregate of 3,750 shares held in trust for the benefit of Mr. Pesky's adult children, of which Mr. Pesky disclaims beneficial ownership.
(11) Includes 13,667 shares subject to stock options exercisable within 60 days of September 30, 1996.

                              CERTAIN TRANSACTIONS

      In October 1996, Caithness Resources, Inc. and NCF Industries, Inc. sold an aggregate 3,334 shares of Common Stock to Ernest L. Daman, a director of the Company, in consideration for past services rendered to the Company by Mr. Daman. W. Murray Buttner, a director of the Company, is a Senior Vice President of Caithness Corporation ("Caithness"), and James D. Bishop, Jr., a director of the Company, is the President of Caithness. Caithness is an affiliate of Caithness Resources, Inc.

      In April 1996, the Company entered into a Loan and Security Agreement with Paul S. Dopp, pursuant to which Mr. Dopp provided the Company with a loan in the principal amount of $600,000 with interest at the rate of 12% per annum (as amended, the "Dopp Loan"). Under the Dopp Loan, the Company is obligated to make monthly payments of interest only from May 1, 1996 through November 1, 1996 and a final balloon payment of the unpaid principal balance of the Dopp Loan (including accrued interest thereon) on November 30, 1996. The Dopp Loan is subject to a security interest in certain machinery owned by the Company.

      In July 1996, the Company entered into another Loan and Security Agreement with Mr. Dopp pursuant to which Mr. Dopp provided the Company with a loan in the principal amount of $400,000 with interest at the rate of 12% per annum (the "Second Dopp Loan"). Under the Second Dopp Loan, the Company is obligated to make monthly payments of interest only from August 1, 1996 through November 1, 1996 and a final balloon payment of the unpaid principal balance of the Second Dopp Loan (including accrued interest thereon) on November 30, 1996. The Second Dopp Loan is subject to a security interest in certain machinery owned by the Company.

      In connection with the Second Dopp Loan, the Company issued to Mr. Dopp, for nominal consideration, warrants to purchase 100,000 shares of Common Stock of the Company at an exercise price of $3.00 per share at any time until June 30, 2001 (the "Dopp Warrants"). The Dopp Warrants provide for adjustment in the number of shares of Common Stock issuable upon the exercise thereof and in the exercise price of the Dopp Warrants as a result of certain dilutive events; provided, however, that any reverse stock split or combination of the Common Stock will not reduce the number of shares of Common Stock receivable upon exercise of the Dopp Warrants.

      The Company also agreed to hire Mr. Dopp as a consultant until such time as the Company has repaid all outstanding loans made by Mr. Dopp at a monthly fee of $3,000 per month plus reasonable, documented out-of-pocket expenses.

      In April 1996 and July 1996, the Company issued an aggregate 36,016 shares of Common Stock to Clock Spring, Inc. in exchange for the cancellation of indebtedness aggregating $324,138. In addition, the Company currently is indebted to Clock Spring, Inc. in the amount of $50,000 pursuant to a demand promissory note bearing annual interest at the prime rate plus 3%. The Company intends to repay this promissory note with a portion of the net proceeds of this Offering. Messrs. Howard T. Phelan, the Chairman and Chief Executive Officer of the Company, and W. Murray Buttner, a director of the Company, are directors of Clock Spring, Inc.

      In March 1996, the Company entered into a Loan and Security Agreement (as amended, the "Caithness Agreement") with Caithness, a stockholder of the Company, pursuant to which Caithness agreed to arrange for an irrevocable standby letter of credit with an expiration date of October 1, 1996 to be issued by The Bank of New York on account of the Company for the benefit of Alcoa in the principal amount of $600,000. Caithness provided $600,000 to The Bank of New York as cash collateral for such line of credit which is evidenced by a promissory note from the Company in favor of Caithness. Interest on the unpaid balance of any loan drawn from the line of credit accrues at the prime rate charged by The Bank of New York plus two percent and is payable on demand. The line of credit was subject to a security interest in all of the Company's tangible and intangible assets and terminated on October 1, 1996. The $600,000 cash collateral for this line of credit has been returned to Caithness and Caithness has loaned the Company $300,000 to purchase raw materials from Alcoa. The Company plans to use a portion of the net proceeds of this Offering to repay this $300,000 loan. W. Murray Buttner, a director of the Company, is a Senior Vice President of Caithness, and James D. Bishop, Jr., a director of the Company, is the President of Caithness.

      In January 1996, W. Murray Buttner, a director of the Company and Senior Vice President of Caithness, loaned $150,000 to the Company pursuant to two promissory notes, each of which bears interest at the rate of 11% per annum and is due and payable on demand. The Company had previously repaid a $50,000 loan made by Mr. Buttner in May 1995.

      In December 1995 and June 1996, the Company issued an aggregate 142,240 shares of Common Stock to Caithness/NCF, L.P. in exchange for the cancellation of indebtedness aggregating $1,280,151. W. Murray Buttner, a director of the Company, is a Senior Vice President of Caithness, and James D. Bishop, Jr., a director of the Company, is the President of Caithness. Caithness is a limited partner of Caithness/NCF, L.P.

      The Company is currently indebted to Equitable Resources Energy Company in the amount of $300,000 pursuant to a demand secured promissory note, dated November 20, 1995, bearing annual interest at 10%. Upon consummation of this Offering, the Company intends to convert this outstanding indebtedness into shares of Common Stock. Dan C. Eaton, a director of the Company, is an officer of Equitable Resources, Inc., an affiliate of Equitable Resources Energy Company.

      In May 1995 and December 1995, the Company issued an aggregate 180,081 shares of Common Stock to Hanseatic Corporation in exchange for the cancellation of indebtedness aggregating $1,620,723. Paul A. Biddelman, a director of the Company, is an officer of Hanseatic Corporation.

      In May 1995, the Company issued 255,608 and 166,667 shares of Common Stock to Amoco and EQT Capital Corporation in exchange for the cancellation of indebtedness of $2,300,472 and $1,500,000, respectively. R. Terry Botruff, a director of the Company, is an officer of Amoco and Dan C. Eaton, a director of the Company, is an officer of Equitable Resources, Inc., the successor in interest to EQT Capital Corporation.

                          DESCRIPTION OF CAPITAL STOCK

General

      The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $0.01 per share and 2,000,000 shares of Preferred Stock, par value $0.01 per share. As of the date of this Prospectus, 2,290,195 shares of Common Stock are outstanding. After giving effect to the sale of the shares of Common Stock offered hereby, there will be 3,790,195 shares of Common Stock outstanding (4,015,195 shares if the Underwriters' over-allotment option is exercised in full).

Common Stock

      The holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote at a meeting of stockholders. Each stockholder may exercise such vote either in person or by proxy. Stockholders are not entitled to cumulate their votes for the election of directors, which means that the holders of more than 50% of the Common Stock voting for the election of directors can elect all of the directors to be elected by holders of Common Stock, in which event the holders of the remaining Common Stock voting will not be able to elect any director. Subject to preferences to which holders of Preferred Stock issued after the sale of the Common Stock offered hereby may be entitled, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor. The Company does not presently anticipate paying cash dividends in the foreseeable future. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets of the Company which are legally available for distribution to stockholders, subject to the prior rights on liquidation of creditors and to preferences to which holders of Preferred Stock issued after the sale of the Common Stock offered hereby may be entitled. The holders of Common Stock have no preemptive, subscription, redemption or sinking fund rights. The Common Stock currently outstanding, and the Common Stock offered hereby, is and will be validly issued, fully paid and nonassessable.

Preferred Stock

      The Board has the authority to issue Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences, and the number of shares constituting and the designation of any such series, without further vote or action by the stockholders. At present, the Company has no plans to issue any of the Preferred Stock and is not aware of any pending or proposed transaction that would be affected by such an issuance.

Warrants

      As of September 30, 1996, there were outstanding warrants to purchase an aggregate of 158,717 shares of Common Stock and 32,000 shares of Preferred Stock.

      Silicon Valley Bank is the holder of warrants to purchase 6,734 shares of Common Stock at an exercise price of $11.88 per share expiring on September 29, 1997 and warrants to purchase 32,000 shares of Preferred Stock at an exercise price of $5.00 per share expiring on June 2, 1997 (collectively, the "SVB Warrants"). The exercise price and the number of securities issuable upon exercise of the SVB Warrants are subject to adjustment upon the occurrence of certain dilutive events.

      Hanseatic Corporation is the holder of warrants to purchase 49,020 shares of Common Stock at an exercise price of $10.20 per share expiring on March 5, 1998 (the "Hanseatic Warrants"). The Company may redeem all, but not less than all, of the Hanseatic Warrants at a redemption price of $.10 per warrant at any time after the first anniversary of an initial public offering by the Company if the Share Closing Price (as defined in the Hanseatic Warrants) on any 20 trading days within the consecutive 30 trading day period ending on the date of the notice of redemption has been in excess of 150% of the Conversion Price (as defined in the Hanseatic Warrants) then in effect. Paul A. Biddelman, a director of the Company, is an officer of Hanseatic Corporation.

      Paul S. Dopp is the holder of the Dopp Warrants to purchase 100,000 shares of Common Stock at an exercise price of $3.00 per share expiring on June 30, 2001. See "Certain Transactions."

      Green Fuels, Inc. is the holder of a warrant to purchase that number of shares of Common Stock equal to $20,000 divided by the higher of (A) the initial public offering price per share of Common Stock in this Offering, at an exercise price equal to the initial public offering price per share in this Offering or
(B) $5.00, at an exercise price of $5.00. At an assumed initial public offering price of $6.75 per share, Green Fuels, Inc. would hold a warrant to purchase 2,963 shares of Common Stock at an exercise price of $6.75 per share.

Registration Rights

      The Company granted certain piggyback registration rights to the holders of the SVB Warrants and the Dopp Warrants and certain demand and piggyback registration rights to the holder of the Hanseatic Warrants as well as to the holders of an aggregate of 588,942 shares of Common Stock. Such holders have waived any and all rights they may have to register such securities (and securities issuable upon conversion or exchange of such securities) in connection with this Offering and for a period of 18 months after completion of this Offering. See "Shares Eligible for Future Sale."

Certain Effects of Authorized and Unissued Stock

      There will be, at the time of the sale of the Common Stock offered hereby, 15,574,588 unissued and unreserved shares of Common Stock (15,349,588 shares if the Underwriters' over-allotment option is exercised in full) (each including 2,963 shares of Common Stock issuable upon exercise of the warrant issued in connection with the Private Placement assuming an initial public offering price of $6.75 per share) and 1,968,000 unissued and unreserved shares of Preferred Stock. These additional shares may be issued for a variety of proper corporate purposes, including future public or private offerings to raise additional capital or facilitate acquisitions. The Company does not presently intend to issue additional shares of Common Stock or Preferred Stock (other than in connection with the 1996 Plan or upon the exercise of outstanding warrants or options).

      One of the effects of the existence of unissued and unreserved shares of Common Stock and Preferred Stock may be to enable the Board to discourage an attempt to change control of the Company (by means of a tender offer, proxy contest or otherwise) and thereby to protect the continuity of the Company's management. If, in the due exercise of its fiduciary duties, the Board determined that an attempt to change control of the Company was not in the Company's best interest, the Board could authorize, without having to obtain approval of the stockholders, the issuance of such shares in one or more transactions that might prevent or render more difficult the completion of such attempt. In this regard, the Board has the authority to establish the rights and preferences of the authorized and unissued shares of Preferred Stock, one or more series of which could be issued entitling the holders thereof to vote separately as a class or to cast a proportionately larger vote than the holders of shares of Common Stock on any proposed action, to elect directors having terms of office or voting rights greater than the terms of office or voting rights of other directors, to convert shares of Preferred Stock into a proportionately larger number of shares of Common Stock or other securities of the Company, to demand redemption at a specified price under prescribed circumstances related to such a change or to exercise other rights designed to impede such a change. The issuance of shares of Preferred Stock, whether or not related to any attempt to effect such a change, may adversely affect the rights of the holders of shares of Common Stock.

Limitations Upon Transactions with "Interested Stockholders"

      Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The restrictions of Section 203 do not apply, among other things, if a corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or by-laws must be approved by the affirmative vote of a majority of the shares entitled to vote. Moreover, an amendment so adopted is not effective until 12 months after its adoption and does not apply to any business combination between the corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. The Company's Certificate of Incorporation and By-Laws do not currently contain any provisions electing not to be governed by Section 203 of the Delaware General Corporation Law. The provisions of Section 203 of the Delaware General Corporation Law may have a depressive effect on the market price of the Common Stock because they could impede any merger, consolidating takeover or other business combination involving the Company, or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company.

Limitation of Liability and Indemnification

      The Company's Certificate of Incorporation limits, to the maximum extent permitted by Delaware Law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director, and provides that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. The Company intends to purchase directors' and officers' liability insurance after the completion of this Offering. Section 145 of the Delaware Law provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Company's Certificate of Incorporation have no effect on the availability of equitable remedies, such as injunction or recession, for a director's breach of the duty of care.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted for directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

      The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company.

                         SHARES ELIGIBLE FOR FUTURE SALE

      Upon completion of this Offering, the Company will have a total of 3,790,195 shares of Common Stock outstanding (4,015,195 if the Underwriters' over-allotment option is exercised in full). Of these shares, the 1,500,000 shares (1,725,000 shares if the Underwriters' over-allotment option is exercised in full) sold in this Offering and 366,862 currently outstanding shares will be freely tradeable without restriction or registration under the Securities Act by persons other than "affiliates" of the Company, as defined under the Securities Act. The remaining 1,923,333 shares of Common Stock outstanding upon completion of the Offering will be "restricted shares" as that term is defined by Rule 144 as promulgated under the Securities Act.

      In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least two years, including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares of Common Stock then outstanding or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements, and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

      Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 generally may be relied upon with respect to the sale of shares purchased from the Company by its employees, directors, officers or consultants prior to the date of this Prospectus pursuant to written compensatory benefit plans such as the 1992 Plan and the 1996 Plan and written contracts such as option agreements. Rule 701 is also available for sales of shares acquired by persons pursuant to the exercise of options granted prior to the effective date of this Prospectus, regardless of whether the option exercise occurs before or after the effective date of this Prospectus. Securities issued in reliance on Rule 701 are "restricted securities" within the meaning of Rule 144 and, beginning 90 days after the date of this Prospectus, may be sold by persons other than affiliates of the Company subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its two-year minimum holding period requirement.

      Under Rule 144 (and subject to the conditions thereof), all the restricted shares will be eligible for sale upon completion of this Offering. All officers, directors and stockholders of the Company and all holders of any options, warrants or other securities convertible into, or exercisable or exchangeable for, shares of Common Stock have agreed that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose of any shares of Common Stock or other capital stock of the Company, or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock or other capital stock of the Company without the prior written consent of the Representative, on behalf of the Underwriters, for a period of 18 months from the date of this Prospectus, provided, however, that (i) any such person may make private sales or bona fide gifts of securities of the Company during such period if the proposed transferee agrees to be bound by the above restrictions and (ii) such restrictions shall not apply with respect to the laws of descent and distribution.

     There are currently 100,000 shares of Common Stock subject to outstanding options under the 1992 Plan, 145,167 shares of Common Stock subject to outstanding options under the 1996 Plan and 54,833 shares of Common Stock reserved for issuance under the 1996 Plan. At appropriate times subsequent to completion of the Offering, the Company may file registration statements under the Securities Act to register the Common Stock to be issued under these plans. After the effective date of such registration statement, and subject to the lock-up agreement executed by existing shareholders, shares issued under these plans will be freely tradeable without restriction or further registration under the Securities Act, unless acquired by affiliates of the Company.

      No prediction can be made as to the effect, if any, that the sales of the Common Stock or the availability of such shares for sale in the public market will have on the market price for the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market after the restrictions described above lapse could adversely affect prevailing market prices for the Common Stock and impair the ability of the Company to raise capital through an offering of its equity securities in the future.

                                  UNDERWRITING

      The Underwriters named below (the "Underwriters"), for which Commonwealth Associates is acting as representative (the "Representative"), have agreed, severally and not jointly, subject to the terms and conditions contained in the underwriting agreement between the Company and the Underwriters (the "Underwriting Agreement"), to purchase from the Company and the Company has agreed to sell to the several Underwriters, an aggregate of 1,500,000 shares of Common Stock. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below:

                                                                   Number of
Underwriter                                                         Shares
-----------                                                         ------

Commonwealth Associates..........................................
                                                                   ---------

      Total......................................................  1,500,000
                                                                   =========

      The Underwriters are committed on a "firm commitment" basis to purchase and pay for all the shares of Common Stock offered hereby (other than shares offered pursuant to the Underwriters' over-allotment option), if any shares are purchased. The shares are being offered by the Underwriters, subject to prior sale, when, as, and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and to certain other conditions.

      Through the Representative, the Underwriters have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and the Underwriters may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD") concessions not in excess of $0.__ per share, of which not in excess of $0.__ per share may be reallowed to other dealers who are members of the NASD. After commencement of this Offering, the public offering price, the concessions, and the reallowance may be changed by the Representative. The Representative has informed the Company that it does not expect sales to discretionary accounts by the Underwriters to exceed five percent of the shares of Common Stock offered hereby.

      The Company has granted to the Underwriters an option exercisable for 45 days from the date of this Prospectus to purchase up to an additional 225,000 shares of Common Stock (the "Over-allotment Shares") at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. The Underwriters may exercise this option in whole or, from time to time, in part, solely for the purpose of covering over-allotments, if any, made in connection with the sale of the shares of Common Stock offered hereby.

      The Company has agreed to pay the Representative, in its individual rather than representative capacity, a non-accountable expense allowance equal to 2% of the gross proceeds of this Offering, including any proceeds derived from the sale of the Over-allotment Shares, in connection with certain expenses incurred by the Representative and to reimburse the Representative for certain other expenses incurred by the Representative.

      The Company has agreed to sell to the Representative and its designees warrants (the "Representative's Warrants") to purchase up to 150,000 shares of Common Stock at an exercise price per share equal to 120% of the initial public offering price. The Representative's Warrants are not redeemable and may not be sold, transferred, assigned, pledged or hypothecated for a period of one year from the date of this Prospectus, except that they may be assigned, in whole or in part, to any successor, officer, employee or partner of the Representative, or to officers, employees or partners of any such successor or partner, and are exercisable during the four-year period commencing one year from the date of this Prospectus (the "Warrant Exercise Term"). During the Warrant Exercise Term, the holders of the Representative's Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock. To the extent that the Representative's Warrants are exercised or exchanged, dilution to the interests of the Company's stockholders will occur. Further, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the Representative's Warrants can be expected to exercise or exchange them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the

Company than those provided in the Representative's Warrants. Any profit realized by the Representative on the sale of the Representative's Warrants or the underlying shares of Common Stock may be deemed additional underwriting compensation. The Representative's Warrants provide for reductions, which in certain circumstances could be material, in the exercise price of the Representative's Warrants upon the occurrence of certain events, including the issuance by the Company of shares of Common Stock for a price below the exercise price of the Representative's Warrants or the then market price of the Common Stock, whichever is higher, and corresponding potentially significant increases in the number of shares purchasable upon exercise of the Representative's Warrants, for a period of five years from the date of this Prospectus, except that grants or issuances under the Company's 1992 Plan or 1996 Plan or pursuant to outstanding warrants and any issuance of shares of Common Stock in connection with certain business combinations shall not, subject to certain conditions, trigger any such provisions. The Representative's Warrants provide, subject to certain conditions, for a period of four years commencing one year from the date of this Prospectus, one "demand" registration right and will provide, subject to certain conditions, for a period of three years commencing two years from the date of this Prospectus, certain "piggyback" registration rights.

      In addition, the Company has entered into an agreement to retain the Representative as its exclusive financial advisor in connection with the management of this Offering for a period of six months from June 11, 1996 for a fee of $35,000, paid upon execution of such agreement, and an additional fee of 3% of the gross proceeds of this Offering (including any gross proceeds derived from the sale of the Over-allotment Shares), payable in full, in advance, at the closing of this Offering. This agreement does not require the Representative to devote a specific amount of time to the performance of its duties thereunder.

      The Company has agreed to indemnify the Underwriters, their officers, directors, employees, affiliates, agents, legal counsel and controlling persons or contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.

      All of the officers, directors and stockholders of the Company and all holders of any options, warrants or other securities convertible into or exercisable for, shares of Common Stock have agreed that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose of any shares of Common Stock or other capital stock of the Company, or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock or other capital stock of the Company without the prior written consent of the Representative, on behalf of the Underwriters, for a period of 18 months from the date of this Prospectus, provided, however, that (i) any such person may make private sales or bona fide gifts of securities of the Company during such period if the proposed transferee agrees to be bound by the above restrictions and (ii) such restrictions shall not apply with respect to the laws of descent and distribution.

      Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price has been arbitrarily determined by negotiation between the Company and the Representative. In determining the offering price the Representative and the Company considered, among other things, market prices of similar securities of comparable publicly traded companies, the financial condition and operating information of companies engaged in activities similar to those of the Company, the financial condition and prospects of the Company and the general condition of the securities market.

      The foregoing includes a summary of the principal terms of the Underwriting Agreement and does not purport to be complete. Reference is made to the copy of the Underwriting Agreement that is on file as an exhibit to Registration Statement of which this Prospectus is a part.

                                  LEGAL MATTERS

      Certain legal matters with respect to the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Orrick, Herrington & Sutcliffe LLP, located at 666 Fifth Avenue, New York, New York 10103. Certain legal matters will be passed upon for the Underwriters by Parker Chapin Flattau & Klimpl, LLP, located at 1211 Avenue of the Americas, New York, New York 10036.

                                     EXPERTS

     The consolidated financial statements of the Company as of December 31, 1995, and for each of the years in the two-year period ended December 31, 1995 have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG Peat Marwick LLP covering the December 31, 1995 financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations and net capital deficiency raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                             ADDITIONAL INFORMATION

      The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a registration statement on Form SB-2 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus in accordance with the Commission's rules and regulations. For further information, reference should be made to the Registration Statement and to the exhibits filed thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto which may be inspected without charge or copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission's Public Reference Section at prescribed rates. Registration statements transmitted through the Commission's Electronic Data Gathering, Analysis and Retrieval System are also publicly available through the Commission's Internet site on the World Wide Web (http://www.sec.gov). Descriptions contained in this Prospectus as to the contents of any contract or other documents filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such contract or document. In addition, it is anticipated that the Common Stock will be quoted on the Nasdaq Small Cap Market under the symbol "NGVS". Reports and other information concerning the Company may be inspected at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      The Company intends to furnish its stockholders with annual reports containing financial statements examined by an independent public accounting firm and such other reports as the Company may determine to be appropriate or as may be required by law. The Company's fiscal year ends on December 31. The Company will become a reporting company under the Securities Exchange Act of 1934 after this Offering.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Natural Gas Vehicle Systems, Inc. and Subsidiary:

Independent Auditors' Report.............................................   F-2

Consolidated Balance Sheets as of December 31, 1995
  and June 30, 1996 (unaudited)..........................................   F-3

Consolidated Statements of Operations for the Years ended
  December 31, 1994 and 1995 and the Six Months ended
  June 31, 1995 and 1996 (unaudited).....................................   F-4

Consolidated Statements of Shareholders' Equity for the
  Years ended December 31, 1994 and 1995 and the Six Months
  ended June 30, 1996 (unaudited)........................................   F-5

Consolidated Statements of Cash Flows for the Years ended
  December 31, 1994 and 1995 and the Six Months ended
  June 30, 1995 and 1996 (unaudited).....................................   F-6

Notes to Consolidated Financial Statements...............................   F-8

When the one-for-three reverse stock split described in note 17 of the notes to consolidated financial statements has been consummated, we will be in a position to render the following report.

                                                           KPMG Peat Marwick LLP


                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
Natural Gas Vehicle Systems, Inc.:

We have audited the accompanying consolidated balance sheet of Natural Gas Vehicle Systems, Inc. and subsidiary as of December 31, 1995 and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1994 and 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Natural Gas Vehicle Systems, Inc. and subsidiary as of December 31, 1995 and the results of their operations and their cash flows for the years ended December 31, 1994 and 1995 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company's recurring losses from operations and need for future financing or equity raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


April 11, 1996, except for Note 17,
which is as of October 10, 1996

                        NATURAL GAS VEHICLE SYSTEMS, INC.
                                 AND SUBSIDIARY

                           Consolidated Balance Sheets

                        (In thousands, except share data)

                                                                       December 31,       June 30,
                                                                          1995              1996
                                                                       -----------       -----------
                                                                                         (Unaudited)
                              Assets
Current assets:
  Cash                                                                  $       61       $     --
  Restricted cash                                                              350              600
  Accounts receivable, net of allowance for doubtful accounts of $105          526            2,072
     and $10 as of December 31, 1995 and June 31, 1996, respectively
  Inventories                                                                1,004            1,116
  Other current assets                                                          62              144
                                                                        ----------       ----------
          Total current assets                                               2,003            3,932

Property and equipment, net                                                  3,080            2,989
Investments in joint ventures                                                  238              224
Other assets                                                                    55              165
                                                                        ----------       ----------
                                                                        $    5,376       $    7,310
                                                                        ==========       ==========

                  Liabilities and Shareholders' Equity

Current liabilities:
  Accounts payable and accrued expenses                                 $    1,735       $    2,859
  Due to related parties                                                      --                 39
  Notes payable to bank                                                        245              245
  Notes payable to third party                                                --                600
  Notes payable to related parties                                             313            1,377
  Term debt                                                                     89               38
                                                                        ----------       ----------
          Total current liabilities                                          2,382            5,158
                                                                        ----------       ----------

Shareholders' equity:
  Preferred stock, $.01 par value. Authorized 2,000,000 shares;
     none issued and outstanding                                              --               --
  Preference stock, $5 par value. Authorized 50,000 shares; none
     issued and outstanding                                                   --               --
  Common stock, $.01 par value. Authorized 20,000,000 shares;
     issued and outstanding 2,271,626 and 2,276,306 shares as of
     December 31, 1995 and June 30, 1996, respectively                          23               23
  Additional paid-in capital                                                23,362           23,404
  Accumulated deficit                                                      (20,391)         (21,275)
                                                                        ----------       ----------
          Net shareholders' equity                                           2,994            2,152
                                                                        ----------       ----------
Commitments and contingencies (note 15)
Subsequent events (note 17)                                             $    5,376       $    7,310
                                                                        ==========       ==========




See accompanying notes to consolidated financial statements.

                        NATURAL GAS VEHICLE SYSTEMS, INC.
                                 AND SUBSIDIARY

                      Consolidated Statements of Operations

                      (In thousands, except per share data)


                                             Year ended
                                             December 31,                Six months ended June 30,
                                      ---------------------------       ---------------------------
                                         1994             1995             1995             1996
                                      ----------       ----------       ----------       ----------
                                                                                (Unaudited)
Net sales                             $    5,189       $    5,683       $    3,550       $    4,374

Operating costs and expenses:
  Cost of sales                            5,868            6,171            3,305            3,951
  Research and development                   714              622              284              202
  Selling                                    935              926              394              366
  General and administrative               2,086            1,243              665              591
  Restructuring charge (note 3)              482              299             --               --
                                      ----------       ----------       ----------       ----------
          Loss from operations            (4,896)          (3,578)          (1,098)            (736)
                                      ----------       ----------       ----------       ----------

Other income (expense):
  Interest expense, net                     (337)            (446)            (306)            (133)
  Equity in losses of joint
     ventures                             (1,034)            (267)             (89)             (15)
                                      ----------       ----------       ----------       ----------
                                          (1,371)            (713)            (395)            (148)
                                      ----------       ----------       ----------       ----------

          Net loss                    $   (6,267)      $   (4,291)      $   (1,493)      $     (884)
                                      ==========       ==========       ==========       ==========

Net loss per share                    $    (3.83)      $    (2.07)      $    (0.72)      $    (0.32)
                                      ==========       ==========       ==========       ==========

Weighted average shares
  outstanding                              1,638            2,071            2,071            2,728
                                      ==========       ==========       ==========       ==========


See accompanying notes to consolidated financial statements.

                        NATURAL GAS VEHICLE SYSTEMS, INC.
                                 AND SUBSIDIARY

                 Consolidated Statements of Shareholders' Equity

                 For the years ended December 31, 1994 and 1995
               and the six months ended June 30, 1996 (unaudited)

                        (In thousands, except share data)


                                                  Common stock          Additional                      Net
                                            ------------------------     paid-in      Accumulated   shareholders'
                                              Shares        Amount       capital        deficit         equity
                                            ----------    ----------    ----------    -----------     ----------
Balance at December 31, 1993                 1,173,620    $       12    $   13,513    $   (9,833)    $    3,692

Issuance of common stock                        18,583          --             385          --              385

Net loss                                          --            --            --          (6,267)        (6,267)
                                            ----------    ----------    ----------    ----------     ----------

Balance at December 31, 1994                 1,192,203            12        13,898       (16,100)        (2,190)

Issuance of common stock                       401,959             4         3,585          --            3,589

Conversion of related party debt
  and related accrued interest into
  common stock                                 665,797             7         5,774          --            5,781

Conversion of deferred compensation
  into common stock                             11,667          --             105          --              105

Net loss                                          --            --            --          (4,291)        (4,291)
                                            ----------    ----------    ----------    ----------     ----------

Balance at December 31, 1995                 2,271,626            23        23,362       (20,391)         2,994

Issuance of common stock (unaudited)             4,680          --              42          --               42

Net loss (unaudited)                              --            --            --            (884)          (884)
                                            ----------    ----------    ----------    ----------     ----------

Balance at June 30, 1996 (unaudited)         2,276,306    $       23    $   23,404    $  (21,275)    $    2,152
                                            ==========    ==========    ==========    ==========     ==========


See accompanying notes to consolidated financial statements.

                        NATURAL GAS VEHICLE SYSTEMS, INC.
                                 AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                                 (In thousands)


                                               Year ended December 31,           Six months ended June 30,
                                             ---------------------------       ---------------------------
                                                1994             1995             1995             1996
                                             ----------       ----------       ----------       ----------
                                                                                      (Unaudited)
Cash flows from operating activities:
  Net loss                                   $   (6,267)      $   (4,291)      $   (1,493)      $     (884)
  Adjustments to reconcile net loss to
    net cash used in operating
    activities:
      Depreciation                                  473              644              245              273
      Undistributed loss of joint
        ventures                                  1,034              267               89               15
      Loss on sale of property and
        equipment                                  --                111               34             --
      Loss on investment in joint
        venture                                    --                299             --               --
      Change in assets and
        liabilities:
          Accounts receivable                      (544)             653              155           (1,546)
          Due to related parties                    (90)              90               90               39
          Inventories                               739             (303)            (414)            (112)
          Other current assets                      581               52             (155)             (82)
          Restricted cash                          --               (350)            (350)            (250)
          Other assets                              152              173              (17)            (110)
          Accounts payable and
            accrued expenses                      1,194             (530)            (153)           1,122
                                             ----------       ----------       ----------       ----------

              Net cash used in
                operating activities             (2,728)          (3,185)          (1,969)          (1,535)
                                             ----------       ----------       ----------       ----------

Cash flows from investing activities:
  Purchase of property and equipment               (360)            (454)            (280)            (182)
  Proceeds from sale of property and
    equipment                                        20             --               --               --
                                             ----------       ----------       ----------       ----------

              Net cash used in
                investing activities               (340)            (454)            (280)            (182)
                                             ----------       ----------       ----------       ----------


                                   (Continued)

                        NATURAL GAS VEHICLE SYSTEMS, INC.
                                 AND SUBSIDIARY

                Consolidated Statements of Cash Flows, Continued

                                 (In thousands)


                                               Year ended December 31,           Six months ended June 30,
                                             ---------------------------       ---------------------------
                                                1994             1995             1995             1996
                                             ----------       ----------       ----------       ----------
                                                                                      (Unaudited)
Cash flows from financing activities:
  Proceeds from sale of common stock         $      385       $    3,515       $    2,500       $       42
  Proceeds from issuance of notes
    payable to related parties                    2,225              821              441            1,064
  Proceeds from issuance of note
    payable to third party                         --               --               --                600
  Borrowings from bank                              245             --               --               --
  Payment on term debt                             (100)            (100)             (50)             (50)
  Payment on long-term debt to
    related parties                                 (40)            (375)            (310)            --
  Fees paid for conversion of notes
    payable to related parties into
    common stock                                   --               (211)            (177)            --
                                             ----------       ----------       ----------       ----------

              Net cash provided by
                financing activities              2,715            3,650            2,404            1,656
                                             ----------       ----------       ----------       ----------

              Net increase
                (decrease) in cash                 (353)              11              155              (61)

Cash at beginning of period                         403               50               50               61
                                             ----------       ----------       ----------       ----------

Cash at end of period                        $       50       $       61       $      205       $     --
                                             ==========       ==========       ==========       ==========

Supplemental disclosures of cash flow
  information:
    Cash paid during the period for
      interest                               $       49       $      448       $      295       $      127
    Cash paid during the period for
      taxes                                        --               --               --               --
                                             ==========       ==========       ==========       ==========


Supplemental disclosure of noncash financing activities:
  During the year ended December 31, 1995, $5,357,000 of related party indebtedness owed by the Company was canceled and exchanged for common stock; $710,000 of interest (of which $338,000 was accrued at December 31, 1994) was also canceled and exchanged for common stock and $105,000 of deferred compensation owed to an officer and shareholder of the Company was converted into common stock. A rate of $9 per share was used to carry out all conversions. Financing fees of $211,000 were incurred in the conversion of this debt.


See accompanying notes to consolidated financial statements.

                        NATURAL GAS VEHICLE SYSTEMS, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  December 31, 1994 and 1995 and June 30, 1996


(1)  Summary of Significant Accounting Policies and Practices

     Business

     Natural Gas Vehicle Systems, Inc. and subsidiary (the Company) is the leading United States manufacturer and distributor of fuel storage systems for use on-board natural gas vehicles. The Company currently manufactures and distributes a variety of aluminum and composite cylinder products. The Company also has an investment in a regional technology center which converts vehicles to operate on compressed natural gas.

     Liquidity and Going Concern

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations and expects to continue to incur losses for the foreseeable future due to significant costs incurred in connection with manufacturing and marketing its products. Management is currently seeking additional financing from outside sources. However, there can be no assurance that such financing will be obtained. Success of future operations is dependent upon, among other things, the Company's ability to obtain further financing. The Company is subject to all of the risks inherent in new business enterprises and the likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business. These matters raise substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

     Principles of Consolidation

     The consolidated financial statements include the accounts of Natural Gas Vehicle Systems, Inc. (NGVSI), its wholly owned subsidiary, and NGV Development Company, Inc. (NGVD). All significant intercompany balances and transactions have been eliminated.

     Investment in Joint Venture

     Investments in joint ventures, which ownership interests range from 20% to 50% and in which the Company exercises significant influence over operating and financial policies, are accounted for using the equity method. The Company's investments are increased or decreased by the Company's share of earnings or losses, respectively, less dividends received.

     Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market.

                        NATURAL GAS VEHICLE SYSTEMS, INC.
                                 AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued


     Concentration of Credit Risk

     The Company sells fuel storage systems to customers primarily located in the United States and extends credit based on an evaluation of the customers' financial conditions, generally without requiring collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

     As of and for the six-month period ended June 30, 1996, one customer, GFI Control Systems, Inc., represented 45% of consolidated revenues and 76% of the Company's accounts receivable balance.

     Property and Equipment

     Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets as follows:

               Machinery and equipment            5 to 15 years
               Furniture and fixtures             3 to 5 years
               Tools and dies                     5 years
               Leasehold improvements             Shorter of estimated useful
                                                    life or lease term
               Trucks                             3 to 5 years

     Income Taxes

     The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred income taxes reflect the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Changes in tax rates and laws are reflected in earnings in the period such changes are enacted.

     Research and Development

     Research and development costs are expensed as incurred.

     Financial Instruments

     The estimated fair values of cash, restricted cash, due to related parties, notes payable to banks, notes payable to third party, notes payable to related parties and term debt approximate their carrying value. Rates currently available to the bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt and notes payable.

                        NATURAL GAS VEHICLE SYSTEMS, INC.
                                 AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued


     Computation of Net Loss per Share

     Net loss per share is calculated using the weighted average number of shares outstanding. Common equivalent shares from stock options and warrants are included in the computation as their effect on the share calculation is dilutive.

     Pursuant to the requirements of the Securities and Exchange Commission, common stock, stock options and warrants issued by the Company during the twelve months immediately preceding the filing of an initial public offering have been included in the calculation of the weighted average shares outstanding as if they were outstanding for all periods presented using the treasury stock method.

     Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

     Interim Financial Data (Unaudited)

     The unaudited consolidated financial statements for the six months ended June 30, 1995 and 1996 have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations in accordance with generally accepted accounting principles.

     Stock-Based Compensation

     In October 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 encourages a new method of recognizing stock-based compensation expense using the estimated fair value of employee stock options. Alternatively, companies may choose to retain the current approach set forth in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and provide expanded footnote disclosure. The statement is effective for the Company's fiscal year ended December 31, 1996. The Company does not plan to use the fair-value method when it adopts the pronouncement.

(2)  Restricted Cash

     During the periods ended December 31, 1995 and June 30, 1996, deposits were made with a bank, and certificates of deposit obtained for amounts of $350,000 and $600,000, respectively. The Company obtained the funds through promissory notes issued from the Company to related parties. These certificates of deposit were used as collateral for letters of credit issued by the bank to one of NGVSI's key suppliers.

                        NATURAL GAS VEHICLE SYSTEMS, INC.
                                 AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued

(3)  Restructuring Charge

     During 1994, the Company implemented a plan to consolidate facilities and reorganize its operations. As a result, the Company recorded a one-time restructuring charge of $482,000 related to severance and relocation costs and the disposal of certain equipment, of which $300,000 was accrued for the settlement of these costs at December 31, 1994. At June 30, 1996, all costs had been settled and there was no remaining accrual.

     In December 1995, the Company's Board of Directors approved management's plan to dispose of the Company's interest in two joint ventures, NGV Southeast Technology Center and NGV Technology Center, LLP. Accordingly, the Company has recorded a provision of $299,000 to wind down the joint venture operations.

(4)  Inventories (In Thousands)

                                             December 31,        June 30,
                                                1995               1996
                                             -----------        -----------
                                                                (Unaudited)

          Raw materials                      $      376          $      838
          Work in process                           154                  10
          Finished goods                            474                 268
                                             ----------          ----------
                                             $    1,004          $    1,116
                                             ==========          ==========

(5)  Property and Equipment (In Thousands)

                                             December 31,         June 30,
                                                1995                1996
                                             ------------        -----------
                                                                 (Unaudited)

          Machinery and equipment            $    4,336          $    4,464
          Furniture and fixtures                    265                 319
          Tools and dies                            327                 327
          Leasehold improvements                    235                 236
          Vehicles                                   17                  16
                                             ----------          ----------
                                                  5,180               5,362

          Less accumulated depreciation and
            amortization                         (2,100)             (2,373)
                                             ----------          ----------

                                             $    3,080          $    2,989
                                             ===========         ==========

                        NATURAL GAS VEHICLE SYSTEMS, INC.
                                 AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued

(6)  Investments in Joint Ventures

     Investments carried at equity and the percentage interest owned consist of the following joint ventures:

                                             December 31,         June 30,
                                            1994 and 1995           1996
                                             ----------          ----------
                                                                (Unaudited)
           NGV Technology Center, LLP          50.00%              50.00%
           NGV Ecotrans Technology Center      50.00               35.00
           NGV Southeast Technology Center     33.33                 --
                                             ==========          ==========

     During the six months ended June 30, 1996, the Company disposed of its ownership interests in NGV Southeast Technology Center and reduced its ownership interest in NGV Ecotrans Technology Center.

     Summarized financial information of the unconsolidated joint ventures is presented below (in thousands):


                           Years ended December 31,    Six months ended June 30,
      Combined Results     ------------------------    -------------------------
       of Operations        1994          1995            1995          1996
                           -------       -------         -------       -------
                                                              (Unaudited)
     Revenues              $ 5,089       $ 6,643         $ 3,948       $ 1,885
     Operating loss         (1,885)         (795)           (267)         (333)
     Net loss               (1,911)         (824)           (288)         (326)
                           =======       =======         =======       =======


                                                      December 31,   June 30,
           Combined Financial Position                    1995         1996
                                                      ------------  -----------
                                                                    (Unaudited)

          Total assets                                 $    3,166   $    2,246
          Total liabilities                                 1,438          971
          Partners' equity                                  1,728        1,275
                                                       ==========   ==========

(7)  Accounts Payable and Accrued Expenses (In Thousands)

                                                     December 31,     June 30,
                                                         1995           1996
                                                     ------------   -----------
                                                                    (Unaudited)

          Accounts payable                             $    1,046   $    1,408
          Amounts due to GFI Control Systems, Inc.            112          828
          Other accrued expenses                              577          623
                                                       ----------   ----------
                                                       $    1,735   $    2,859
                                                       ==========   ==========

                        NATURAL GAS VEHICLE SYSTEMS, INC.
                                 AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued

(8)  Notes Payable to Bank

     The Company has a credit agreement with its bank that provides for a revolving line of credit of $245,000 collateralized by a $250,000 standby letter of credit provided by a shareholder. Borrowings under the revolving line of credit bear interest at prime rate (prime rate was 8.25% at June 30, 1996). At December 31, 1995 and June 30, 1996, there were outstanding borrowings under the line of credit of $245,000. As part of the credit agreement, the Company granted warrants to its bank. Such warrants are exercisable into 32,000 shares of preferred stock at $5 per share and 6,734 shares of common stock at $11.88 per share. The warrants expire in August 1997. The value of the warrants was not considered material when issued. The credit agreement expires on September 30, 1996.

(9)  Notes Payable to Third Party

     The Company has a promissory note of $600,000 at June 30, 1996 with an investor, bearing interest at 12% per annum, due on November 30, 1996. The promissory note is secured by certain equipment of the Company.

(10) Related Party Transactions

     Notes Payable

     The Company is affiliated with certain entities through common ownership. The Company's notes payable (all current) are as follows (in thousands):

                                                                 December 31,   June 30,
                                                                     1995         1996
                                                                 ------------ -----------
                                                                              (Unaudited)
  Promissory note to Equitable Resources Energy Company,
     bearing annual interest at 10%, due on demand               $       50   $       50
  Promissory note to Caithness/NCF Limited Partners,
     bearing annual interest at 10%, due on demand
     and secured by substantially all of the assets
     of the Company.                                                    250          250
  Promissory note to Southern Union, bearing interest at
     prime rate, due on demand                                           13         --
  Promissory note to Caithness Corporation, bearing
     interest at prime rate plus 2%, due on demand                     --            600
  Promissory note to Clock Spring Inc., bearing interest at
     prime rate plus 3%, due on demand                                 --            300
  Promissory note to directors, bearing interest at 11%, due
     on demand                                                         --            177
                                                                 ----------   ----------
                                                                 $      313   $    1,377
                                                                 ==========   ==========

     The prime rate was 8.25% at June 30, 1996.

     On May 31, 1995, debt of $3,225,000 outstanding at December 31, 1994 was canceled and exchanged for common stock at a rate of $9 per share of common stock, less financing fees of $111,000. In addition, associated interest totaling $462,000 was converted into shares at the same rate, less financing fees of $16,000.

                        NATURAL GAS VEHICLE SYSTEMS, INC.
                                 AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued

     On December 31, 1995, debt of $2,132,000 outstanding at December 31, 1994 was canceled and exchanged for common stock at a rate of $9 per share of common stock, less financing fees of $75,000. In addition, associated interest totaling $249,000 was converted into shares at the same rate, less financing fees of $9,000.

     Sales to Joint Ventures

     Sales to joint ventures consist of the following (in thousands):

                             Years ended December 31,  Six months ended June 30,
                             ------------------------  -------------------------
                                1994         1995         1995         1996
                             ----------   ----------   ----------   ----------
                                                             (Unaudited)
     NGVTC                   $      110   $       91   $       76   $     --
     NGV Ecotrans                   707          375          260          112
     NGV Southeast                  523          383          241           88
                             ----------   ----------   ----------   ----------
                             $    1,340   $      849   $      577   $      200
                             ==========   ==========   ==========   ==========

     Other

     The Company paid certain fees to shareholders and employees under established royalty agreements. Royalties paid for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996 totaled approximately $186,000, $207,000 and $70,000, respectively.

(11) Income Taxes

     Due to the Company's net operating losses, there is no income tax benefit or expense for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1995 and 1996.

     The components of the net deferred tax consist of the following (in thousands):

                                                       December 31,
                                                   --------------------
                                                     1994        1995
                                                   --------    --------
        Deferred tax assets:
          Allowance for bad debts                  $     96    $     46
          Inventory                                      74          51
          Accumulated depreciation                      490         444
          Accrued compensation                          146           8
          Other accruals                                131          45
          Net operating loss carryforwards            5,592       7,480
                                                   --------    --------
                    Total deferred tax assets         6,529       8,074

          Valuation allowance                        (6,529)     (8,074)
                                                   --------    --------
                    Net deferred tax asset         $   --      $   --
                                                   ========    ========

                        NATURAL GAS VEHICLE SYSTEMS, INC.
                                 AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued

     The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. Management evaluates on a quarterly basis the recoverability of the deferred tax assets and the level of the valuation allowance. At such time as it is determined that it is more likely than not that deferred tax assets are realizable, the valuation allowance will be reduced.

     The Company's effective tax rate differs from the statutory Federal income tax rate as shown in the following schedule:

                                                      Years ended December 31,
                                                    ----------------------------
                                                           1994         1995
                                                         --------     --------
          Income tax benefit at statutory rate                (34)%        (34)%
          Losses carried forward to future periods             34           34
                                                         --------     --------

                    Effective tax rate                        -- %         -- %
                                                         ========     ========

     At December 31, 1995, the Company had net operating loss carryforwards of approximately $17,000,000 expiring through 2010. The ultimate realization of the net operating loss carryforward will be subject to certain limitations due to any changes in the Company's ownership and will be dependent upon the Company attaining future taxable earnings.

     If certain substantial changes in the Company's ownership should occur, there would be an annual limitation on the amount of the tax loss carryforward that can be utilized, which could result in a part of such losses expiring before they are used.

(12) Shareholders' Equity

     Preference, Preferred and Common Stock

     The holders of preference stock shall have the same rights and privileges as the holders of common stock, except that in case of the dissolution or liquidation of the Company, the holders of preference stock shall be entitled to receive payment of the par value (preference stock, $5 par value) thereof from the Company's assets remaining after paying the debts and liabilities of the Company, before any payment or other distribution shall be made to the holders of common stock. The holders of preferred stock shall have such rights and privileges as shall be determined by the Board of Directors and filed as a Certificate of Designation with the Delaware Secretary of State prior to the issuance of such preferred stock in one or more series. As of December 31, 1995 and June 30, 1996, no shares of preference or preferred stock were outstanding.

     Stock Option Plan

     The Company has a nonqualified stock option plan for key employees, including directors and executive officers of the Company. The exercise price of the options is established at the discretion of a Committee of the Board of Directors, provided that it may not be less than estimated fair value at the time of grant. The plan provides that the options are exercisable based on vesting schedules, generally over a five-year period. The options expire ten years from the date of grant.

                        NATURAL GAS VEHICLE SYSTEMS, INC.
                                 AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued

     The following table summarizes all activity under the Stock Option Plan:

                                                       Stock     Exercise price
                                                      Options      per share
                                                     ----------  ---------------
          Outstanding at December 31, 1993               68,335    $ 18.00
               Granted                                   66,666      18.00
               Exercised                                   --
               Canceled                                 (11,333)     18.00
                                                     ----------
          Outstanding at December 31, 1994              123,668      18.00
               Granted                                   83,333       9.00
               Exercised                                   --
               Canceled                                 (27,834)      9.00-18.00
                                                     ----------
          Outstanding at December 31, 1995              179,167       9.00-18.00
               Granted                                     --
               Exercised                                   --
               Canceled                                  (2,000)      9.00
                                                     ----------
          Outstanding at June 30, 1996 (unaudited)      177,167       9.00-18.00
                                                     ==========    =============

     Warrants

     As part of the credit agreement described in note 8, the Company granted warrants to its bank. Such warrants are exercisable into 32,000 shares of preferred stock at $5 per share and 6,734 shares of common stock at $11.88 per share. The warrants expire in August 1997.

     The Hanseatic Corporation, a related party, has warrants to purchase 49,020 shares of common stock at $10.20 per share. The warrants are subject to certain adjustments.

     As part of a credit agreement, the Company granted warrants to an investor. Such warrants are exercisable into 100,000 shares of common stock at $3.00 per share. The value of the warrants was not considered material when issued.

(13) 401(k) Plan

     The Company has a retirement plan under Section 401(k) of the Internal Revenue Code (the Plan). The terms of the Plan provide that employees over 21 years of age who were employed as of August 1, 1992 shall be eligible to participate in the Plan. All employees who are hired after August 1, 1992 shall be eligible to participate in the Plan if they are over 21 years of age and have completed three consecutive months of eligible service during which the employee has 250 or more hours of service or one year of eligible service. The Company made no contributions to the Plan during the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996.

                        NATURAL GAS VEHICLE SYSTEMS, INC.
                                 AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued

(14) Deferred Compensation

     The Company deferred a certain percentage of compensation to its key employees beginning September 18, 1993 and ceased deferring such compensation in November 1994, except for officers of the Company. During 1995, $228,000 of deferred compensation was repaid and $105,000 was converted into shares of the Company's common stock at $9 per share. As of December 31, 1995 and June 30, 1996, deferred compensation was $18,000, which is included in accrued expenses in the consolidated balance sheets.

(15) Commitments and Contingencies

     The Company leases its facilities and various office equipment under operating leases which expire through May 1998.

     Future minimum rental commitments under these operating leases are summarized as follows:

               Year ending December 31:
                    1996                     $    214,000
                    1997                           25,000
                    1998                            9,000
                                             ------------
                                             $    248,000
                                             ============

     Rent expense incurred by the Company totaled approximately $378,000, $223,000, $118,000 and $105,000 during the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996 and 1996, respectively.

     The Company is from time to time involved in routine legal matters incidental to its businesses. In the opinion of the Company, the resolution of such matters will not have a material effect on its financial condition or results of operations.

(16) Major Customers

     The Company operates in one business, compressed natural gas cylinder sales. The joint ventures (note 6) are engaged in technology center operations. The combined results of operations and financial position of the unconsolidated joint ventures are disclosed in note 6.

     During the year ended December 31, 1994, two customers, NGV Ecotrans (joint venture) and Transtar, represented 14% and 13% of net sales, respectively. During the year ended December 31, 1995 and the six months ended June 30, 1996, two customers, GFI Control Systems, Inc. and Blue Bird Body Company, represented 45% and 22% and 18% and 12% of net sales, respectively.

                        NATURAL GAS VEHICLE SYSTEMS, INC.
                                 AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued

(17) Subsequent Events (Unaudited)

     Stock Split

     On October 10, 1996, the Board of Directors authorized a one-for-three reverse stock split of the Company's common stock, which subsequently was approved by the shareholders. All references in the consolidated financial statements to the number of common shares and per share amounts have been retroactively restated to reflect the decreased number of common shares outstanding.

     Bridge Financing

     In July 1996, the Company received $400,000 from an investor (note 9) in exchange for: (i) a promissory note for $400,000 bearing interest at 12% per annum, due on November 30, 1996; (ii) warrants exercisable into 100,000 shares of common stock at $3 per share; and (iii) a consulting fee payable in the amount of $3,000 per month as long as the Company has an unpaid balance related to the $400,000 promissory note and the $600,000 note (note
     9).  This note is secured by certain machinery.

     In September 1996, the Company completed a bridge financing of one unit consisting of (i) 13,889 shares of the Company's common stock and (ii) a two-year $100,000 unsecured promissory note bearing interest at the rate of 12% per annum, including a detachable two-year warrant to purchase that number of shares of common stock equal to $20,000 divided by the higher of
     (a) the initial public offering price per share of common stock (IPO Price) at an exercise price equal to the IPO Price or (b) $5.00 at an exercise price of $5.00.

================================================================================

      No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof.

                                 ______________

                                TABLE OF CONTENTS
                                                                          Page
                                                                          ----
Prospectus Summary....................................................      3
Risk Factors..........................................................      8
The Company...........................................................     16
Use of Proceeds.......................................................     16
Dividend Policy.......................................................     17
Capitalization........................................................     18
Dilution..............................................................     19
Selected Consolidated Financial Data..................................     20
Management's Discussion and Analysis of
   Financial Condition and
   Results of Operations..............................................     22
Business..............................................................     27
Management............................................................     42
Principal Stockholders................................................     49
Certain Transactions..................................................     51
Description of Capital Stock..........................................     53
Shares Eligible for Future Sale.......................................     56
Underwriting..........................................................     57
Legal Matters.........................................................     58
Experts...............................................................     59
Additional Information................................................     59
Index to Financial Statements.........................................    F-1
                                 ______________

Until ________, 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligations of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

================================================================================


                                1,500,000 Shares

                              NATURAL GAS VEHICLE
                                 SYSTEMS, INC.


                                  Common Stock


                                   ----------
                                   PROSPECTUS
                                   ----------


                            Commonwealth Associates

                              ______________, 1996


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article Seven of the Registrant's Certificate of Incorporation and Article IX, Section 1 of the Registrant's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. Reference is also made to Section __ of the Form of Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities. In addition, the Registrant intends to purchase directors' and officers' liability insurance after the completion of this Offering.

Item 25. Other Expenses of Issuance and Distribution.

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq listing fee.

      SEC Registration Fee ..................................... $     3,920.45
      NASD Filing Fee ..........................................       1,793.75
      Nasdaq Listing Fee .......................................      15,000.00
      Printing Costs ...........................................      90,000.00
      Legal Fees and Expenses ..................................     200,000.00
      Accounting Fees and Expenses .............................     100,000.00
      Blue Sky Fees and Expenses ...............................      25,000.00
      Transfer Agent and Registrar Fees ........................      10,000.00
      Miscellaneous ............................................       4,285.80
                                                                 --------------
             Total ............................................. $   450,000.00
                                                                 ==============
----------

Item 26. Recent Sales of Unregistered Securities.

      (a) Since October 1993, the Registrant has issued and sold (without payment of any selling commission to any person) the following unregistered securities:

            1. On September 12, 1996, the Registrant sold 13,889 shares of common stock, $.01 par value ("Common Stock"), to Green Fuels, Inc. and issued to the same private investor a warrant to purchase that number of shares of Common Stock equal to $20,000 divided by the higher of (a) the initial public offering price per share of Common Stock in an initial public offering of Common Stock by the Registrant or (b) $5.00.

            2. On July 10, 1996, the Registrant issued 18,008 shares of Common Stock to Clock Spring, Inc. in exchange for cancellation of indebtedness of $162,069.

            3. On June 3, 1996, the Registrant issued 2,681 shares of Common Stock to Caithness/NCF, L.P. in exchange for cancellation of indebtedness of $24,126.

            4. On April 3, 1996, the Registrant issued 18,008 and 166,369 shares of Common Stock to Clock Spring, Inc. and Caithness Composites, Inc., respectively, in exchange for cancellation of indebtedness of $162,069 and $1,497,318, respectively.

            5. On January 2, 1996, the Registrant sold 2,000 shares of Common Stock to Peter Stern for an aggregate cash consideration of $18,000.

            6. On December 31, 1995, the Registrant issued 139,559 shares of Common Stock to Caithness/NCF, L.P. in exchange for cancellation of indebtedness of $1,256,025.

            7. On December 29, 1995, the Registrant sold 5,000 and 667 shares of Common Stock to Howard T. Phelan and John R. Bacon, respectively, for an aggregate cash consideration of $45,000 and $6,000, respectively.

            8. On December 4, 1995, the Registrant issued 34,334 shares of Common Stock to Hanseatic Corporation in exchange for cancellation of indebtedness of $309,000.

            9. On December 1, 1995, the Registrant sold 223 shares of Common Stock to L.S. Reed Revocable Management Trust for an aggregate cash consideration of $2,000.

            10. On May 31, 1995, the Registrant sold an aggregate of 129,238 shares of Common Stock to seven private investors (including Howard T. Phelan and Mr. and Mrs. Alan D. Pesky) for an aggregate cash consideration of $1,135,000.

            11. On May 31, 1995, the Registrant issued 255,608, 145,747 and 166,667 shares of Common Stock to Amoco Oil Company, Hanseatic Corporation and EQT Capital Corporation in exchange for cancellation of indebtedness of $2,300,472, $1,311,723 and $1,500,000, respectively.

            12. On December 21, 1994, the Registrant granted 6,667 shares of Common Stock to John R. Bacon as a signing bonus upon his commencement of employment with the Registrant.

            13. On June 22, 1994, the Registrant sold an aggregate of 3,125 shares of Common Stock to four private investors for an aggregate cash consideration of $75,000.

            14. On April 18, 1994, the Registrant sold 6,667 shares of Common Stock to Pilar International Corp. for an aggregate cash consideration of $160,000.

            15. On March 1, 1994, the Registrant sold 2,084 shares of Common Stock to L.S. Reed Revocable Management Trust for an aggregate cash consideration of $50,000.

            16. On December 7, 1993, the Registrant sold 4,167 shares of Common Stock to each of Little Moose Trust and Overlook Trust for an aggregate cash consideration of $100,000 each.

            17. On November 30, 1993, the Registrant sold 20,834 shares of Common Stock to Three Star Partners for an aggregate cash consideration of $500,000.

      (b) There were no underwriters, brokers or finders employed in connection with any of the transactions set forth in Item 26.

      (c) The issuances described in Item 26(a) were deemed exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

Item 27. Exhibits and Financial Statement Schedules.

      (a) Exhibits

1.1* Form of Underwriting Agreement between the Registrant and Commonwealth Associates ("Commonwealth").

3.1         Certificate of Incorporation of the Registrant, as amended.

3.2         By-Laws of the Registrant.

3.3 Form of Restated and Amended Certificate of Incorporation of the Registrant, to be filed and effective prior to the effectiveness of this Registration Statement.

4.1*        Specimen Common Stock Certificate.

4.2* Form of Representative's Warrant Agreement between the Registrant and Commonwealth (including form of Representative's Warrant).

4.3*        Form of Financial Advisory Agreement between the Registrant and
            Commonwealth.

5.1*        Opinion of Orrick, Herrington & Sutcliffe LLP.

10.1        Amended and Restated Natural Gas Vehicle Systems, Inc. Stock Option
            Plan.

10.2* Form of Natural Gas Vehicle Systems, Inc. 1996 Combined Incentive and Nonqualified Stock Option Plan.

10.3 Lease Agreement, dated August 23, 1989, by and between the Registrant and S.S.T. Properties, as amended.

10.4 Lease Agreement, dated January 19, 1995, by and between the Registrant and S.S.T. Properties.

10.5* Loan and Security Agreement, dated June 2, 1992, by and between the Registrant and Silicon Valley Bank, as amended.

10.6 Amended Cylinder License Agreement, dated as of May 25, 1993, by and among the Registrant, CNG Cylinder Corporation, Norman C. Fawley and NCF Industries, Inc.

10.7 Technology Transfer Agreement, dated February 23, 1993, by and among the Registrant, Alcoa Composites, Inc. and Audie L. Price.

10.8 Joint Venture Agreement, dated as of May 1, 1993, by and between Natural Gas Vehicle Development Company, Inc. and EcoTrans Aftermarket Corporation, as amended.

10.9*       Form of Employment Agreement between the Registrant and Howard T.
            Phelan.

10.10*      Form of Employment Agreement between the Registrant and John R.
            Bacon.

10.11 Loan and Security Agreement, dated as of March 8, 1996, by and between the Registrant and Caithness Corporation, as amended.

10.12 Loan and Security Agreement, dated as of April 4, 1996, by and between the Registrant and Paul S. Dopp, as amended.

10.13 Loan and Security Agreement, dated as of July 1, 1996, by and between the Registrant and Paul S. Dopp.

10.14 $100,000 Promissory Note, dated September 12, 1996, executed by the Registrant in favor of Green Fuels, Inc.

10.15 Common Stock Purchase Warrant, dated September 12, 1996, issued by the Registrant to Green Fuels, Inc.

10.16 $50,000 Promissory Note, dated June 24, 1996, executed by the Registrant in favor of Clock Spring Company.

10.17 $50,000 Promissory Note, dated January 12, 1996, executed by the Registrant in favor of W. Murray Buttner.

10.18 $100,000 Promissory Note, dated January 30, 1996, executed by the Registrant in favor of W. Murray Buttner.

21.1        Subsidiaries of the Registrant.

23.1        Consent of Orrick, Herrington & Sutcliffe (included in Exhibit 5.1).

23.2        Consent of KPMG Peat Marwick LLP, Independent Auditors.

24          Power of Attorney (included on page II-6).

27.1        Financial Data Schedule.

* To be filed by amendment.

      (b)  Financial Statement Schedules

                  Not Applicable.

Item 28. Undertakings.

      The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 14th day of October, 1996.

                                    NATURAL GAS VEHICLE SYSTEMS, INC.


                                    By:   /s/ Howard T. Phelan
                                         ---------------------
                                        Howard T. Phelan
                                        Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENT, that the persons whose signatures appear below each severally constitutes and appoints Howard T. Phelan and John
R. Bacon, and each of them, as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them in their name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

            Signature                Title                          Date
            ---------                -----                          ----

                             Chairman of the Board            October 14, 1996
                            of Directors and Chief
   /s/ Howard T. Phelan        Executive Officer
--------------------------  (Principal Executive Officer)
      Howard T. Phelan



   /s/ Martin B. Richards   Vice President and Chief          October 14, 1996
--------------------------  Financial Officer (Principal
      Martin B. Richards    Financial and Accounting
                                   Officer)



  /s/ John R. Bacon         President, Chief Operating        October 14, 1996
--------------------------  Officer and a Director
      John R. Bacon

  /s/ Paul A. Biddelman            Director                   October 14, 1996
--------------------------
      Paul A. Biddelman


  /s/ James D. Bishop, Jr.         Director                   October 14, 1996
--------------------------
      James D. Bishop, Jr.

   /s/ R. Terry Botruff            Director                   October 14, 1996
--------------------------
      R. Terry Botruff


   /s/ W. Murray Buttner           Director                   October 14, 1996
--------------------------
      W. Murray Buttner


   /s/ Ernest L. Daman             Director                   October 14, 1996
--------------------------
      Ernest L. Daman


   /s/ Helmut Korte                Director                   October 14, 1996
--------------------------
      Helmut Korte


   /s/ Dan C. Eaton                Director                   October 14, 1996
--------------------------
      Dan C. Eaton


   /s/ Alan D. Pesky               Director                   October 14, 1996
--------------------------
      Alan D. Pesky